UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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3M Company

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2020

Notice of Annual Meeting & Proxy Statement

8:30 a.m., Central Daylight Time
Tuesday, May 12, 2020

Archer Hotel
3121 Palm Way
Austin, Texas 78758

A letter to our shareholders

Dear Shareholder:

I am pleased to invite you to attend 3M’s Annual Meeting of Shareholders, which will be held on Tuesday, May 12, 2020, at 8:30 a.m., Central Daylight Time at the Archer Hotel, 3121 Palm Way, Austin, Texas. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement. I will report on Company operations and discuss our future plans. There will also be time for your questions and comments.

I sincerely hope you will be able to join us at the Annual Meeting. For information on how to attend the Annual Meeting, or listen to the live webcast, please read “Annual Meeting Admission” on page 95 of the accompanying Proxy Statement. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote your proxy on the Internet, by telephone, or, if this Proxy Statement was mailed to you, by completing and mailing the enclosed traditional proxy card. Please review the instructions on the proxy card or the electronic proxy material delivery notice regarding each of these voting options.

Thank you for your ongoing support of 3M.

Sincerely,

March 25, 2020

Michael F. Roman Chairman of the Board, President and Chief Executive Officer

2	3M Company

Notice of 2020 Annual Meeting of Shareholders

Items of business

Board Recommendation
1.	Elect the eleven directors identified in the Proxy Statement, each for a term of one year.	“FOR”
2.	Ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm for 2020.	“FOR”
3.	Approve, on an advisory basis, the compensation of our Named Executive Officers.	“FOR”
4.	Shareholder proposal on setting target amounts for CEO compensation, if properly presented at the meeting.	“AGAINST”
5.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Record date

You are entitled to vote if you were a shareholder of record at the close of business on Tuesday, March 17, 2020.

Adjournments and postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Annual report

Our 2019 Annual Report, which is not part of the proxy soliciting materials, is enclosed if the proxy materials were mailed to you. The Annual Report is accessible on the Internet by visiting www.proxyvote.com, if you have received the Notice of Internet Availability of Proxy Materials, or previously consented to the electronic delivery of proxy materials.

By Order of the Board of Directors,

Ivan K. Fong

Senior Vice President, General Counsel and Secretary

3M Company

3M Center, St. Paul, Minnesota 55144

Important Notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 12, 2020.

The Notice of Annual Meeting, Proxy Statement, and 2019 Annual Report are available at www.proxyvote.com. Enter the 16-digit control number located in the box next to the arrow on the Notice of Internet Availability of Proxy Materials or proxy card to view these materials.

THIS PROXY STATEMENT AND PROXY CARD, OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, ARE BEING DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT MARCH 25, 2020.

Time and Date 8:30 a.m., Central Daylight Time Tuesday, May 12, 2020

Place Archer Hotel, 3121 Palm Way Austin, TX 78758

How to vote

Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in this Proxy Statement or filling in, signing, dating, and promptly mailing a proxy card.

By Telephone In the U.S. or Canada, you can vote your shares toll-free by calling 1-800-690-6903.

By Internet You can vote your shares online at www.proxyvote.com.

By Mail You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

Attending the meeting

If you wish to attend the Annual Meeting in person, you will need to RSVP and print your admission ticket at www.proxyvote.com. An admission ticket together with a valid government issued photo identification must be presented in order to be admitted to the Annual Meeting. Please refer to the section entitled “Annual Meeting Admission” on page 95 of the Proxy Statement for further details.

We are actively monitoring the coronavirus (COVID-19) situation. In the event it is not possible or advisable to hold our Annual Meeting in person,we will publicly announce, as soon as practicable before the meeting, a determination to hold the meeting solely by means of remote communication online. In that event,you or your proxyholder could participate,vote and examine the list of shareholders of record by accessing a designated website using your 16-digit control number. Please monitor our investor relations website at https://investors.3m.com for updated information.

2020 Proxy Statement	3

4	3M Company

2020 Proxy Statement	5

Proxy highlights

PROPOSAL 1

Elect the Eleven Directors Identified in this

Proxy Statement

•   Elect the eleven directors identified in this Proxy Statement, each for a term of one year.

•   Our nominees are distinguished leaders who bring a mix of skills and qualifications to the Board and can represent the interests of all shareholders.

“FOR” each nominee to the Board Page 13

Director nominees

		Director		3M Committees
Director Nominee and Occupation	Age	Since	Other Current Public Boards	A	C	N&G	STS
Thomas “Tony” K. Brown Independent Retired Group Vice President, Global Purchasing, Ford Motor Company	64	2013	• ConAgra Foods, Inc.
Pamela J. Craig Independent Retired Chief Financial Officer, Accenture plc	63	2019	• Merck & Co. • Progressive Corporation
David B. Dillon Independent Retired Chairman of the Board and Chief Executive Officer, The Kroger Co.	68	2015	• Union Pacific Corporation
Michael L. Eskew Independent Lead Director Retired Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc.	70	2003	• The Allstate Corporation • Eli Lilly and Company • International Business Machines Corporation (independent lead director)
Herbert L. Henkel Independent Retired Chairman of the Board and Chief Executive Officer, Ingersoll-Rand plc	71	2007	• Herc Holdings, Inc. (non-executive chair)
Amy E. Hood Independent Executive Vice President and Chief Financial Officer, Microsoft Corporation	48	2017
Muhtar Kent Independent Retired Chairman of the Board and Chief Executive Officer, The Coca-Cola Company	67	2013
Dambisa F. Moyo Independent Founder and CEO, Mildstorm, LLC	51	2018	• Chevron Corporation
Gregory R. Page Independent Retired Chairman of the Board and Chief Executive Officer, Cargill	68	2016	• Deere & Company • Eaton Corporation plc • Corteva, Inc. (non-executive chair)
Michael F. Roman Chairman of the Board, President and Chief Executive Officer, 3M Company	60	2018
Patricia A. Woertz Independent Retired Chairman of the Board and Chief Executive Officer, Archer-Daniels-Midland Company	67	2016	• The Procter & Gamble Company

Chair	A: Audit	N&G: Nominating and Governance
Member	C: Compensation	STS: Science, Technology & Sustainability

6	3M Company

Corporate governance highlights*

*	The “Corporate governance highlights” above reflect the Board’s current 12 directors and related information for 2019. One of them, Edward M. Liddy, is no longer eligible to stand for re-election as he has reached the mandatory retirement age.

The Qualifications and Attributes, and Demographic Background information below reflect the eleven Director Nominees for this Annual Meeting.

Qualifications and Attributes	Brown	Craig	Dillon	Eskew	Henkel	Hood	Kent	Moyo	Page	Roman	Woertz
Leadership	●	●	●	●	●	●	●	●	●	●	●
Manufacturing	●			●	●				●	●	●
Supply Chain	●		●	●	●		●		●	●	●
Technology		●	●	●	●	●		●		●	
Finance	●	●	●	●	●	●	●	●	●	●	●
Global	●	●		●	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●	●	●	●	●
Marketing			●	●	●	●	●	●	●		
Demographic Background											
Tenure (Years)	7	1	5	17	13	3	7	2	4	2	4
Age (Years)	64	63	68	70	71	48	67	51	68	60	67
Gender (Male/Female)	M	F	M	M	M	F	M	F	M	M	F
Race/Ethnicity											
African American/Black	●							●			
Caucasian/White		●	●	●	●	●	●		●	●	●

2020 Proxy Statement	7

DIRECTOR NOMINEES – DIVERSITY OF SKILLS AND EXPERIENCE

The Nominating and Governance Committee identifies, reviews, and recommends nominees to the Board for approval. The Committee seeks individuals with distinguished records of leadership and success and who will make substantial contributions to Board operations and effectively represent the interests of all shareholders. The Committee considers a wide range of factors and experiences, including ensuring an experienced, qualified Board with expertise in the following key areas most relevant to 3M. The numbers indicated in the diagram below represent the number of director nominees who the Committee believes possess each of the skills and experiences.

Leadership Significant leadership experience with understanding of complex global organizations, strategy, risk management, and how to drive change and growth.
Manufacturing As a vertically integrated Company, manufacturing experience is important to understanding the operations and capital needs of the Company.
Supply Chain Directors with expertise in the management of the upstream and downstream relationships with suppliers and customers provide important perspectives on achieving efficient operations.

Technology

As a diversified technology, science-based Company, directors with technology backgrounds understand 3M’s 51 technology platforms and the importance of investing in new technologies for future growth.

Finance

Financial metrics measures our performance. All directors must understand finance and financial reporting processes. All, but one, Audit Committee members qualify as “audit committee financial experts.”

Global Global business experience is critical to 3M’s international growth with 60 percent of sales from outside the U.S. in 2019.
Risk Management Directors with experience in risk management and oversight, including cybersecurity, play an important role in the Board’s oversight of risks.
Marketing Organic growth is one of 3M’s financial metrics and directors with marketing expertise provide important perspectives on developing new markets.

Significant corporate governance actions

We recently implemented several changes that demonstrate our ongoing commitment to strong corporate governance practices:

A new board committee

As we continually seek ways to improve corporate governance, our Board announced in November 2019 that it had established a new committee to strengthen oversight of the Company’s strategies related to research and development, commercialization, sustainability, environmental stewardship and other related activities. The Science, Technology & Sustainability Committee will help ensure 3M is building on its strong innovation capabilities while maintaining 3M’s high product stewardship standards. As a science-based company that relies on investments and capabilities in R&D, commercialization and sustainability for our success, this new Committee aligns with 3M’s strategic priorities and enables the Board greater focus and engagement on a critical element of our strategy.

8	3M Company

In addition to forming the Science, Technology & Sustainability Committee, the Board has ended the Finance Committee. The responsibilities of the Finance Committee will be undertaken by the Audit Committee and the full Board.

Board refreshment

We regularly add directors to infuse new ideas and fresh perspectives into the boardroom. Five out of the 10 independent director nominees standing for this year’s election have joined our Board within the past four years. In recruiting directors, we focus on how the experience and skill set of each individual complements those of their fellow directors to create a balanced board with diverse viewpoints and backgrounds, deep expertise, and strong leadership experience.

Shareholder outreach and engagement

Shareholder engagement is fundamental to our commitment to good governance and essential to maintaining our strong corporate governance practices. We engage regularly with our global investors to gain valuable insights into the governance issues about which they care most. We aim to seek a collaborative and mutually beneficial approach to issues of importance to investors that affect our business, and to ensure that our corporate governance practices remain industry-leading from their perspectives.

During 2019, members of senior management met with a cross-section of shareholders owning approximately 29 percent of our outstanding shares or approximately 42 percent of our institutional shareholders. The meetings included an overview of the Company and a discussion of the Company’s practices on corporate governance, including board refreshment and diversity, director evaluation, directors’ skills matrix, board leadership structure, as well as on strategic priorities, capital allocation and structure, environmental and social matters, sustainability, and company culture. In general, investors viewed the Company’s governance practices favorably, including the Board chairman transition, the mix of tenure and overall diversity, and the disclosure regarding the Directors’ skill sets and qualifications. The feedback from these meetings was shared with the Board of Directors and helped inform the Board on corporate governance practices and trends.

PROPOSAL 2

Ratification of the Appointment of Independent

Registered Public Accounting Firm for 2020

•   Ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm for 2020.

•   Based on its assessment of the qualifications and performance of PricewaterhouseCoopers LLP (“PwC”), the Audit Committee believes that it is in the best interests of the Company and its shareholders to retain PwC.

“FOR” Page 46

Executive compensation

PROPOSAL 3

Advisory Approval of Executive Compensation

•   Approve, on an advisory basis, the compensation of our Named Executive Officers.

•   Our executive compensation program appropriately aligns our executives’ compensation with the performance of the Company and its business units as well as their individual performance.

“FOR” Page 50

2020 Proxy Statement	9

Selected 2019 financial performance and business highlights

3M’s 2019 financial performance was achieved through disciplined execution, impacted by weakness in certain end markets (China, automotive, and electronics) and channel inventory adjustments. The table below reflects the Company’s performance against the key metrics underlying the Company’s performance share awards, both as determined in accordance with GAAP and as adjusted to better reflect the Compensation Committee’s view of the Company’s 2019 operating performance.

	Results Determined in Accordance with GAAP (to the Extent Applicable)	Results as Adjusted to Better Reflect the Compensation Committee’s view of the Company’s 2019 Operating Performance
Earnings Per Share Growth	-12.1%	-6.9%*
Organic Local Currency Sales Growth	-1.5%	-1.5%
Return on Invested Capital	17.5%*	22.9%*
Free Cash Flow Conversion	117.5%*	106.0%*
*	See Appendix A to this Proxy Statement for a reconciliation of earnings per share, operating margin performance, free cash flow and free cash flow conversion to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States, and the calculation of return on invested capital. See “Adjustments for certain special items” on page 60 below for additional information concerning the Committee’s general approach to adjustments.

Based on the Company’s financial performance and consistent with our pay-for-performance philosophy, the 2019 annual incentive payments that our Named Executive Officers received and their performance share accruals based on 2019 performance were below targeted levels. For additional information, see “Impact of company performance on incentive compensation and real pay delivery,” “2019 annual incentive” and “Performance share accruals based on 2019 performance” beginning on pages 53, 66 and 70, respectively. The stock, stock options and other long-term incentive compensation awards held by our Named Executive Officers throughout 2019 also decreased in value during the year with the decline in the market value of our shares.

Noteworthy accomplishments from January 1, 2019, through March 1, 2020, include the following:

•	Realigned our organizational structure and streamlined our global operating model around four new business groups to further align to customers and go-to-market models for improved growth, operating agility, and accountability;
•	Completed the acquisition of M*Modal to strengthen our Health Information Systems portfolio and complement organic growth;
•	Completed the acquisition of Acelity, Inc. to bolster our Medical Solutions business and support our growth strategy to offer comprehensive advanced and surgical wound care solutions;
•	Strengthened our portfolio going forward by completing the divestitures of our gas and flame detection business and advanced ballistics-protection business; and announced the divestiture of substantially all of the drug delivery business;
•	Awarded a total of 3,616 patents from patent offices around the world in 2019, including 700 patents granted to 3M by the United States Patent and Trademark Office, which brings to more than 121,000 the total number of patents awarded to 3M in its corporate history;
•	Established a new Board committee to provide oversight of the Company’s strategies related to research and development, commercialization, sustainability, environmental stewardship, and other related activities, which will help ensure that the Company is building on its strong innovation capabilities while maintaining the Company’s high product stewardship standards;
•	Over 100 consecutive years of paying dividends to shareholders and 62 consecutive years of annual increases;
•	Reported an all-time high free cash flow of $5.4 billion for 2019, up 10 percent over 2018;
•	Returned $4.7 billion to shareholders via dividends and gross share repurchases; and
•	Recognized by FORTUNE® magazine as one of the “World’s Most Admired Companies,” which 3M management believes is a recognition of our ability to create a foundation of trust with all of our stakeholders.

10	3M Company

Elements of target 2019 total direct compensation

The illustration below shows how the target Total Direct Compensation of the Named Executive Officers (excluding our former Executive Chairman) was apportioned among base salary, annual incentives, performance share awards and stock options for 2019.

Abbreviations: AIP = Annual incentive pay; PSAs = Performance share awards.

*	Numbers do not add to 100 percent due to rounding.
**	Amounts shown reflect the average apportionment for all Named Executive Officers other than Mr. Roman and Mr. Thulin. Including Mr. Thulin, the average apportionment for the other Named Executive Officers would be as follows: base salary — 18 percent; AIP — 18 percent; stock options — 29 percent; performance shares — 35 percent; and performance-based pay — 82 percent.

Compensation policies and practices

Our compensation program is designed to provide appropriate performance incentives and avoid compensation practices that do not promote the interests of our shareholders.

We do	We do not

Maintain a strong alignment between corporate performance and our executive officers’ compensation by having a majority of Total Direct Compensation consist of performance-based compensation.
Conduct an annual assessment for the purpose of identifying and mitigating significant economic and reputational risks in the design of our incentive compensation programs.
Have a comprehensive clawback policy that covers both cash and equity compensation and includes provisions addressing reputational and financial risk as well as risk management failures.
Use an independent compensation consultant retained by, and reporting directly to, the Compensation Committee.
Limit the number and amount of executive perquisites.
Prohibit our executive officers from hedging or pledging 3M common stock.
Maintain robust stock ownership guidelines applicable to all of our executive officers.
Conduct competitive benchmarking to align executive compensation with the market.

xHave employment or change in control agreements with any of our executive officers.
xProvide tax gross-ups on executive perquisites.
xHave agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any of our executive officers upon a change in control.
xPay dividends or dividend equivalents on unearned equity awards.
xReprice stock options without the approval of 3M shareholders, except for “anti-dilution” adjustments (such as adjustments in connection with a stock split, spinoff, etc.)

2020 Proxy Statement    11

Noteworthy compensation program actions since January 1, 2019

Since January 1, 2019, 3M and the Compensation Committee took the noteworthy actions described below as part of the Company’s executive compensation program.

•	Approved participation of all executive officers in the broad-based Annual Incentive Plan (as opposed to the Executive Annual Incentive Plan), effective for plan years beginning on or after January 1, 2020.
•	Recalculated the number of shares required to be beneficially owned by our executive officers in order to maintain compliance with our stock ownership guidelines, effective December 31, 2019.
•	Approved a new severance plan for certain U.S. executives (including the Named Executive Officers) to provide separation payments and benefits upon a qualifying termination of employment. Among other things, the new plan is intended to help support talent recruitment and retention objectives and provide a consistent approach to executive departures. For more information concerning the new severance plan, see “New severance plan” and “Rights and payments upon a qualifying termination under the severance plan” beginning on pages 61 and 85 of this Proxy Statement, respectively.

PROPOSAL 4

Shareholder Proposal on Setting Target Amounts

for CEO Compensation

•   Shareholder proposal on setting target amounts for CEO compensation, if properly presented at the meeting.

•   See the Board’s opposition statement.

“AGAINST” Page 90

12    3M Company

Corporate governance at 3M

PROPOSAL 1

Elect the Eleven Directors Identified in this Proxy Statement

•   Elect the eleven directors identified in this Proxy Statement, each for a term of one year.

•   Our nominees are distinguished leaders who bring a mix of skills and qualifications to the Board and can represent the interests of all shareholders.

At the 2020 Annual Meeting, eleven directors are to be elected to hold office until the 2021 Annual Meeting of Shareholders and until their successors have been elected and qualified. All nominees are presently 3M directors who were elected by shareholders at the 2019 Annual Meeting. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or retirement. Edward M. Liddy is no longer eligible to stand for re-election as he has reached the mandatory retirement age. We thank Mr. Liddy for his many contributions to the Board and to the Company.

The Nominating and Governance Committee reviewed the Board Membership Criteria (described on page 19) and the specific experience, qualifications, attributes, and skills of each nominee, including membership(s) on the boards of directors of other public companies. The following pages contain biographical and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes, and skills that are deemed most critical to 3M’s long-term success and led the Nominating and Governance Committee and the Board to determine that each nominee should serve as a director. In addition, the majority of our directors serve or have served on boards and board committees (including as committee chairs) of other public companies, which the Board believes provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

2020 Proxy Statement	13

Nominees for director

Age 64

Director since 2013

Other current directorships

•  ConAgra Foods, Inc.,

3M Board committee(s)

•  Audit

•  Nominating & Governance

Directorships within the past five years

•  Tower International, Inc.
(non-executive chair)

Thomas “Tony” K. Brown Independent

Retired Group Vice President, Global Purchasing, Ford Motor Company

Professional Highlights

Mr. Brown is the Retired Group Vice President, Global Purchasing, Ford Motor Company, a global automotive industry leader. Mr. Brown served in various leadership capacities in global purchasing since joining Ford in 1999. In 2008, he became Ford’s Group Vice President, Global Purchasing, with responsibility for approximately $90 billion of production and non-production procurement for Ford operations worldwide. He retired from Ford on August 1, 2013. From 1997 to 1999 he served in leadership positions at United Technologies Corporation, including its Vice President, Supply Management. From 1991 to 1997 he served as Executive Director, Purchasing and Transportation at QMS Inc. From 1976 to 1991 he served in various managerial roles at Digital Equipment Corporation.

Nominee Qualifications

Mr. Brown’s bachelor’s degree in business administration from American International College in Springfield, Massachusetts, his leadership roles, including his experience serving as a director of the public companies listed, and his knowledge of and extensive experiences in global purchasing, management, and supply chain at Ford Motor Company and other companies, qualify him to serve as a director of 3M.

Age 63

Director since 2019

Other current directorships

•  Merck & Co., Inc.

•  Progressive (Insurance) Corporation

3M Board committee(s)

•  Audit

•  Finance (until 11/12/2019)

•  Science, Technology & Sustainability (from 11/12/2019)

Directorships within the past five years

•  Akamai Technologies, Inc.

•  VMware, Inc.

•  Wal-Mart Stores, Inc.

Pamela J. Craig Independent

Retired Chief Financial Officer, Accenture plc

Professional Highlights

Ms. Craig is the Retired Chief Financial Officer, Accenture plc., a global management consulting, technology services and outsourcing company. She served as Accenture’s CFO from 2006 through 2013, following her many other leadership roles in line management, consulting and operations at Accenture during her 34 years with the company. She has a long track record of active involvement in charitable organizations, focused on education and on the advancement of women in business, including The Committee of 200, The Women’s Forum of New York, Junior Achievement of New Jersey, and the C200 Foundation. She chairs the Board of Comprehensive Development, Inc., a non-profit that provides academic and social service support to at-risk New York City high school students.

Nominee Qualifications

Ms. Craig’s bachelor’s degree from Smith College and M.B.A. degree from New York University Stern School, her decades of executive leadership roles and experiences at Accenture, including serving as its CFO, and her finance, management, business operations and services, global business, and technology expertise, her skills in financial, audit, compensation and governance matters, and her experiences as a director at the other public companies listed, qualify her to serve as a director of 3M.

14	3M Company

Age 68 Director since 2015 Other current directorships • Union Pacific Corporation 3M Board committee(s) • Audit (Chair) • Nominating & Governance Directorships within the past five years • DirecTV

David B. Dillon Independent

Retired Chairman of the Board and Chief Executive Officer, The Kroger Co.

Professional Highlights

Mr. Dillon is the Retired Chairman of the Board and Chief Executive Officer, The Kroger Co., a large retailer that operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the U.S. Mr. Dillon retired on December 31, 2014 as Chairman of the Board of Kroger, where he was Chairman since 2004 and was the Chief Executive Officer from 2003 through 2013. Mr. Dillon served as President of Kroger from 1995 to 2003 and was elected Executive Vice President in 1990. Mr. Dillon served as Director of the Kroger Co. from 1995 through 2014. Mr. Dillon began his retailing career at Dillon Companies, Inc. (later a subsidiary of The Kroger Co.) in 1976 and advanced through various management positions, including its President from 1986-1995.

Nominee Qualifications

Mr. Dillon’s bachelor’s degree in business from the University of Kansas and his law degree from Southern Methodist University, his leadership roles and experiences at The Kroger Co., including serving as Chairman of the Board and Chief Executive Officer, his knowledge of and extensive experiences in leading one of the world’s largest retailers, his experiences in Kroger’s successful $13 billion merger with Fred Meyer, Inc., his leadership in sustainability, his skills in financial and audit matters, and his experiences as a director at the public companies listed, qualify him to serve as a director of 3M.

Age 70

Director since 2003

Other current directorships

•  The Allstate Corporation

•  Eli Lilly and Company

•  International Business Machines Corporation (lead independent director)

3M Board committee(s)

•  Compensation (until 11/12/2019)

•  Nominating & Governance

Michael L. Eskew Independent

Retired Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc.

Professional Highlights

Mr. Eskew is the Retired Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc. (“UPS”), a provider of specialized transportation and logistics services. Mr. Eskew was appointed Executive Vice President in 1999 and Vice Chairman in 2000 before becoming Chairman and Chief Executive Officer of UPS in January 2002. He retired as Chairman of the Board and Chief Executive Officer at the end of 2007 but remained as a director of UPS until December 31, 2014.

Nominee Qualifications

Mr. Eskew’s bachelor’s degree in industrial engineering from Purdue University, his leadership roles and experiences at UPS, including serving as Chairman of the Board and Chief Executive Officer, his knowledge of and extensive experiences in global logistics, his skills in financial and audit matters, and his experiences as a director at the public companies listed, qualify him to serve as a director of 3M. Mr. Eskew is Lead Director.

2020 Proxy Statement	15

Age 71

Director since 2007

Other current directorships

•  Herc Holdings, Inc.
(non-executive chair)

3M Board committee(s)

•  Compensation (Chair)

•  Nominating & Governance
(until 11/12/2019)

•  Science, Technology & Sustainability (from 11/12/2019)

Directorships within the past five years

•  The Allstate Corporation

•  C. R. Bard, Inc.

•  Visteon Corporation

Herbert L. Henkel Independent

Retired Chairman of the Board and Chief Executive Officer, Ingersoll-Rand plc

Professional Highlights

Mr. Henkel is the Retired Chairman of the Board and Chief Executive Officer, Ingersoll-Rand plc, a manufacturer of industrial products and components. Mr. Henkel retired as Ingersoll-Rand’s Chief Executive Officer, a position he held since October 1999, on February 4, 2010, and retired as Chairman of the Board on June 3, 2010. Mr. Henkel served as President and Chief Operating Officer of Ingersoll-Rand from April 1999 to October 1999. Mr. Henkel served in various leadership roles at Textron, Inc., including its President and Chief Operating Officer from 1998-1999.

Nominee Qualifications

Mr. Henkel’s bachelor’s and master’s degrees in engineering from Polytechnic University of New York and M.B.A. from the Lubin School at Pace University, his leadership roles and experiences at Textron, Inc. and Ingersoll-Rand, including serving as Chairman of the Board and Chief Executive Officer of Ingersoll-Rand, his knowledge of and extensive experiences in engineering, manufacturing, management, sales and marketing in a variety of industries, his skills in financial and audit matters, and his experiences as a director at the public companies listed, qualify him to serve as a director of 3M.

Age 48 Director since 2017 Other current directorships • None 3M Board committee(s) • Compensation • Finance (until 11/12/2019) • Science, Technology & Sustainability (from 11/12/2019)

Amy E. Hood Independent

Executive Vice President and Chief Financial Officer, Microsoft Corporation

Professional Highlights

Ms. Hood is Executive Vice President and Chief Financial Officer of Microsoft Corporation, a worldwide provider of software, services and solutions. As chief financial officer, Ms. Hood is responsible for leading Microsoft’s worldwide finance organization, including acquisitions, treasury activities, tax planning, accounting and reporting, and internal audit and investor relations. Prior to this role, Ms. Hood was chief financial officer of Microsoft’s Business Division, responsible for the company’s productivity applications and services including Microsoft Office 365, Office, SharePoint, Exchange, Dynamics ERP and Dynamics CRM. During her time in the Business Division, Ms. Hood helped lead the transition to the company’s Office 365 service, and she was deeply involved in the strategy development and overall execution of the company’s successful acquisitions of Skype and Yammer. Ms. Hood joined Microsoft in 2002 and previously held positions in the Server and Tools Business as well as the corporate finance organization. Prior to 2002, she worked at Goldman Sachs & Co. in various investment banking and capital markets groups roles.

Nominee Qualifications

Ms. Hood’s bachelor’s degree in economics from Duke University and M.B.A. from Harvard University, her extensive leadership roles and experiences at Microsoft Corporation, especially in strategic business development, finance, and digitization, qualify her to serve as a director of 3M.

16	3M Company

Age 67

Director since 2013

Other current directorships

•  None

3M Board committee(s)

•  Compensation

•  Finance (Chair, until 11/12/2019)

•  Nominating & Governance (Chair, from 11/12/2019)

Directorships within the past five years

•  The Coca-Cola Company

Muhtar Kent Independent

Retired Chairman of the Board and Chief Executive Officer, The Coca-Cola Company

Professional Highlights

Mr. Kent is the Retired Chairman of the Board and Chief Executive Officer of The Coca-Cola Company, the world’s largest beverage company. Mr. Kent held the position of Chairman of the Board of The Coca-Cola Company from April 23, 2009, until his retirement on April 30, 2019. He held the position of Chief Executive Officer from July 1, 2008 until May 2017. From December 2006 through June 2008, Mr. Kent served as President and Chief Operating Officer of The Coca-Cola Company. From January 2006 through December 2006, Mr. Kent served as President of Coca-Cola International and was elected Executive Vice President of The Coca-Cola Company in February 2006. From May 2005 through January 2006, he was President and Chief Operating Officer of The Coca-Cola Company’s North Asia, Eurasia and Middle East Group, an organization serving a broad and diverse region that included China, Japan, and Russia.

Nominee Qualifications

Mr. Kent’s bachelor’s of science degree in economics from the University of Hull, England, and master’s of science degree in administrative sciences from City University London, his extensive leadership roles and experiences at The Coca-Cola Company across multiple geographies, and his extensive international experience at The Coca-Cola Company qualify him to serve as a director of 3M.

Age 51

Director since 2018

Other current directorships

•  Chevron Corporation

3M Board committee(s)

•  Audit

•  Finance (until 11/12/2019)

•  Nominating & Governance (from 11/12/2019)

Directorships within the past five years

•  Barclays PLC

•  Barrick Gold Corporation

•  SABMiller PLC

•  Seagate Technology Public Limited Company

Dambisa F. Moyo Independent

Founder and CEO, Mildstorm LLC

Professional Highlights

Dr. Moyo has been the Chief Executive Officer of Mildstorm LLC since she founded it in 2015. She is a global economist and commentator, analyzing the macroeconomy and international affairs. From 2001 to 2008, she worked at Goldman Sachs in various roles, including as an economist. Prior to that she worked at the World Bank in Washington, D.C. during 1993-1995. A New York Times bestsellers’ author, Dr. Moyo’s writing regularly appears in economic and finance-related publications.

Nominee Qualifications

Dr. Moyo’s Ph.D in economics from the University of Oxford, her M.B.A. in finance from the American University, and her M.P.A. from Harvard’s Kennedy School of Government, her leadership roles and experience in the banking and financial services industry, her extensive knowledge of macroeconomics, geopolitics and global markets, and her experience as a director at the public companies listed, qualify her to serve as a director of 3M.

2020 Proxy Statement	17

Age 68

Director since 2016

Other current directorships

•  Deere & Company

•  Eaton Corporation plc

•  Corteva, Inc.
(non-executive chair)

3M Board committee(s)

•  Audit

•  Nominating & Governance (until 11/12/2019)

•  Science, Technology & Sustainability (Chair, from 11/12/2019)

Directorships within the past five years

•  Cargill

•  Carlson Companies

Gregory R. Page Independent

Retired Chairman of the Board and Chief Executive Officer, Cargill

Professional Highlights

Mr. Page is the Retired Chairman of the Board and Chief Executive Officer, Cargill, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. Mr. Page was named Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, President and Chief Operating Officer in 2000, and became Chairman of the Board and Chief Executive Officer in 2007. He served as Executive Chairman of the Board of Cargill from December 2013 until his retirement from Cargill in September 2015, and Executive Director of Cargill from September 2015 to September 2016. Mr. Page is a director and past non-executive Chair of the Board of Big Brothers Big Sisters of America. He is past President and board member of the Northern Star Council of the Boy Scouts of America.

Nominee Qualifications

Mr. Page’s bachelor’s degree in economics from the University of North Dakota, his leadership roles and experiences while serving as Chairman of the Board and Chief Executive Officer at Cargill, his expertise and knowledge of financial and audit matters and corporate governance, and his experiences as a director at the public companies listed, qualify him to serve as a director of 3M.

Age 60 Director since 2018 Other current directorships • None 3M Board committee(s) • None

Michael F. Roman

Chairman of the Board, President and Chief Executive Officer, 3M Company

Professional Highlights

Mr. Roman is the Chairman of the Board, President and Chief Executive Officer of 3M Company since May 2019. Mr. Roman previously served as Chief Executive Officer from July 1, 2018 to May 14, 2019; Chief Operating Officer and Executive Vice President from July 1, 2017 to June 30, 2018 with direct responsibilities for 3M’s five business groups and the Company’s international operations. Mr. Roman previously served as Executive Vice President, Industrial Business Group, of 3M Company from June 2014 to July 2017. Mr. Roman served as the Company’s Senior Vice President, Business Development, from May 2013 to June 2014. Prior to that, he was Vice President and General Manager of Industrial Adhesives and Tapes Division from September 2011 to May 2013. Mr. Roman also has lived in and led 3M businesses around the world, including the United States, Europe and Asia.

Nominee Qualifications

Mr. Roman’s bachelor’s and master’s degrees in electrical engineering from the University of Minnesota and the University of Southern California, his distinguished 3M career over 30 years with leadership roles across multiple geographies and businesses, his experience in managing 3M’s five business groups and international operations, his knowledge and skills in key areas such as manufacturing, supply chain, technology, finance, and risk management, and his accomplishments in sales growth, operational efficiency and value creation across a wide range of global businesses, qualify him to serve as a director of 3M.

18	3M Company

Age 67

Director since 2016

Other current directorships

•  The Procter & Gamble Company

3M Board committee(s)

•  Compensation

•  Finance (until 11/12/2019)

•  Science, Technology & Sustainability (from 11/12/2019)

Directorships within the past five years

•  Royal Dutch Shell plc

•  Archer-Daniels-Midland Company

Patricia A. Woertz Independent

Retired Chairman of the Board and Chief Executive Officer, Archer-Daniels-Midland Company

Professional Highlights

Ms. Woertz is the Retired Chairman of the Board and Chief Executive Officer, Archer-Daniels-Midland Company (“ADM”), an agricultural processor and food ingredient provider. Ms. Woertz joined ADM as Chief Executive Officer and President in April 2006, and was named Chairman of the Board in February 2007. She served as Chief Executive Officer until December 2014, and Chairman of the Board until December 2015. Before joining ADM, Ms. Woertz held positions of increasing importance at Chevron Corporation and its predecessor companies. Ms. Woertz served on the President’s Export Council from 2010-2015 and chaired the U.S. section of the U.S.-Brazil CEO Forum 2013-2015.

Nominee Qualifications

Ms. Woertz’s bachelor’s degree from Pennsylvania State University in accounting, her experiences as a Certified Public Accountant at Ernst & Young, her experiences in finance, auditing, strategic planning, and marketing at Gulf Oil Corporation, her experiences in the financial aspects of the mergers between Gulf Oil and Chevron and Texaco and Chevron, her leadership roles and experiences at ChevronTexaco Corporation as Executive Vice President, Global Downstream from 2001-2006, her extensive experience serving as Chairman and Chief Executive Officer at Archer-Daniels-Midland, her expertise and knowledge of financial and audit matters and corporate governance, and her experiences as a director at the public companies listed, qualify her to serve as a director of 3M.

RECOMMENDATION OF THE BOARD
The Board of Directors unanimously recommends a vote “FOR” the election of these nominees as directors. Proxies solicited by the Board of Directors will be voted “FOR” these nominees unless a shareholder indicates otherwise in voting the proxy.

Board Membership Criteria

3M’s Corporate Governance Guidelines contain Board Membership Criteria that include a list of key skills and characteristics deemed critical to serve 3M’s long-term business strategy and expected to be represented on 3M’s Board. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. It is the intent of the Board that the Board, itself, will be a high-performance organization creating competitive advantage for the Company. To perform as such, the Board will be composed of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all shareholders. The Committee’s and the Board’s assessment of Board candidates includes, but is not limited to, consideration of:

•	Roles in and contributions valuable to the business community;
•	Personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards;
•	Relevant knowledge and diversity of background and experience in business, manufacturing, technology, finance and accounting, marketing, international business, government, and other areas; and
•	Whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings.

2020 Proxy Statement	19

In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in certain areas, and will assess the nominee’s impact on Board dynamics, effectiveness, and diversity of experience and perspectives.

Director nominees – Diversity of skills and experience

The diagram below summarizes the director nominees’ key skills and experiences in the areas that are most relevant to 3M and shows the number of director nominees who possess each of the skills and experiences:

Leadership Significant leadership experience with understanding of complex global organizations, strategy, risk management, and how to drive change and growth.
Manufacturing As a vertically integrated Company, manufacturing experience is important to understanding the operations and capital needs of the Company.
Supply Chain Directors with expertise in the management of the upstream and downstream relationships with suppliers and customers provide important perspectives on achieving efficient operations.

Technology

As a diversified technology, science-based Company, directors with technology backgrounds understand 3M’s 51 technology platforms and the importance of investing in new technologies for future growth.

Finance

Financial metrics measures our performance. All directors must understand finance and financial reporting processes. All, but one, Audit Committee members qualify as “audit committee financial experts.”

Global Global business experience is critical to 3M’s international growth with 60 percent of sales from outside the U.S. in 2019.
Risk Management Directors with experience in risk management and oversight, including cybersecurity, play an important role in the Board’s oversight of risks.
Marketing Organic growth is one of 3M’s financial metrics and directors with marketing expertise provide important perspectives on developing new markets.

Diversity

For 3M, diversity, in its myriad manifestations, is fundamental to innovation, performance, and relevancy. The Board of Directors regards diversity as an important factor in selecting board nominees to serve on the Board. Although the Board has no formal diversity policy, when selecting nominees, it actively considers diversity in recruitment and nomination of directors, such as gender, race, ethnicity, and national origin. The current composition of our Board reflects those ongoing efforts and the continued importance of diversity to the Board.

20	3M Company

Identification, evaluation, and selection of nominees

The Nominating and Governance Committee identifies and evaluates individuals who the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth above, and reviews qualified director nominees with the Board. The Committee and the Chairman of the Board interview candidates that meet the Board Membership Criteria, and the Committee selects nominees that best suit the Board’s current needs and recommends them to the Board. The Board reviews such recommendations and determines submissions for election at the next shareholder meeting of the Company in which directors will be elected or filling any vacancies on the Board. The Committee also focuses on overall Board-level succession planning at the director level, periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee considers qualified nominees from several sources, including current Board members and nominees recommended by shareholders and other persons.

The Committee may from time to time retain a director search firm to help the Committee identify qualified director nominees for consideration by the Committee. In 2019, the Committee retained Russell Reynolds to help identify future Board candidates.

Director independence

The Board has adopted a formal set of Director Independence Guidelines with respect to the determination of director independence, which either conform to or are more exacting than the independence requirements of the New York Stock Exchange (“NYSE”) listing standards, and the full text of which is available on our website at www.3M.com, under Investor Relations — Governance. In accordance with these Guidelines, a director or nominee for director must be determined to have no material relationship with the Company other than as a director. The Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Guidelines also prohibit Audit and Compensation Committee members from having any direct or indirect financial relationship with the Company, and restrict both commercial and not-for-profit relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

In accordance with these Guidelines, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family and the Company and its subsidiaries and affiliates in each of the most recent three completed fiscal years. The Board also considered whether there were any transactions or relationships between the Company and a director or any members of a director’s immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). The Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors are or have been officers. In particular, the Board considered the annual amount of sales to 3M for each of the most recent three completed fiscal years by each of the companies where directors serve or have served as an executive officer, as well as purchases by those companies from 3M. The Board determined that the amount of sales and purchases in each fiscal year was below one percent of the annual revenues of each of those companies, the threshold set forth in the Director Independence Guidelines. The Board also considered charitable contributions to not-for-profit organizations with which our directors or immediate family members are affiliated, none of which approached the threshold set forth in our Director Independence Guidelines.

2020 Proxy Statement	21

As a result of this review, the Board affirmatively determined that the following directors are independent under these Guidelines: Thomas “Tony” K. Brown, Pamela J. Craig, David B. Dillon, Michael L. Eskew, Herbert L. Henkel, Amy E. Hood, Muhtar Kent, Edward M. Liddy, Dambisa F. Moyo, Gregory R. Page, and Patricia A. Woertz. The Board has also determined that members of the Audit Committee and Compensation Committee received no compensation from the Company other than for service as a director. Michael F. Roman, Chairman of the Board, President and Chief Executive Officer, is considered to not be independent because of his employment by the Company.

Nominees proposed by shareholders

The Nominating and Governance Committee has a policy to consider properly submitted shareholder recommendations for candidates for membership on the Board of Directors. Shareholders proposing individuals for consideration by the Committee must include at least the following information about the proposed nominee: the proposed nominee’s name, age, business or residence address, principal occupation or employment, and whether such person has given written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. Shareholders should send the required information about the proposed nominee to:

Corporate Secretary 3M Company 3M Center Building 220-13E-26A St. Paul, MN 55144-1000

For an individual proposed by a shareholder to be considered by the Committee for recommendation as a Board nominee for the 2021 Annual Meeting, the Corporate Secretary must receive the proposal by November 25, 2020. Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Company). The Corporate Secretary will refer properly submitted shareholder proposed nominations to the Chair of the Nominating and Governance Committee for consideration at a future Committee meeting. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means.

Shareholder nominations – Advance notice bylaw

In addition, 3M’s Bylaws permit shareholders to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting. Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in the Company’s Bylaws. With respect to nominations to be acted upon at our 2021 Annual Meeting, our Bylaws would require, among other things, that the Corporate Secretary receive written notice from the record shareholder no earlier than November 25, 2020, and no later than December 25, 2020. The notice must contain the information required by the Bylaws, a copy of which is available on our website at www.3M.com, under Investor Relations — Governance. Nominations received after December 25, 2020, will not be acted upon at the 2021 Annual Meeting.

Proxy access nominations

Further, pursuant to the proxy access Bylaw adopted by the Board in November 2015, a shareholder, or a group of up to 20 shareholders, continuously owning for three years at least three percent of our outstanding common shares may nominate and include in our proxy materials up to the greater of two directors and 20 percent of the number of directors currently serving, if the shareholder(s) and nominee(s) satisfy the Bylaw requirements. For eligible shareholders to include in our proxy materials nominees for the 2021 Annual Meeting, proxy access nomination notices must be received by the Company no earlier than November 25, 2020, and no later than December 25, 2020. The notice must contain the information required by the Bylaws.

22	3M Company

Corporate governance overview

The Company believes that good corporate governance practices serve the long-term interests of shareholders, strengthen the Board and management, and further enhance the public trust 3M has earned from more than a century of operating with uncompromising integrity and doing business the right way. The following sections provide an overview of 3M’s corporate governance practices, which are published on the Company’s website, including the Corporate Governance Guidelines, the Board’s leadership structure and the responsibilities of the independent Lead Director, communication with directors, director independence, the director nomination process, the Board’s role in risk oversight, the Codes of Conduct for directors and employees, public policy engagement, and the Company’s commitment to the environment and sustainability.

Corporate governance highlights*

*	The Corporate governance highlights above reflect the Board’s current 12 directors and related information for 2019.
One of them, Edward M. Liddy, is no longer eligible to stand for re-election as he has reached the mandatory retirement age.

Board Independence
Substantial majority of our directors – eleven of our twelve directors are independent of the Company and management – and all are highly qualified.

•

Independent directors regularly meet in executive sessions without management.

•

Independent directors have complete access to management and employees.

•

Regularly refresh Board; added five new independent directors in past four years; average director tenure is 7 years.

Board Committee Independence and Expertise
Only independent directors serve on the Board’s committees with independent committee chairs empowered to establish committee agendas.

•

Committee executive sessions – at each regularly scheduled meeting, members of all committees meet in executive session.

•

Financial expertise – all members of the Audit Committee meet the NYSE listing standards for financial expertise, and four of the five members are “audit committee financial experts” under SEC rules.

2020 Proxy Statement	23

Shareholder Rights
The Board has taken numerous actions – including those proposed by shareholders – to promote effective corporate governance and accountability to shareholders.

•

Annual election of all directors.

•

Majority voting for directors in uncontested elections. Incumbent director not receiving majority votes tenders resignation, subject to the Board recommendation for action.

•

Proxy access – a shareholder, or a group of up to 20 shareholders, continuously owning for three years at least three percent of our outstanding common shares may nominate and include in our proxy materials up to the greater of two directors and 20 percent of the number of directors currently serving, if the shareholder(s) and nominee(s) satisfy the Bylaw requirements.

•

Established policies and criteria for director nominations, including candidates recommended by shareholders.

•

No supermajority voting provisions in Bylaws or Certificate of Incorporation.

•

Shareholders holding 25 percent of the outstanding shares have the right to call a special meeting.

•

No shareholders’ rights plan (also known as a “poison pill”).

•

Established protocol for shareholders and other interested parties to communicate with the independent Lead Director, the chairs of all committees of the Board, any of the other independent directors or all of the independent directors as a group or the full Board.

Shareholder Outreach and Engagement
We maintain a vigorous shareholder engagement program.

•

Shareholder engagement is fundamental to our commitment to good governance and essential to maintaining our strong corporate governance practices. We engage regularly with our global investors to gain valuable insights into the governance issues about which they care most. We aim to seek a collaborative and mutually beneficial approach to issues of importance to investors that affect our business, and to ensure that our corporate governance practices remain industry-leading from their perspectives.

•

During 2019, members of senior management met with a cross-section of shareholders owning approximately 29 percent of our outstanding shares or approximately 42 percent of our institutional shareholders. The meetings included an overview of the Company and a discussion of the Company’s practices on corporate governance, including board refreshment and diversity, director evaluation, directors’ skills matrix, board leadership structure, as well as on strategic priorities, capital allocation and structure, environmental and social matters, sustainability, and company culture. In general, investors viewed the Company’s governance practices favorably, including the Board chairman transition, the mix of tenure and overall diversity, and the disclosure regarding the Directors’ skill sets and qualifications. The feedback from these meetings was shared with the Board of Directors and helped inform the Board on corporate governance practices and trends.

24	3M Company

Risk Oversight
The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees.

•

At least annually, the Board reviews enterprise risks facing the Company and certain of its businesses. Other important categories of risk are assigned to designated Board committees (which are comprised solely of independent directors) that report back to the full Board. The Board has delegated to the Audit Committee through its charter the primary responsibility for the oversight of risks facing the Company, including cybersecurity. The Audit Committee’s charter provides that the Audit Committee shall “discuss policies and procedures with respect to risk assessment and risk management, the Company’s major risk exposures and the steps management has taken to monitor and mitigate such exposures.” The newly established Science, Technology & Sustainability Committee, in providing oversight of the company’s strategies on research and development, commercialization, sustainability, and environmental and product stewardships, reviews the company’s policies and programs on environmental, health and safety, including for compliance with all applicable laws and regulations. The Committee also assists the Board in identifying and analyzing significant emerging science and technology, disruptive innovations, materials vulnerability, and geopolitical issues that may impact the company’s overall strategy, global business continuity and financial results.

Board Approved Long-Term Strategic Plans and Capital Allocation Strategies
Each year management presents to the Board, and the Board discusses and approves, detailed long-term strategic plans for the Company.

•

Each year management presents to the Board, and the Board discusses and approves, detailed long-term strategic plans for the Company. In addition to the overall strategic plan for the Company and the business groups, the discussions in 2019 also focused on breakout sessions with the directors on strategic corporate-wide themes of portfolio management, transformation and ERP ecosystem, innovation and acceleration, and people and culture.

•

The Board also approves the long-term capital structure of the Company to ensure that there is sufficient capital to invest for future growth.

•

The Company is committed to investing in organic growth, most notably through capital expenditures and research and development. The Company has invested over $16.7 billion in capital expenditures and research and development to support and fund organic growth over the past five years. 3M has opened six customer technical centers around the world, and a new, state-of-the-art research and development laboratory in the United States.

•

The capital allocation plans have flexibility to respond quickly to strategic acquisition opportunities that can strengthen the Company’s portfolio. Over the past five years, 3M has invested approximately $9.9 billion in, and assumed about $3.3 billion of debt related to, strategic acquisitions to build upon and strengthen its business portfolio for continued future growth.

•

The Company has a long history of returning cash to shareholders, having paid approximately $14.55 billion in dividends over the past five years.

•

Finally, share repurchases represent the last component of 3M’s capital allocation plans. Over the past five years, 3M has returned approximately $17.3 billion to shareholders via share repurchases.

2020 Proxy Statement	25

Director Orientation and Continuing Education
Our orientation programs familiarize new directors with the company and their role, and our continuing education programs assist directors in maintaining skills and knowledge necessary to perform their duties.

•

Our director orientation programs familiarize new directors with 3M’s businesses, strategic plans, and policies, and help prepare them for their role on their assigned committees.

•

Continuing education programs assist directors in maintaining skills and knowledge necessary for the performance of their duties. These programs may be part of regular Board and Committee meetings or provided by academic or other qualified third parties.

Board, Committee, and Director Evaluations
The Nominating and Governance Committee conducts an annual evaluation of the performance of the Board, each of its committees, and individual directors.

•

The results of the annual evaluations of the board and its committees are shared with the Board and help identify areas in which the Board and its committees could improve performance.

•

Before the November Board meeting, the Chairman/CEO, Lead Director, and Chair of the Nominating and Governance Committee meet to discuss the performance and contributions of each director.

•

As part of the nomination process, the Nominating and Governance Committee considers the performance and contributions of each individual director and evaluates each of the directors to ensure our directors continue to possess the necessary skills and experience to effectively oversee the Company. On occasion, the Nominating and Governance Committee has not renominated a director based on this individual director evaluation process.

Compliance
Creating a foundation of trust with all our stakeholders is important and is reflected by our recent recognition by FORTUNE® magazine as one of the “World’s Most Admired Companies.”

•

Code of Business Conduct and Ethics for directors.

•

Code of Conduct for all employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.

•

Chief Compliance Officer, who has direct reporting obligations to the Audit Committee, provides regular updates to the Audit Committee on compliance with the Company’s Code of Conduct, and at least annually, on the implementation and effectiveness of the Company’s compliance and ethics program.

•

Disclosure committee as part of the Company’s disclosure controls and procedures for financial reporting.

•

Disclosure of public policy engagement on our Investor Relations website, under Governance — Governance Documents — “Political Activities and Issue Advocacy,” including disclosure of political contributions and membership in key trade associations where membership dues allocated for lobbying purposes exceed $25,000.

26	3M Company

Commitment to Sustainability
3M has a long-standing commitment to sustainability.

•

3M’s Strategic Sustainability Framework provides a guiding structure and focus for our ongoing environmental and social commitments and actions. Our 2025 Sustainability Goals are aligned with our Strategic Sustainability Framework and organized to help advance our efforts under each pillar: Science for Circular, Science for Climate and Science for Community.

•

Our Sustainability Value Commitment, implemented in December 2018, requires that all new products entering our new product commercialization process demonstrate how they drive impact for the greater good.

•

Through membership in the RE100, we are committed to transitioning our global operations to 100 percent renewable electricity by 2050, and have increased our interim target for energy sourced from renewables to 50 percent by 2025, having achieved the prior goal of 25 percent.

•

In December 2019, we increased our commitment to improving lives around the world with an additional 2025 Sustainability Goal. Through expansion of 3M Impact, a skills-based employee volunteer program, 3M committed to 300,000 work hours of service across the globe by 2025.

•

Sustainability at 3M is guided by our Innovation Steering Committee and overseen by the newly established Science, Technology & Sustainability Committee of our Company’s Board of Directors.

•

Our sustainability progress is reported publicly in our annual Sustainability Report, and more information on current initiatives can be found at www.3M.com/Sustainability.

Executive Compensation
Annual advisory approval of executive compensation with approximately 95 percent of the votes cast in favor of the Company’s executive compensation program in 2019.

•

Strong pay-for-performance philosophy.

•

Incentive compensation subject to clawback policy that includes provisions addressing reputational and financial risk as well as risk management failures.

•

Robust stock ownership guidelines for executive officers and stock retention policy for directors.

•

Prohibition of hedging or pledging 3M stock by directors and executive officers.

•

No employment or change in control agreements with any senior executives, including the CEO.

•

Long-term incentive compensation linked to financial objectives of earnings per share growth, relative organic volume growth, return on invested capital, and free cash flow conversion.

2020 Proxy Statement	27

Corporate governance guidelines

The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of the Company. The guidelines address matters such as the respective roles and responsibilities of the Board and management, the Board’s leadership structure, the responsibilities of the independent Lead Director, director independence, the Board Membership Criteria, Board committees, and Board and management evaluation. The Board’s Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines, the Certificate of Incorporation and Bylaws, the charters of the Board committees, the Director Independence Guidelines, and the Codes of Conduct provide the framework for the governance of the Company and are available on our website at www.3M.com, under Investor Relations — Governance.

Board’s role in the company’s long-term strategy

Each year management presents to the Board, and the Board discusses and approves, detailed long-term strategic plans for the Company. In addition to the overall strategic plan for the Company and the business groups, the discussions also focused on breakout sessions with the directors on strategic corporate-wide themes of portfolio management, innovation, commercial transformation, manufacturing and supply chain transformation, and people and culture.

Our Company’s long-term strategy is outlined in the 3M Value Model.

3M VALUE MODEL

The 3M Value Model is what differentiates our company in the marketplace. It’s how we create extraordinary value for customers, and premium returns for shareholders. The model is built around four elements: our vision, our strengths, our priorities, and our values.

28	3M Company

Our vision

Our vision drives everything we do: 3M Technology Advancing Every Company, 3M Products Enhancing Every Home, 3M Innovation Improving Every Life. It is aspirational and authentic to 3M, and is an important part of the purpose that drives us as an enterprise.

Our strengths

Our strengths help us continually innovate to create differentiated value for customers at above-market growth rates. They also enable us to take advantages of the changes in customers, technology and commercial channels.

In our Customer Inspired Innovation approach, we combine close engagement with customers, deep domain expertise in markets and the science behind our technology platforms to develop unique insights into the critical needs of our customers.

We then leverage our fundamental strengths. In technology, we leverage our deep intellectual property and broad range of technology platforms. In manufacturing, we leverage our unique capabilities in process engineering. Our global capabilities enable us to take that technology and manufacturing strength and deliver through our go-to-market models to serve customers around the world. And finally, our brand adds value in each of our businesses.

We do this while maintaining a focus on our customers – the end users of our solutions. Most of our sales are specified or designed into customer applications. While the channel to our end user may change over time, our global commerce strategy is to connect directly with end users while leveraging the go-to-market model that will deliver where, when and how the end user wants.

Our priorities

We have four priorities that are positioning us for long-term growth and value creation: Portfolio, Transformation, Innovation, and People & Culture. The first three are levers that have been proven to create extraordinary value over time. They form the foundation of our priorities moving forward. They depend on our efforts to advance people and culture. Our focus on advancing people and culture supports the entire value model.

New phase of our transformation journey

On our journey of transformation – one of our strategic priorities – we have taken concrete actions to streamline and improve our operations, including the implementation of a new enterprise resource planning (ERP) system and the April 2019 move from five to four business groups. Enabled by the success of these initiatives, we are now entering a new phase of our transformation journey by implementing, at the beginning of 2020, a new global operating model to further align our four business groups – Safety and Industrial, Transportation and Electronics, Health Care, and Consumer – with the company’s customers and go-to-market models. In this new model, 3M’s business groups now have full responsibility for all facets of strategy, portfolio optimization and resource prioritization across their entire global operations. We continue to transform how we operate and build a more streamlined and customer-driven organization for the future. This latest phase of our transformation journey is designed to improve growth and operational efficiency, and will enable us to create even more value for our customers and shareholders.

Our values

Our values bind us together as one 3M – across business groups and geographies. They include our leadership behaviors – how we want our leaders to act to drive performance, develop others, and continue to win in the marketplace. Then our Code of Conduct; great companies are built on trust from customers, shareholders, employees, communities. We’ve earned that trust and our reputation for integrity over many decades. No one at 3M is free to compromise it. We also have four values that will be a priority moving forward. We are working to make 3M the most inclusive enterprise we can be. This will help us become even more diverse and enable us to become an even more creative and innovative company. We have long been a leader in sustainability and we will continue to advance this across the company. Finally, we will do even more to encourage and challenge every 3M employee to be their best.

2020 Proxy Statement	29

Board’s role in risk oversight

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees. At least annually, the Board reviews enterprise risks facing the Company and certain of its businesses. Other important categories of risk are assigned to designated Board committees (which are comprised solely of independent directors) that report back to the full Board. The Board has delegated to the Audit Committee through its charter the primary responsibility for the oversight of risks facing the Company, including cybersecurity. The Audit Committee’s charter provides that the Audit Committee shall “discuss policies and procedures with respect to risk assessment and risk management, the Company’s major risk exposures and the steps management has taken to monitor and mitigate such exposures.”

The Vice President and General Auditor, Corporate Auditing (the “Auditor”), whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct reporting obligations to the Committee, is responsible for leading the formal risk assessment and management process within the Company. The Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Auditor periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which is provided in advance of the meeting, is reviewed with the entire Board by either the chair of the Audit Committee or the Auditor. The executive responsible for managing a particular risk may also report to the full Board on how the risk is being managed and mitigated. With the establishment of the new Science, Technology & Sustainability Committee and the sunsetting of the Finance Committee in November 2019, the Audit Committee has assumed from the Finance Committee the oversight responsibilities over risks associated with the Company’s capital structure, credit ratings and cost of capital, long-term benefit obligations, and use of or investment in financial products, such as derivatives to manage risk related to foreign currencies, commodities, and interest rates.

The Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees risks associated with the Company’s compensation practices, including by performing an annual review of the Company’s risk assessment of its compensation policies and practices for its employees. The Nominating and Governance Committee oversees risks associated with the Company’s overall governance and its succession planning process to ensure that the Company has a slate of future, qualified candidates for key management positions. The Science, Technology & Sustainability Committee oversees risks associated with the Company’s environmental and product stewardship efforts, including environmental, health and safety (EHS) legal and regulatory compliance, as well as significant emerging science and technology, disruptive innovations, materials vulnerability, and geopolitical issues that my impact the company’s overall strategy, global business continuity and financial results.

The Board believes that its oversight of risks, primarily through delegation to the Audit Committee, but also through delegation to other committees to oversee specific risks within their areas of responsibility and expertise, and the sharing of information with the full Board, is appropriate for a diversified technology and manufacturing company like 3M. The chair of each committee that oversees risk provides a summary of the matters discussed with the committee to the full Board following each committee meeting. The minutes of each committee meeting are also provided to all Board members. The Board also believes its oversight of risk is enhanced by its current leadership structure (further discussed below) because the CEO, who is ultimately responsible for the Company’s management of risk, also chairs regular Board meetings. Given his in-depth knowledge and understanding of the Company, the CEO is best able to bring key business issues and risks to the Board’s attention.

Management succession planning

The Board plans the succession to the position of Chairman, CEO and other senior management positions. To assist the Board, the Chairman, CEO and Senior Vice President of Human Resources annually assess senior managers and their succession potential for the position of Chairman/CEO and other senior management positions. As a result of a thorough and thoughtful succession planning process, in February 2019, Inge G. Thulin, Executive Chairman of the Board, announced his intention not to stand for reelection at the 2019 Annual Shareholder Meeting. The Board nominated Michael F. Roman, CEO and a Board member, to serve as Chairman of the Board, effective May 14, 2019, following his election as a director by shareholders at the 2019 Annual Shareholder Meeting.

30	3M Company

Communication with directors

The Board of Directors has adopted the following process for shareholders and other interested parties to send communications to members of the Board. Shareholders and other interested parties may communicate with the Lead Director, the chairs of the Audit, Compensation, Nominating and Governance, and Science, Technology & Sustainability Committees of the Board, or with any of our other independent directors, or all of them as a group, by sending a letter to the following address: Corporate Secretary, 3M Company, 3M Center, Building 220-13E-26A, St. Paul, MN 55144-1000. The Corporate Secretary reviews communications to the independent directors and forwards those communications to the independent directors as discussed below. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chair of the Audit Committee and the Company’s Chief Compliance Officer consistent with time frames established by the Audit Committee for the receipt of communications dealing with these matters. Communications that pertain to non-financial matters will be forwarded promptly. Items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitation or advertisements; product-related inquiries; mass mailings; resumes or other job-related inquiries; and unsolicited commercial emails.

Compliance

3M’s codes of conduct

More than a century of operating with uncompromising integrity has earned 3M trust from our customers, credibility with our communities, and dedication from our employees. All of our employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to abide by 3M’s Code of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The Code forms the foundation of a comprehensive process that includes compliance with corporate policies and procedures and a Company-wide focus on uncompromising integrity in every aspect of our operations. Our Code of Conduct covers many topics, including antitrust and competition law, conflicts of interest, financial reporting, protection of confidential information, and compliance with all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Audit Committee has adopted procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees or others of concerns regarding questionable accounting or auditing matters. Information on how to submit any such communications can be found on 3M’s Investor Relations website, under Governance — Governance Documents — Employee Business Conduct Policies — “Report a concern or ask a question.” Our Chief Compliance Officer, who has direct reporting obligations to the Audit Committee, periodically reports to the Audit Committee on compliance with the Company’s Code of Conduct, including the effectiveness of the Company’s compliance program.

The Board also has adopted a Code of Business Conduct and Ethics for Directors of the Company. This Code incorporates long-standing principles of conduct the Company and the Board follow to ensure the Company’s business and the activities of the Board are conducted with integrity and adherence to the highest ethical standards, and in compliance with the law. The Company’s Code of Conduct for employees and the Code of Business Conduct and Ethics for Directors are available on our website at www.3M.com under Investor Relations — Governance — Governance Documents.

Public policy engagement

The Company believes that transparency with respect to the consideration, processes, and oversight of our engagement with lawmakers is important to our shareholders, and continuously makes efforts to give our shareholders useful information about our public policy engagement. Since 2007, the Company has voluntarily published a detailed explanation of the Company’s political activities which is available on our website at www.3M.com under Investor Relations — Governance — Governance Documents — “Political Activities and Issue Advocacy.” There, the Company sets out in detail its positions on important public policy issues, the factors we consider when making political contributions, and the processes we use for legal, financial, executive, and Board oversight of our political activities and contributions. We also provide links to the reports the 3M Political Action Committee files monthly with the

2020 Proxy Statement	31

Federal Election Commission and the Company’s quarterly Lobbying Disclosure reports, as well as a detailed list of our contributions to state candidates and political parties, and contributions to “527” political organizations. The Company also discloses on its website the trade associations the Company joined where $25,000 or more of the dues are allocated for lobbying purposes by the trade association. The Company believes that these disclosures on our website, which exceed the disclosures required by law, offer transparency respecting the Company’s public policy engagement and political activities.

Commitment to sustainability

At 3M, we are inspired and motivated by Our Vision of advancing every company, enhancing every home and improving every life. In collaboration with our employees, customers, partners, government and communities, we apply our expertise and technology to help solve shared global challenges. Sustainability is at the heart of our company. It anchors our purpose-driven innovation in products, manufacturing processes and new technologies—and we’re always trying to do more. It is our ambition to meet the increasing expectations of our customers, employees, investors, and stakeholders—and grow our business—by continuing to make bold sustainability commitments and taking stronger actions.

3M has a long-standing commitment to sustainability, from our groundbreaking Pollution Prevention Pays program that began in 1975 to our increasingly ambitious set of 2025 Sustainability Goals, which are designed to improve the footprint of our own operations, help our customers meet their own sustainability goals and drive action on global environmental and social issues. We report on these efforts annually in our Sustainability Report. As a global corporation, contributing to society through diverse markets, we believe that we have a significant responsibility to advance the United Nations Sustainable Development Goals across the world. We are also a participant of the United Nations Global Compact, a policy initiative for businesses to demonstrate their commitment to ten principles in the areas of human rights, labor, environment, and anti-corruption. We align our Sustainability Report to the guidelines of the Sustainability Accounting Standards Board (SASB), and the Task Force for Climate-Related Financial Disclosures (TCFD) recommendations for helping businesses disclose climate-related financial information. Together with our ambition of improving every life and our strong set of 3M values, these commitments drive and inform our formalized approach to sustainability—the 3M Strategic Sustainability Framework. Announced by CEO Mike Roman on Investor Day in November 2018, the Framework directs our efforts to areas where we can make the greatest impact: Science for Circular, Science for Climate, and Science for Community.

To advance Science for Circular, we design solutions that do more with less material to advance a global circular economy. To help accomplish this, in December 2018, at the United Nations Climate Conference (COP24), CTO John Banovetz announced 3M’s Sustainability Value Commitment—requiring all new products entering 3M’s new product commercialization process to demonstrate how they drive impact for the greater good. This commitment builds on 3M’s history of creating more sustainable products and collaborating with our customers to help them reach their own sustainability goals. Additional initiatives to drive circularity include moving more than 30 percent of our manufacturing sites to zero waste to landfill status, membership in the Ellen MacArthur Foundation CE100 and establishing Circular Economy Working Groups to increase use of renewable and recycled materials. We’ve also announced significant product innovations, like 3M’s iconic yellow and green Scotch-Brite® Heavy Duty scrub sponge with scrubbing fibers made from 100 percent recycled content and 3M™ Thinsulate™ 100% Recycled Featherless Insulation that mimics the warmth and performance of down through tiny fibers made from post-consumer recycled plastic.

To advance Science for Climate, we are innovating to decarbonize industry, accelerating global climate solutions and improving 3M’s environmental footprint. We believe that climate change is one of the greatest challenges we face as a society and now is the time to lead and take action—for our climate, and our communities. Since 2002, we’ve achieved a 63.7 percent reduction in Scope 1 and Scope 2 location-based greenhouse gas emissions and have helped our customers avoid emitting over 41 million metric tons CO2 through use of select 3M product platforms in the last three years alone. In 2019, we developed methodologies around Scope 3 Categories 9-12, providing a holistic map of relevant categories for 3M and identifying new opportunities to reduce emissions. We also advanced efforts to better understand our climate risks and are incorporating this analysis into business strategies and actions. In February 2019, CEO Mike Roman committed to moving our entire global operations to 100 percent renewable electricity and increased our interim target to 50 percent by 2025, having already achieved the prior goal of 25 percent. On March 1, 2019, 3M flipped the switch to 100 percent renewable sources of energy at our global headquarters in St. Paul, Minnesota. From a product perspective, our portfolio of window films retain heat in the winter and cool air in the summer, resulting in

32	3M Company

reduced energy use and cost savings. Our innovative 3M™ Smog-reducing Granules and 3M™ Cool Roofing Granules are helping resident and commercial property owners address poor air quality and the urban heat island effect by turning pollution in contact with roofs into water-soluble ions that wash away and reflect sunlight.

To advance Science for Community, we aim to create a more positive world through science, and inspire people to join us. This begins with 3M’s culture, which is rooted in a community of scientists who are driven to create positive impact. We deliver through a variety of products, solutions and services across 3M’s 51 technology platforms and core business groups—Safety and Industrial, Transportation and Electronics, Health Care and Consumer. Examples include the Fluency Direct™ speech recognition system from M*Modal, which increases physician productivity while capturing a more complete, informative patient narrative; School Zone Safety programs that engage key stakeholders in improving the routes children take to school; and personal safety equipment, such as the 3M 8210 (N95) and 3M 8511 (N95) respirators, which can save lives when disaster strikes. To give our employees the space and freedom to innovate these solutions, we have a program that encourages them to spend 15 percent of their working time on projects of their own choosing. In addition to maintaining and expanding its diverse and inclusive work environment, 3M strives to help employees grow in their career. In December 2019, 3M unveiled a new 2025 Sustainability Goal and committed to providing 300,000 work hours of service across the globe through the expansion of 3M Impact, our skills-based employee volunteer program. This program joins existing philanthropic and social programs that support the workforce of the future—both in Science, Technology, Engineering and Math (STEM) disciplines, as well as the skilled trades. It is this unique innovation culture, ambition for improving every life and dedicated scientific community that allows 3M to advance the greater good.

Our continued work across the Strategic Sustainability Framework helps advance 3M’s progress toward our 2025 Sustainability Goals, which is reported on in our annual Sustainability Report. Sustainability at 3M is also guided by our Innovation Steering Committee which includes our CEO, CTO and General Counsel. The Committee provides leadership, oversight and strategy to encourage and ensure sustainability opportunities are recognized, and strong policies and procedures are in place. In November 2019, the 3M Board of Directors established a new board-level committee to provide general oversight of the significant scientific and technological aspects of 3M Company’s businesses and the Company’s sustainability and stewardship activities: The Science, Technology & Sustainability Committee. The Committee will review the company’s sustainability policies and programs, identifying and analyzing significant sustainability, materials vulnerability and geopolitical issues that may impact our overall business strategy, global business continuity and financial results.

To learn more, please visit www.3M.com/Sustainability.

Related person transaction policy and procedures

The Board of Directors has adopted a written Related Person Transaction Policy and Procedures which is administered by the Nominating and Governance Committee. This Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person (as that term is defined in the Policy) has a direct or indirect material interest and which is required to be disclosed under Item 404(a) of Regulation S-K. Transactions that fall within this definition are referred to the Committee for approval, ratification, or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee decides whether or not to approve a transaction and approves only those transactions that are in the best interests of the Company. In the course of its review and approval or ratification of a transaction, the Committee considers:

•	The nature of the Related Person’s interest in the transaction;
•	The material terms of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
•	The significance of the transaction to the Related Person;
•	The significance of the transaction to the Company;
•	Whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	Any other matters the Committee deems appropriate.

2020 Proxy Statement	33

Any Committee member who is a Related Person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification, except that such a director may be counted in determining the presence of a quorum at a meeting at which the Committee considers the transaction. There were no Related Person Transactions that were referred to the Committee in 2019.

Policy on adoption of a rights plan

In 2002 and 2003, a 3M shareholder submitted a shareholder proposal to 3M regarding the approval process for adopting a shareholders’ rights plan (also known as a “poison pill”). 3M does not have a rights plan and is not currently considering adopting one. The Board continues to believe, however, that there may be circumstances under which adoption of a rights plan would give the Board the negotiating power and leverage necessary to obtain the best result for 3M shareholders in the context of a takeover effort.

Following consideration of the favorable vote the shareholder proposal received and in light of this belief, the Board adopted and has reaffirmed a statement of policy on this topic. The Board’s policy is that it will only adopt a rights plan if either: (1) shareholders have approved adoption of the rights plan; or (2) the Board (including a majority of the independent members of the Board), in its exercise of its fiduciary responsibilities, makes a determination that, under the circumstances existing at the time, it is in the best interests of 3M’s shareholders to adopt a rights plan without the delay in adoption resulting from seeking shareholder approval.

The Board has directed the Nominating and Governance Committee to review this policy statement on an annual basis and to report to the Board on any recommendations it may have concerning the policy. The terms of the policy, as in effect, are included in 3M’s published Corporate Governance Guidelines and its Proxy Statement.

Board structure and processes

Board’s leadership structure

Following his election to directorship at the Company’s Annual Meeting of Shareholders on May 14, 2019, CEO Michael Roman was nominated and elected to serve as Chairman of the Board.

The Board’s current leadership structure is characterized by:

•	A combined Chairman of the Board and CEO;
•	A strong, independent, and highly experienced Lead Director with well-defined responsibilities that support the Board’s oversight responsibilities;
•	A robust committee structure consisting entirely of independent directors with oversight of various types of risks; and
•	An engaged and independent Board.

The Board of Directors believes that this leadership structure provides independent board leadership and engagement while deriving the benefits of having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, the CEO is best positioned to chair regular Board meetings as the directors discuss key business and strategic issues. Coupled with an independent Lead Director, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

The Board believes that adopting a rigid policy on whether to separate or combine the positions of Chairman of the Board and CEO would inhibit the Board’s ability to provide for a leadership structure that would best serve shareholders. As a result, the Board has rejected adopting a policy permanently separating or combining the positions of Chairman and CEO in its Corporate Governance Guidelines, which are reviewed at least annually and available on our website at www.3M.com, under Investor Relations — Governance. Instead, the Board adopted an approach that allows it, in representing the shareholders’ best interests, to decide who should serve as Chairman or CEO, or both, under present or anticipated future circumstances.

34	3M Company

The Board believes that combining the roles of CEO and Chairman contributes to an efficient and effective Board. The Board believes that to drive change and continuous improvement within the Company, tempered by respect for 3M’s traditions and values, the CEO must have maximum authority. The CEO is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of continuing to build on 3M’s century-old tradition of uncompromising integrity and doing business the right way.

The Board believes that the Company’s corporate governance measures ensure that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, CEO evaluation and succession planning, strategy, risk, and integrity. The Corporate Governance Guidelines provide, in part, that:

•	Independent directors comprise a substantial majority of the Board;
•	Directors are elected annually by a majority vote in uncontested director elections;
•	Only independent directors serve on the Audit, Compensation, Nominating and Governance, and Science, Technology & Sustainability Committees;
•	The committee chairs establish their respective agendas;
•	The Board and committees may retain their own advisors;
•	The independent directors have complete access to management and employees;
•	The independent directors meet in executive session without the CEO or other employees during each regular Board meeting; and
•	The Board and each committee regularly conduct a self-evaluation to determine whether it and its committees function effectively.

The Board has also designated one of its members to serve as Lead Director, with responsibilities (described in the next section) that are similar to those typically performed by an independent chairman.

Independent lead director

The Board has designated one of its members to serve as a Lead Director, with responsibilities that are similar to those typically performed by an independent chairman (“Lead Director”). Michael L. Eskew was appointed Lead Director by the independent directors effective November 12, 2012, succeeding Dr. Vance Coffman who had served as Lead Director since 2006. Michael Eskew is a highly experienced director, currently serving on the boards of The Allstate Corporation, Eli Lilly and Company, and International Business Machines Corporation, and is the former Chairman and CEO of United Parcel Service, Inc. His responsibilities include, but are not limited to, the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	Acts as a key liaison between the Chairman/CEO and the independent directors;
•	Approves the meeting agendas for the Board, and approves the meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Has the authority to approve the materials to be delivered to the directors in advance of each Board meeting and provides feedback regarding the quality, quantity, and timeliness of those materials (this duty not only gives the Lead Director approval authority with respect to materials to be delivered to the directors in advance of each Board meeting but also provides a feedback mechanism so that the materials may be improved for future meetings);
•	Has the authority to call meetings of the independent directors;
•	Communicates Board member feedback to the Chairman/CEO (except that the chair of the Compensation Committee leads the discussion of the Chairman/CEO’s performance and communicates the Board’s evaluation of that performance to the Chairman/CEO);
•	If requested by major shareholders, ensures that he is available, when appropriate, for consultation and direct communication; and
•	Performs such other duties as requested by the independent directors.

2020 Proxy Statement	35

Executive sessions

As an agenda item for every regularly scheduled Board and committee meeting, independent directors regularly meet in executive session, without the Chairman/CEO or other members of management present, to consider such matters as they deem appropriate. The Lead Director presides over the Board’s executive sessions.

Board committees

Board, committees, and director evaluations

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively and consider opportunities for continual enhancement. The Chair of the Nominating and Governance Committee solicits and receives comments from all directors and shares those comments with the Committee and the Board. Based on the comments and further discussion and reflection, the Board makes an assessment reviewing areas in which the Board believes improvements could be made to increase the effectiveness of the Board and its committees as well as identifying existing practices which have contributed to high effectiveness and accordingly should be continued. Self-evaluation items requiring follow-up and/or the development and execution of implementation and action plans are monitored on a going-forward basis by the full Board, as well as by individual committees and the chairs thereof, as applicable. While this formal self-evaluation is conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round. The Board and each committee conducted an evaluation of its performance in 2019.

Before the November Board meeting, the Chairman/CEO, Lead Director, and chair of the Nominating and Governance Committee meet to discuss the performance and contributions of each director. As part of the nomination process, the Nominating and Governance Committee considers the performance and contributions of each director and evaluates each of the directors to ensure our directors continue to possess the necessary skills and experience to effectively oversee the Company. On occasion, the Nominating and Governance Committee has not renominated a director based on this individual director evaluation process.

Board and committee information

The Board currently has twelve directors and the following four committees: Audit, Compensation, Nominating and Governance, and Science, Technology & Sustainability. The Board had a Finance Committee until November 12, 2019, when the Science, Technology & Sustainability Committee was established. The membership and the function of each committee, both before and after the November committee structural update, are described below.

During 2019, the Board of Directors held five regularly scheduled meetings and three telephonic meetings. Overall attendance at Board and committee meetings was 96 percent. During 2019, all of our directors attended at least 75 percent of all Board and Committee meetings on which they served.

The Company has a long-standing policy that directors are expected to attend the Annual Meeting of Shareholders unless extenuating circumstances prevent them from attending. All directors who were members of the Board as of May 2019 attended last year’s Annual Meeting of Shareholders. Sondra Barbour was not present at the meeting as she did not seek re-election and ended her service on the Board on May 14, 2019, when her term expired.

36	3M Company

BOARD COMMITTEE COMPOSITION (JANUARY 1 – NOVEMBER 12, 2019)

Name of Non-employee Director	Audit	Compensation	Finance	Nominating and Governance
Sondra L. Barbour (retired from the Board, effective May 14, 2019)
Thomas “Tony” K. Brown
Pamela J. Craig (elected to the Board, effective May 14, 2019)
David B. Dillon
Michael L. Eskew
Herbert L. Henkel
Amy E. Hood
Muhtar Kent
Edward M. Liddy
Dambisa F. Moyo
Gregory R. Page
Patricia A. Woertz

= Committee Member;  = Chair

BOARD COMMITTEE COMPOSITION (SINCE NOVEMBER 12, 2019)

Name of Non-employee Director	Audit	Compensation	Nominating and Governance	Science, Technology & Sustainability
Thomas “Tony” K. Brown
Pamela J. Craig
David B. Dillon
Michael L. Eskew
Herbert L. Henkel
Amy E. Hood
Muhtar Kent
Edward M. Liddy*
Dambisa F. Moyo
Gregory R. Page
Patricia A. Woertz

= Committee Member; = Chair

*	Mr. Liddy has reached the mandatory retirement age and will retire from the Board on May 12, 2020.

2020 Proxy Statement	37

AUDIT COMMITTEE

Members

Sondra L. Barbour
(until 5/14/2019)
Thomas “Tony” K. Brown
Pamela J. Craig
(from 5/14/2019)
David B. Dillon (chair)
Dambisa F. Moyo
Gregory R. Page

Meetings in 2019 10

The Board of Directors has determined that all Audit Committee members are “independent” and “financially literate” under the NYSE listing standards and that members of the Audit Committee received no compensation from the Company other than for service as a director.

The Board has also determined that the following Audit Committee members — David B. Dillon (chair), Sondra L. Barbour, Pamela J. Craig, Dambisa F. Moyo and Gregory R. Page — have “accounting or related financial management expertise” under the NYSE listing standards and are “audit committee financial experts” as that term is defined by applicable Securities and Exchange Commission regulations.

The Audit Committee has adopted, and annually reviews, its charter setting forth its roles and responsibilities.

Audit Committee Charter

www.3M.com > Investor Relations > Governance > Governance Documents > Committee Charters

Introduction

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company’s independent registered public accounting firm (the “Independent Accounting Firm”), the performance of the Company’s internal auditing department, the Company’s financial risk assessment and management, and furnishes a report for inclusion in the Company’s Proxy Statement.

Roles and Responsibilities

•   Reviews the Company’s annual audited and quarterly consolidated financial statements and internal controls over financial reporting;

•   Reviews the Company’s financial reporting process and internal controls over financial reporting, including any major issues regarding accounting principles and financial statement presentation, and critical accounting policies to be used in the consolidated financial statements;

•   Reviews and discusses with management and the Independent Accounting Firm the Company’s report on internal controls over financial reporting and the Independent Accounting Firm’s audit of internal controls over financial reporting;

•   Reviews earnings press releases prior to issuance;

•   Appoints, oversees, and approves compensation of the Independent Accounting Firm;

•   Reviews with the Independent Accounting Firm the scope of the annual audit, including fees and staffing, and approves all audit and permissible non-audit services provided by the Independent Accounting Firm;

•   Reviews findings and recommendations of the Independent Accounting Firm and management’s response to the recommendations of the Independent Accounting Firm;

•   Discusses policies with respect to risk assessment and risk management, the Company’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures;

•   Periodically reviews the Company’s capital allocation and capital structure strategies, insurance coverage, funding for pension and other post-retirement benefit plans, and global tax planning;

•   Periodically reviews the Company’s global Treasury activities, including risks associated with cash investments, counterparties, and use of derivatives and other financial instruments for risk management purposes;

•   Periodically reviews and approves the Company’s use of swaps exemption pursuant to Dodd-Frank derivatives clearing policy;

•   Periodically obtains reports from senior management, including the Chief Information Officer, regarding the progress on the phased implementation of the global enterprise resource planning system, information technology networks and systems, and the adequacy and effectiveness of the Company’s information security policies and internal controls regarding information security;

•   Periodically obtains reports from the Company’s senior internal auditing executive, who has direct reporting obligations to the Committee, on the annual audit plan, scope of work, and the results of internal audits and management’s response thereto;

•   Periodically obtains reports from the Company’s Chief Compliance Officer, who has direct reporting obligations to the Committee, on compliance with the Company’s Code of Conduct, and at least annually, on the implementation and effectiveness of the Company’s compliance and ethics program;

•   Reviews with the Company’s General Counsel legal matters that may have a material impact on the consolidated financial statements and any material reports or inquiries received from regulators or government agencies regarding compliance; and

•   Establishes procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters and periodically review with the Chief Compliance Officer and the Company’s senior internal auditing executive these procedures and any significant complaints received.

38	3M Company

COMPENSATION COMMITTEE

Members

Michael L. Eskew
(until 11/12/2019)
Herbert L. Henkel (chair)
Amy Hood
Muhtar Kent
Edward M. Liddy
Patricia A. Woertz

Meetings in 2019 5

The Board of Directors has determined that all Compensation Committee members are “independent” under the NYSE listing standards, including the listing standards applicable to compensation committee members.

The Board has also determined that each Compensation Committee member qualifies as a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934, and that each member qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code.

The Compensation Committee has adopted, and annually reviews, its charter setting forth its roles and responsibilities.

Compensation Committee Charter

www.3M.com > Investor Relations > Governance > Governance Documents > Committee Charters

Introduction

The Compensation Committee reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation for the CEO, annually reviews and approves the compensation for the other senior executives, evaluates CEO performance, reviews and discusses with management of the Company the Compensation Discussion and Analysis prepared in accordance with the Securities and Exchange Commission’s disclosure rules for executive compensation, and furnishes a report for inclusion in the Company’s Proxy Statement.

Roles and Responsibilities

•   Reviews disclosures in the Company’s Proxy Statement regarding advisory votes on executive compensation and the frequency of such votes;

•   Approves the adoption, amendment, and termination of incentive compensation and deferred compensation programs for employees of the Company;

•   Approves the adoption, amendment, or termination of equity compensation programs or, if shareholder approval would be required, recommends such actions to the Board;

•   Approves, subject to ratification by the independent directors of the Board, employment agreements and severance arrangements for the CEO, as appropriate;

•   Approves employment agreements and severance arrangements for the senior executives of the Company (other than the CEO), as appropriate;

•   Oversees the administration of the Company’s stock and long-term incentive compensation programs, and determines the employees who receive awards and the size of their awards under such programs;

•   Approves the adoption and amendment of Company guidelines covering ownership of Company common stock by executives, and annually reviews compliance with these guidelines;

•   Reviews and makes recommendations to the Board of Directors concerning any amendment to a retirement benefit plan that would require Board approval;

•   Annually reviews a risk assessment of the Company’s compensation policies and practices for its employees;

•   Periodically reviews and discusses with the Company’s management matters relating to internal pay equity;

•   Reviews shareholder proposals relating to executive compensation matters and makes recommendations to the Board regarding responses;

•   Periodically reviews human resource issues relating to the Company’s policies and practices with respect to workforce diversity and equal employment opportunities; and

•   Has the authority to retain compensation consultants, counsel, or other advisors as it deems appropriate, including the authority to approve such advisors’ fees and retention terms.

The Committee may delegate its authority to subcommittees of one or more Committee members or to senior executives of the Company as it deems appropriate, subject to compliance with applicable laws, rules, regulations, and plan requirements. The Committee has delegated authority to the Company’s Chief Executive Officer and to its Senior Vice President, Human Resources, to grant certain stock-based awards to eligible, non-executive employees, subject to certain limits.

2020 Proxy Statement	39

FINANCE COMMITTEE (until 11/12/2019)*

Members

Sondra L. Barbour
(until 5/14/2019)
Pamela J. Craig
(from 5/14/2019)
Amy E. Hood
Muhtar Kent (chair)
Dambisa F. Moyo
Patricia A. Woertz

Meetings in 2019 4

The Board of Directors has determined that all Finance Committee members are “independent” under the NYSE listing standards.

The Finance Committee has adopted, and annually reviews, its charter setting forth its roles and responsibilities.

Finance Committee Charter

www.3M.com > Investor Relations > Governance > Governance Documents > Committee Charters

Introduction

The Finance Committee assists the Board with its oversight of the Company’s financial structure, including its overall capital structure, sources and uses of funds and related cash and financing plans, the Company’s financial condition and capital strategy, and financial risk management.

Roles and Responsibilities

•   Reviews and recommends for approval by the Board the dividend policy and the declaration of dividends or other forms of distributions on the Company’s stock, such as stock splits in the form of a stock dividend;

•   Reviews and recommends for approval by the Board the authorization for repurchase of the Company’s stock and periodically reviews repurchase activities;

•   Reviews and recommends for approval by the Board the Company’s authorization limit for cumulative short- and long-term borrowings;

•   Reviews and recommends for approval by the Board the registration and issuance of the Company’s debt or equity securities, except in the case of the issuance of debt or equity securities in connection with a merger or acquisition transaction which is presented to the Board;

•   Periodically reviews the Company’s capital allocation and capital structure strategies and related metrics from a credit rating agency and investor perspective;

•   Reviews and recommends for approval by the Board an annual capital expenditure budget and revisions to that budget;

•   Reviews and recommends for approval by the Board capital expenditures in excess of $75,000,000;

•   Periodically reviews the Company’s global treasury and tax planning activities;

•   Reviews and evaluates risks associated with the Company’s policies and activities related to cash investments, counterparty risks, and use of derivatives as part of hedging programs to manage risk related to foreign currencies, commodity prices, and interest rates;

•   Periodically reviews and approves the Company’s decision to enter into derivative swaps, including swaps exempt from an otherwise applicable clearing or trading mandate, and other governance matters related to derivatives trading;

•   Periodically reviews the Company’s insurance coverage;

•   Periodically reviews the funding, asset performance, and strategies for the Company’s pension and other postretirement benefit plans; and

•   Periodically reviews the Company’s funding and liquidity strategies for achievement of financing objectives.

*	The responsibilities of the Finance Committee have been assumed by the Audit Committee and the full Board since November 12, 2019.

40	3M Company

NOMINATING AND GOVERNANCE COMMITTEE

Members

Thomas “Tony” K. Brown
David B. Dillon
Michael L. Eskew
(chair until 11/12/2019)
Herbert L. Henkel
(until 11/12/2019)
Muhtar Kent (chair from
11/12/2019)
Edward M. Liddy
Dambisa F. Moyo
(from 11/12/2019)
Gregory R. Page
(until 11/12/2019)

Meetings in 2019 4

The Board of Directors has determined that all Nominating and Governance Committee members are “independent” under the NYSE listing standards.

The Nominating and Governance Committee has adopted, and annually reviews, its charter setting forth its roles and responsibilities.

Nominating and Governance Committee Charter

www.3M.com > Investor Relations > Governance > Governance Documents > Committee Charters

Introduction

The Nominating and Governance Committee establishes the Board Membership Criteria, assists the Board by identifying individuals qualified to become Board members, recommends to the Board matters of corporate governance, facilitates the annual review of the performance of the Board and its committees, and periodically reviews CEO and management succession plans.

Roles and Responsibilities

•   Selects and recommends director candidates to the Board of Directors, in light of the Board Membership Criteria adopted by the Board, either to be submitted for election at the Annual Meeting or to fill any vacancies on the Board, including consideration of any shareholder nominees for director (submitted in accordance with the Company’s Bylaws);

•   Reviews and makes recommendations to the Board of Directors concerning the composition and size of the Board and its committees, the Board Membership Criteria, frequency of meetings, and changes in compensation for non-employee directors;

•   Reviews the Company’s Corporate Governance Guidelines at least annually, and recommends any proposed changes to the Board for approval;

•   Develops and recommends to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Company and a director for purposes of determining director independence;

•   Reviews and approves or ratifies any transaction between the Company and any related person, which is required to be disclosed under the rules of the Securities and Exchange Commission;

•   Develops and recommends to the Board for its approval an annual self-assessment process of the Board and its committees and oversees the process;

•   Reviews periodically with the Chairman/CEO succession plans relating to positions held by elected corporate officers, and makes recommendations to the Board with respect to the selection of individuals to occupy these positions;

•   Periodically reviews the corporate contribution program (3Mgives) and the contribution activities of the 3M Foundation, which is funded by the Company; and

•   Periodically reviews the Company’s positions and engagement on important public policy and corporate governance issues affecting its business, including political contributions by 3M and its Political Action Committee, and shareholder engagement.

2020 Proxy Statement	41

SCIENCE, TECHNOLOGY & SUSTAINABILITY COMMITTEE (from 11/12/2019)

Members

Pamela J. Craig
Herbert L. Henkel
Amy E. Hood
Gregory R. Page (chair)
Patricia A. Woertz

Meetings in 2019 0

The Board of Directors has determined that all Science, Technology & Sustainability Committee members are “independent” under the NYSE listing standards.

The Science, Technology & Sustainability Committee has adopted, and annually reviews, its charter setting forth its roles and responsibilities.

Science, Technology & Sustainability Committee Charter

www.3M.com > Investor Relations > Governance > Governance Documents > Committee Charters

Introduction

The responsibility of the Science, Technology & Sustainability Committee (the “Committee”) of the 3M Board of Directors is to oversee the twin demands of developing products to meet the ever-changing needs of our customers while ensuring that those products cause no harm to people or to our planet. The Committee is responsible for providing the general oversight of the significant scientific and technological aspects of 3M’s businesses and the Company’s sustainability and stewardship activities.

Roles and Responsibilities

•   Monitors and reviews the overall strategy, direction and effectiveness of the Company’s research and development activities;

•   Reviews management’s strategy and allocation of resources for research and development activities, including product line extensions and new product platforms;

•   Reviews the Company’s policies and programs on sustainability; environmental and product stewardship; and environmental, health and safety, including for compliance with all applicable laws and regulations;

•   Assists the Board in identifying and analyzing significant emerging science and technology, disruptive innovations, sustainability, materials vulnerability, and geopolitical issues that may impact the Company’s overall business strategy, global business continuity and financial results; and

•   Annually reviews the Company’s Sustainability Report.

Director compensation and stock ownership guidelines

Director compensation philosophy and elements

The Nominating and Governance Committee periodically receives reports on the status of Board compensation in relation to other large U.S. companies and is responsible for recommending to the Board changes in compensation for non-employee directors. In developing its recommendations, the Committee is guided by the following goals:

•   Compensation should fairly pay directors for work required in a company of 3M’s size and scope;

•   A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of shareholders; and

•   The structure of the compensation should be simple and transparent.

The Nominating and Governance Committee works with an independent compensation consultant to support its objectives of maintaining a reasonable and appropriate program. For 2019, Frederic W. Cook & Co., Inc. (“FW Cook”) provided the Committee with expert advice on the compensation of non-employee directors, in addition to analyzing market data on director compensation at the same peer group of 17 companies approved by the Compensation Committee for evaluating Named Executive Officer compensation. Neither the Company nor the Nominating and Governance Committee has any arrangement with any other compensation consultant who has a role in determining or recommending the amount or form of director compensation.

42	3M Company

Our director program is comprised of a mix of cash and equity that is intended to approximate the peer-group median mix. Our directors’ overall target total direct compensation is consistent with 3M’s size and market-capitalization value relative to its peers. In addition, our hold-until-termination requirement on the annual stock retainer is rigorous relative to the holding requirement of our peers. For more information on the peer group, please see the section entitled “Executive peer group” beginning on page 62 of this Proxy Statement. Non-employee directors’ compensation includes the following compensation elements:

Annual Compensation — In May 2019, the Nominating and Governance Committee considered a board compensation study prepared by FW Cook. After reviewing that study, the Committee recommended no changes in the compensation for non-employee directors. As a result, the 2019 annual compensation for non-employee directors was $305,000. Approximately 44 percent of the annual compensation (or $135,000) is payable in cash in four quarterly installments and approximately 56 percent of the annual compensation (or $170,000) is payable in 3M common stock equivalents (“Deferred Stock Units”) granted after the Annual Meeting (referred to as the “annual stock retainer”). In addition, the Lead Director receives an annual fee of $35,000, the chair of the Audit Committee receives an annual fee of $25,000, and the chairs of the Compensation, Finance (before it was ended), Nominating and Governance, and Science, Technology & Sustainability Committees each receive an annual fee of $20,000. The Lead Director and committee chair fees are payable in cash in four quarterly installments. There are no meeting fees. In lieu of receiving the Deferred Stock Units, a director may elect to receive 3M common shares on a current basis, but such shares must be retained until the director leaves the Board. Similarly, in lieu of cash fees, a director may elect to receive 3M common shares or Deferred Stock Units. Non-employee directors also may elect to defer all or part of their annual compensation until they cease to be members of the Board.

Deferred Stock — For each director who receives all or a portion of the annual fees in deferred stock, the Company credits his or her account with a number of Deferred Stock Units equal to the number of shares (including fractional shares) of 3M common stock that otherwise could have been purchased with such fees, as determined using the closing sales price for a share of 3M common stock on the NYSE for the last trading day immediately preceding the earliest date such amount otherwise could have been be paid to the director if taken on a current basis. For each ordinary cash dividend paid on the shares of the Company’s common stock, the Company also credits the directors’ accounts with an additional number of Deferred Stock Units on the dividend payment date. The number of additional Deferred Stock Units credited to each directors’ account is calculated by dividing the aggregate dividends that otherwise would have been paid on the shares underlying the aggregate number of Deferred Stock Units credited to the director’s account on the relevant dividend record date by the closing sales price for a share of 3M common stock on the NYSE for the last trading day immediately preceding the applicable dividend payment date. The Deferred Stock Units are fully vested upon grant but do not have voting rights. Appropriate adjustments to the number of Deferred Stock Units credited to each director’s account will be made for stock splits, stock dividends, mergers, consolidations, payments of dividends other than in cash, and similar circumstances affecting 3M common stock. The shares of 3M common stock underlying the Deferred Stock Units will be distributed in a single lump sum during the month of January in the first year after the director leaves the Board, unless the non-employee director elects an alternative distribution schedule prior to the beginning of the year in which the fees are earned. Non-employee directors may elect to receive distribution of the shares of 3M common stock underlying his or her Deferred Stock Units for a year in a single lump sum during the month of January in the first or second year following the year in which they leave the Board or in a series of three, five, or ten annual installments beginning on the first business day of January in the first year following their termination of Board service.

All Other Compensation — The column below showing “All Other Compensation” includes the incremental cost of complimentary products and matching gifts. The non-employee directors are eligible to participate in the Company’s matching gift program on the same terms as 3M employees. Under this program, the 3M Foundation will match up to a total of $5,000 a year in contributions by the director to eligible educational institutions and, effective January 1, 2020, up to a total of $1,000 a year in contributions by the director to eligible charitable organizations.

2020 Proxy Statement	43

2019 director compensation table

The total 2019 compensation of our non-employee directors is shown in the following table:

Non-Employee Directors	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sondra L. Barbour (retired from the Board, effective May 14, 2019)**	49,697	—	—	49,697
Thomas “Tony” K. Brown	135,000	170,000	5,389	310,389
Pamela J. Craig (elected to the Board, effective May 14, 2019)**	85,303	170,000	5,262	260,565
David B. Dillon*	160,000	170,000	5,757	335,757
Michael L. Eskew*	187,283	170,000	270	357,553
Herbert L. Henkel*	155,000	170,000	588	325,588
Amy E. Hood	135,000	170,000	834	305,834
Muhtar Kent*	155,000	170,000	752	325,752
Edward M. Liddy*	135,000	170,000	—	305,000
Dambisa F. Moyo	135,000	170,000	767	305,767
Gregory R. Page*	137,717	170,000	398	308,115
Patricia A. Woertz	135,000	170,000	411	305,411

*	Lead Director or Committee Chair during all or a portion of 2019.
**	Director compensation prorated according to effective date of election or retirement.
(1)	This column represents the amount of all fees earned or paid in cash for services as a director.
(2)	This column represents the grant date fair value of the stock awards made in 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The Company does not grant stock options to non-employee directors. Since all stock awards vest on the grant date, there are no unvested stock awards outstanding at year end.
(3)	This column includes the incremental cost of complimentary products and matching gifts. Non-employee directors are eligible to participate in the Company’s matching gift program on the same terms as 3M employees. Under this program, the 3M Foundation will match up to a total of $5,000 a year in contributions by the director to eligible educational institutions and, effective January 1, 2020, up to a total of $1,000 a year in contributions by the director to eligible charitable organizations.

Reasonableness of non-employee director compensation

As described above, our philosophy on director compensation is to pay directors fairly for work required in a company of our size and complexity, make a significant portion of the total compensation equity based to align directors’ interests with those of our shareholders and structure compensation in a simple and transparent manner. We believe that the application of this philosophy has resulted in a non-employee director compensation program that reflects best-in-class design with the following provisions:

•	Retainer-only cash compensation with no fees for attending meetings that are an expected part of board service.
•	Additional retainers for special roles having greater responsibilities, such as Lead Director and committee chairs, to recognize the incremental additional time and effort required.
•	Equity delivered in the form of current or deferred full-value shares, where annual grants are based on a competitive fixed-value formula and immediate vesting helps avoid director entrenchment.
•	A requirement to retain the stock retainer portion of annual compensation issued on or after October 1, 2007, until termination from Board service, which includes net after-tax shares attributable to current payments and pre-tax shares attributable to deferrals.
•	Flexible voluntary deferral provisions and no material benefits or perquisites.
•	Our 2016 Long-Term Incentive Plan, approved by shareholders at the 2016 Annual Meeting, includes a $600,000 annual compensation limit on all forms of compensation for non-employee directors.

44	3M Company

Stock ownership guidelines

The Board requires that each director retain the stock retainer portion (currently valued at $170,000) of the annual compensation issued on or after October 1, 2007, until the director leaves the Board. Information regarding accumulated stock and deferred stock units is set forth in the section entitled “Security ownership of management” beginning on page 92 of this Proxy Statement.

Hedging and pledging policies

The Company’s stock trading policies prohibit directors and the Company’s executive officers from (i) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds; (ii) engaging in short sales related to the Company’s common stock; (iii) placing standing orders; (iv) maintaining margin accounts; and (v) pledging 3M securities as collateral for a loan. All transactions in 3M securities by directors and executive officers must be pre-cleared with the Company’s General Counsel.

2020 Proxy Statement	45

Audit Committee matters

PROPOSAL 2

Ratification of the Appointment of Independent Registered Public Accounting Firm for 2020

•   Ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm for 2020.

•   Based on its assessment of the qualifications and performance of PricewaterhouseCoopers LLP (“PwC”), the Audit Committee believes that it is in the best interests of the Company and its shareholders to retain PwC.

The Audit Committee is directly responsible for the appointment, compensation (including approval of all fees), retention, and oversight of the Company’s independent registered public accounting firm (“Independent Accounting Firm”) retained to perform the audit of our financial statements and our internal control over financial reporting.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as 3M’s Independent Accounting Firm for 2020. PwC has been 3M’s Independent Accounting Firm since 1998. Prior to that, 3M’s Independent Accounting Firm was Coopers & Lybrand from 1975 until its merger with Price Waterhouse in 1998. In accordance with SEC rules and PwC policy, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee annually reviews PwC’s independence and performance in connection with the Audit Committee’s determination of whether to retain PwC or engage another firm as our Independent Accounting Firm. In the course of these reviews, the Audit Committee considers, among other things:

•	PwC’s historical and recent performance on the 3M audit, including input from those 3M employees with substantial contact with PwC throughout the year about PwC’s quality of service provided, and the independence, objectivity, and professional skepticism demonstrated throughout the engagement by PwC and its audit team;
•	an analysis of PwC’s known legal risks and significant proceedings;
•	external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on PwC and its peer firms;
•	PwC’s independence;
•	the appropriateness of PwC’s fees, on both an absolute basis and as compared to its peer firms;
•	PwC’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and
•	PwC’s capability and expertise in handling the breadth and complexity of our global operations, including the Company’s phased implementation of an enterprise resource planning system on a worldwide basis over the next several years.

Based on this evaluation, the Audit Committee believes that PwC is independent and that it is in the best interests of the Company and our shareholders to retain PwC to serve as our Independent Accounting Firm for 2020.

We are asking our shareholders to ratify the selection of PwC as our Independent Accounting Firm for 2020. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate governance. If the selection of PwC is not ratified, the Audit Committee will consider whether it is appropriate to select another Independent Accounting Firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different Independent Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

46	3M Company

PwC representatives are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.

RECOMMENDATION OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020. Proxies solicited by the Board of Directors will be voted “FOR” ratification unless a shareholder indicates otherwise in voting the proxy.

Audit Committee report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The management of the Company is responsible for (i) the preparation of complete and accurate annual and quarterly consolidated financial statements (“financial statements”) in accordance with generally accepted accounting principles in the United States, (ii) maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and laws and regulations, and (iii) an assessment of the effectiveness of internal control over financial reporting. The Independent Accounting Firm is responsible for planning and conducting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) an audit of the Company’s annual consolidated financial statements and a review of the Company’s quarterly financial statements and expressing opinions on the Company’s financial statements and internal control over financial reporting based on the integrated audits.

In this context, the Audit Committee has met and held discussions with management and the Independent Accounting Firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated audited financial statements with management and the Independent Accounting Firm. The Audit Committee has discussed with the Independent Accounting Firm matters required to be discussed pursuant to the applicable requirements of the PCAOB and the Securities and Exchange Commission with Audit Committees.

In addition, the Audit Committee has reviewed and discussed with the Independent Accounting Firm the auditor’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letters required by applicable requirements of the PCAOB regarding the Independent Accounting Firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the Independent Accounting Firm’s independence from the Company.

The Audit Committee also has considered whether the Independent Accounting Firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the Independent Accounting Firm is independent from the Company and its management.

The Audit Committee has discussed with the Company’s Internal Audit Department and Independent Accounting Firm the overall scope of and plans for their respective audits. The Audit Committee meets with the Internal Auditor, Chief Compliance Officer, the General Counsel, and representatives of the Independent Accounting Firm in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Submitted by the Audit Committee

David B. Dillon, Chair
Thomas “Tony” K. Brown
Pamela J. Craig
Dambisa F. Moyo
Gregory R. Page

2020 Proxy Statement	47

Audit Committee policy on pre-approval of audit and permissible non-audit services of the independent accounting firm

The Audit Committee is responsible for appointing and overseeing the work of the Independent Accounting Firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the Independent Accounting Firm.

The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the Independent Accounting Firm’s independence is not impaired; describes the Audit, Audit-Related, Tax and All Other services that may be provided and the non-audit services that may not be performed; and sets forth the pre-approval requirements for all permitted services. The policy provides for the pre-approval of specific types of Audit, Audit-Related, Tax and Other services and a limited fee estimate range for such services on an annual basis. The policy also requires specific pre-approval of all permitted services not already included in the annual pre-approval. The Independent Accounting Firm is required to report periodically to the Audit Committee regarding the extent of services provided in accordance with their pre-approval and the fees for the services performed to date.

The Audit Committee’s policy delegates to its Chair the authority to address requests for pre-approval of services in certain limited circumstances between Audit Committee meetings. The chair, in his discretion, must either seek immediate approval by e-mail from the other Audit Committee members, or report any pre-approval decisions to the Audit Committee for its approval at its next scheduled meeting.

The Audit Committee may not delegate to management the Audit Committee’s responsibility to pre-approve permitted services of the Independent Accounting Firm.

All Audit, Audit-Related, Tax and All Other services described below were approved by the Audit Committee before services were rendered.

Fees of the independent accounting firm

The following table represents fees billed for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the audit of the Company’s consolidated financial statements for the years ended December 31, 2018 and 2019, and fees billed for other services rendered by PwC during those periods.

AUDIT AND NON-AUDIT FEES ($ IN MILLIONS)

	2018	2019
Audit Fee:	$ 18.6	$ 18.8
Audit-Related Fee:	1.3	1.3
Tax Fee:	0.7	0.7
All Other Fee:	0.2	0.1
Total	$ 20.8	$ 20.9

In the above table, in accordance with SEC rules, “Audit” fees consisted of audit work and review services, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, comfort letters, consents, and review of documents filed with the Securities and Exchange Commission. “Audit-related” fees consisted principally of carve out audit procedures, procedures related to the adoption of new accounting standards in future years, internal control and system audit procedures for periods prior to the rollout of the ERP system, agreed-upon procedures, employee benefit plan audits, and other attestation services. “Tax” fees consisted principally of tax compliance services in foreign jurisdictions, assistance with transfer pricing documentation, and advice on foreign and domestic tax related matters. “All Other” fees consisted of general industry and accounting training, information security vendor assessments, licenses for accounting research software, and other permissible services that do not fall into the three categories listed above.

48	3M Company

Audit Committee restrictions on hiring employees of the independent accounting firm

The Audit Committee has adopted restrictions on the hiring by the Company of any PwC partner, director, manager, staff, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of PwC’s certification of the Company’s financial statements. Audit assurance includes all work that results in the expression of an opinion on financial statements, including audits of statutory accounts.

2020 Proxy Statement	49

Executive compensation

PROPOSAL

Advisory Approval of Executive Compensation

•   Approve, on an advisory basis, the compensation of our Named Executive Officers.

•   Our executive compensation program appropriately aligns our executives’ compensation with the performance of the Company and its business units as well as their individual performance.

Section 14A of the Securities Exchange Act provides our shareholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement. This is the tenth year that the Company is asking shareholders to vote on this type of proposal, known as a “say-on-pay” proposal.

We believe that our executive compensation program is consistent with our core compensation principles and is structured to assure that those principles are implemented. At the Annual Meeting of Shareholders held on May 14, 2019, approximately 95 percent of the votes cast on this issue voted to approve the compensation of the Company’s named executive officers as disclosed in last year’s Proxy Statement. Although the vote was non-binding, the Compensation Committee believes this level of approval percentage indicates that our shareholders strongly support our core compensation principles and our executive compensation program.

Thus, the Company is submitting to shareholders the following resolution for their consideration and approval:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including in the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).”

We encourage you to read the entire Compensation Discussion and Analysis portion of this Proxy Statement to learn more about our executive compensation program and the impact that our financial performance has on the annual and long-term incentive compensation earned by our leadership team.

While the Board of Directors and the Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. The Company currently holds advisory votes on the compensation of named executive officers annually. Accordingly, the next such advisory vote is expected to occur at the 2021 Annual Meeting.

RECOMMENDATION OF THE BOARD

The Board of Directors unanimously recommends a vote  “FOR”   this proposal for the reasons discussed above.

Proxies solicited by the Board of Directors will be voted  “FOR”  this proposal unless a shareholder indicates otherwise in voting the proxy.

50	3M Company

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes 3M’s executive compensation program, explains how 3M’s Compensation Committee oversees and implements this program, and reviews the 2019 compensation for the current and former executive officers identified below. Throughout this Compensation Discussion and Analysis and elsewhere in this Proxy Statement, we refer to this group of individuals as the “Named Executive Officers.”

Name	Title(1)
Michael F. Roman	Chairman of the Board, President and Chief Executive Officer
Inge G. Thulin(2)	Former Executive Chairman of the Board
Nicholas C. Gangestad	Senior Vice President and Chief Financial Officer
Ashish K. Khandpur	Executive Vice President, Transportation and Electronics Business Group
Julie L. Bushman(3)	Executive Vice President, International Operations
Joaquin Delgado(4)	Former Executive Vice President, Consumer Business Group
Michael G. Vale	Executive Vice President, Safety and Industrial Business Group

(1)	Reflects the title of each Named Executive Officer as of March 1, 2020.

(2)	Mr. Thulin retired from employment with the Company, effective June 1, 2019.

(3)	Ms. Bushman has announced her intention to retire and is expected to separate from employment with the Company, effective April 1, 2020.

(4)	Dr. Delgado separated from employment with the Company on July 1, 2019.

To enable quicker navigation of the information provided, this Compensation Discussion and Analysis is organized into four distinct sections:

Section I: Executive Summary	51
Section II: How We Determine Compensation	57
Section III: How We Paid our Named Executive Officers in 2019	65
Section IV: Ways in Which We Address Risk and Governance	71

For the meaning of certain capitalized terms used throughout this Compensation Discussion and Analysis, see “Meaning of certain terms” on page 64 of this Proxy Statement.

Section I: Executive summary

Selected 2019 financial performance and business highlights

3M’s 2019 financial performance was achieved through disciplined execution, impacted by weakness in certain end markets (China, automotive and electronics) and channel inventory adjustments. The table below reflects the Company’s performance against the key metrics underlying the Company’s performance share awards, both as determined in accordance with GAAP and as adjusted to better reflect the Committee’s view of the Company’s 2019 operating performance.

	Results Determined in Accordance with GAAP (to the Extent Applicable)	Results as Adjusted to Better Reflect the Committee’s View of the Company’s 2019 Operating Performance
Earnings Per Share Growth	-12.1%	-6.9%*
Organic Local Currency Sales Growth	-1.5%	-1.5%
Return on Invested Capital	17.5%*	22.9%*
Free Cash Flow Conversion	117.5%*	106.0%*

*	See Appendix A to this Proxy Statement for a reconciliation of earnings per share, operating margin performance, free cash flow and free cash flow conversion to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States, and the calculation of return on invested capital. See “Adjustments for certain special items” on page 60 below for additional information concerning the Committee’s general approach to adjustments.

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Based on the Company’s financial performance and consistent with our pay-for-performance philosophy, the 2019 annual incentive payments that our Named Executive Officers received and their performance share accruals based on 2019 performance were below targeted levels. For additional information, see “Impact of company performance on incentive compensation and real pay delivery,” “2019 annual incentive” and “Performance share accruals based on 2019 performance” beginning on pages 53, 66 and 70, respectively. The stock, stock options and other long-term incentive compensation awards held by our Named Executive Officers throughout 2019 also decreased in value during the year with the decline in the market value of our shares.

Noteworthy accomplishments from January 1, 2019, through March 1, 2020, include the following:

•	Realigned our organizational structure and streamlined our global operating model around four new business groups to further align to customers and go-to-market models for improved growth, operating agility, and accountability;

•	Completed the acquisition of M*Modal to strengthen our Health Information Systems portfolio and complement organic growth;

•	Completed the acquisition of Acelity, Inc. to bolster our Medical Solutions business and support our growth strategy to offer comprehensive advanced and surgical wound care solutions;

•	Strengthened our portfolio going forward by completing the divestitures of our gas and flame detection business and advanced ballistics-protection business; and announced the divestiture of substantially all of the drug delivery business;

•	Awarded a total of 3,616 patents from patent offices around the world in 2019, including 700 patents granted to 3M by the United States Patent and Trademark Office, which brings to more than 121,000 the total number of patents awarded to 3M in its corporate history;

•	Established a new Board committee to provide oversight of the Company’s strategies related to research and development, commercialization, sustainability, environmental stewardship, and other related activities, which will help ensure that the Company is building on its strong innovation capabilities while maintaining the Company’s high product stewardship standards;

•	Over 100 consecutive years of paying dividends to shareholders and 62 consecutive years of annual increases;

•	Reported an all-time high free cash flow of $5.4 billion for 2019, up 10 percent over 2018;

•	Returned $4.7 billion to shareholders via dividends and gross share repurchases; and

•	Recognized by FORTUNE® magazine as one of the “World’s Most Admired Companies,” which 3M management believes is a recognition of our ability to create a foundation of trust with all of our stakeholders.

Factors creating alignment between pay and performance

3M’s executive compensation program is designed to maintain a strong alignment between corporate performance and executive compensation by tying incentive compensation to the achievement of performance metrics that we believe increase the Company’s long-term value. For 2019, highlights of the program include:

•	A large portion of each executive’s target Total Direct Compensation (cash plus long-term incentives) is performance-based, varying from 90 percent for Chief Executive Officer Michael Roman to a range of 72-86 percent for the other Named Executive Officers; and

•	The incentive compensation opportunities provided to the Named Executive Officers utilize multiple performance-based metrics focused primarily on revenue and earnings performance, increase in 3M’s common stock price, efficient use of capital, and free cash flow conversion.

52	3M Company

Impact of company performance on incentive compensation and real pay delivery

One objective of our incentive compensation program is to align our Named Executive Officers’ real pay delivery with performance. The Company’s performance directly impacted incentive compensation pay outcomes for our Named Executive Officers as follows:

2019 annual incentive compensation

For the Named Executive Officers paid on the basis of the Company’s overall performance, the 2019 annual incentive compensation payout (before any adjustment for individual performance) was 62 percent of the target amount. The payouts reflect the Committee’s view of our performance against the goals established for 2019, as shown below.

•	Local currency sales achieved 96 percent of plan, which resulted in an 80 percent payout for this metric (40 percent of target after adjusting for weighting);
•	3M economic profit achieved 84 percent of plan, which was below the threshold required to receive a payment based on this metric; and
•	3M’s 2019 economic profit represented 86 percent of its 2018 results, which resulted in a 72 percent payout for this metric (22 percent of target after adjusting for weighting).

The achievement levels described above reflect certain adjustments that the Committee believed were appropriate to better reflect the Company’s performance against its 2019 operating plan. See Appendix A to this Proxy Statement for a reconciliation of local currency sales to our results for the most directly comparable financial measure as reported under GAAP, and the calculation of 2018 and 2019 economic profit.

Performance share award payouts and accruals (long-term incentive compensation)

The three-year performance period for the 2017 Performance Share Awards issued to the Named Executive Officers ended on December 31, 2019. Based on the financial results achieved during 2017 – 2019 and excluding dividend equivalents, the Named Executive Officers received 1.189 shares of 3M common stock for each target performance share subject to their 2017 Performance Share Awards. After considering the change in the market value of 3M’s common stock over the three-year performance period and the additional shares delivered pursuant to the dividend equivalent rights granted as part of the 2017 Performance Share Awards, the value of the total number of 3M shares delivered to the Named Executive Officers in settlement of these awards (determined using the closing price of a share of 3M common stock on the NYSE for December 31, 2019) equaled 120 percent of the value of the target number of performance shares subject to such awards (determined using the closing price of a share of 3M common stock on the NYSE for March 1, 2017, the grant date for the 2017 performance share awards).

When evaluating the payouts for these awards against the Company’s performance, it is important to keep in mind the weightings applied to each year (2017 – 50 percent; 2018 – 30 percent; and 2019 – 20 percent) and each metric (Relative Organic Volume Growth – 40 percent; Return on Invested Capital – 20 percent; Earnings per Share Growth – 20 percent; and Free Cash Flow Conversion – 20 percent). As illustrated in the charts below, the above target payout of these awards was driven primarily by the Company’s strong 2017 Relative Organic Volume Growth, Return on Invested Capital, and Earnings per Share Growth, which was partially offset by the Company’s below target performance on certain metrics for 2018 and 2019.

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The attainment levels described above reflect certain adjustments that the Committee believed were appropriate to better reflect the Company’s performance during the performance period. See Appendix A to this Proxy Statement for a reconciliation of earnings per share, operating margin performance, free cash flow and free cash flow conversion to our results for the most directly comparable financial measures as reported under GAAP, and the calculation of return on invested capital.

54	3M Company

The Company’s 2019 performance will have a more pronounced impact on the payouts for the 2018 Performance Share Awards and 2019 Performance Share Awards, where the weighting of 2019 performance is 30 percent and 50 percent, respectively. To illustrate this point, the table below shows the number of shares of 3M common stock accrued per target performance share based on the Company’s performance for the performance share awards that were outstanding at December 31, 2019.

For additional information concerning the overall status of the performance share awards that were outstanding at December 31, 2019, and the impact that the Company’s 2019 performance had on such awards, see “Status of outstanding performance share awards” and “Performance share accruals based on 2019 performance” beginning on pages 68 and 70, respectively.

Stock and long-term incentive compensation

The performance of 3M’s stock has a material impact on the amount of compensation actually realized by our Named Executive Officers. Our stock ownership guidelines require covered executives, including the Named Executive Officers, to own amounts of Company stock having a value exceeding a specified multiple of their base salary. If the market price of 3M’s stock declines, so does the value of the stock they own. Similarly, stock options and other long-term incentive awards held by our Named Executive Officers increase or decrease in value along with increases and decreases in the value of 3M’s common stock.

The stock, stock options and other long-term incentive compensation awards held by our Named Executive Officers throughout 2019 decreased in value during the year as the closing price for a share of the Company’s common stock on the NYSE decreased from $190.54 on December 31, 2018, to $176.42 on December 31, 2019.

Total shareholder return

The graphs below illustrate 3M’s stock performance relative to the stock performance of the S&P 500 and the peer companies included in the Company’s executive peer group (excluding DuPont de Nemours, Inc., formerly DowDuPont Inc., which was excluded due to its spinoff of two independent public companies during 2019 – Dow Inc. and Corteva, Inc.), as described under “Competitive pay” beginning on page 61 of this Proxy Statement.

Note: 5-year period = Five years ending 12/31/19; 3-year period = Three years ending 12/31/19; 1-year period = One year ending 12/31/19 Source: Bloomberg.

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2019 say on pay

In 2019, approximately 95 percent of the votes cast on our say-on-pay proposal approved the compensation of our named executive officers as disclosed in last year’s Proxy Statement. Although the vote was non-binding, the Committee believes this level of approval indicates that shareholders strongly support our executive compensation programs and policies. The Committee will consider the results of this year’s say-on-pay proposal, as well as feedback from our shareholders, when making future executive compensation decisions.

For information concerning our investor outreach efforts, please refer to the section entitled “Shareholder Outreach and Engagement” on page 24 of this Proxy Statement.

Noteworthy compensation program actions since January 1, 2019

Since January 1, 2019, 3M and the Committee took the noteworthy actions described below as part of the Company’s executive compensation program.

•	Approved participation of all executive officers in the broad-based Annual Incentive Plan (as opposed to the Executive Annual Incentive Plan), effective for plan years beginning on or after January 1, 2020.
•	Recalculated the number of shares required to be beneficially owned by our executive officers in order to maintain compliance with our stock ownership guidelines, effective December 31, 2019.
•	Approved a new severance plan for certain U.S. executives (including the Named Executive Officers) to provide separation payments and benefits upon a qualifying termination of employment. Among other things, the new plan is intended to help support talent recruitment and retention objectives and provide a consistent approach to executive departures. For more information concerning the new severance plan, see “New severance plan” and “Rights and payments upon a qualifying termination under the severance plan” beginning on pages 61 and 85 of this Proxy Statement, respectively.

Compensation policies and practices

Our compensation program is designed to provide appropriate performance incentives and avoid compensation practices that do not promote the interests of our shareholders.

We do	We do not

Maintain a strong alignment between corporate performance and our executive officers’ compensation by having a majority of Total Direct Compensation consist of performance-based compensation.
Conduct an annual assessment for the purpose of identifying and mitigating significant economic and reputational risks in the design of our incentive compensation programs.
Have a comprehensive clawback policy that covers both cash and equity compensation and includes provisions addressing reputational and financial risk as well as risk management failures.
Use an independent compensation consultant retained by, and reporting directly to, the Compensation Committee.
Limit the number and amount of executive perquisites.
Prohibit our executive officers from hedging or pledging 3M common stock.
Maintain robust stock ownership guidelines applicable to all of our executive officers.
Conduct competitive benchmarking to align executive compensation with the market.

xHave employment or change in control agreements with any of our executive officers.
xProvide tax gross-ups on executive perquisites.
xHave agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any of our executive officers upon a change in control.
xPay dividends or dividend equivalents on unearned equity awards.
xReprice stock options without the approval of 3M shareholders, except for “anti-dilution” adjustments (such as adjustments in connection with a stock split, spinoff, etc.)

56	3M Company

Section II: How we determine executive compensation

Principles

The Company maintains global compensation principles that are intended to ensure that its compensation practices are fair and reasonable as applied to both executive and non-executive employees. These principles align with the Company’s vision and strategies, balance both individual and enterprise-wide performance and seek to provide competitive wages and benefits with consistent positioning in the median range of the most-relevant markets to employees based on roles, responsibilities, skills, and performance. 3M also believes that the compensation of its executives should be closely tied to the performance of the Company, so that their interests are aligned with the interests of long-term 3M shareholders. Consistent with this philosophy, the following core principles provide a framework for the Company’s executive compensation program:

•	Total Direct Compensation should be competitive to attract the best talent to 3M, motivate executives to perform at their highest levels, reward individual contributions that improve the Company’s ability to deliver outstanding performance, and retain those executives with the leadership abilities and skills necessary for building long-term shareholder value;
•	The portion of Total Direct Compensation that is performance-based and is, therefore, at risk should increase with the level of an individual’s responsibility;
•	The program should balance incentives for delivering outstanding long-term, sustainable performance against the potential to encourage inappropriate risk-taking;
•	The metrics and targets for earning performance-based incentives should be consistent with, and aligned to, increasing shareholder value over the long term; and
•	A significant portion of each executive’s personal net worth should be tied to the value of 3M common stock as further motivation to build long-term shareholder value and mitigate the risk of inappropriate risk-taking.

To monitor and support the effectiveness of this program, the Committee periodically reviews the compensation principles used for setting annual total cash compensation for the Company’s global workforce and approves the methodology for determining annual long-term incentive target grant values for employees eligible to receive such awards. The Company also periodically compares its pay components to those of other premier companies and adjusts them as necessary to stay competitive and attract, retain, and motivate a highly qualified, diverse workforce at all levels throughout the organization, not just for its executives.

Roles and responsibilities

The Company believes that a collaborative process best ensures that compensation decisions reflect the principles of our executive compensation program. Set forth below is a summary of the roles and responsibilities of the key participants that were involved in making decisions relating to the compensation that our Named Executive Officers earned in 2019.

Responsible Party	Primary Roles and Responsibilities Relating to Compensation Decisions
Compensation Committee (Composed solely of independent, non- employee directors and reports to the Board)

•  Reviews the design of, and risks associated with, the Company’s compensation policies and practices;

•  Approves the compensation of our Chief Executive Officer and Executive Chairman (including performance metrics and goals for performance-based long-term and short-term incentive compensation), subject to ratification by the independent members of the Board of Directors;

•  Approves annual performance goals and objectives for our Chief Executive Officer and Executive Chairman;

•  Acting through the Committee’s Chairman, conducts an annual evaluation of our Chief Executive Officer’s and Executive Chairman’s performance and reviews such evaluation with the independent members of the Board of Directors;

•  Approves the compensation of our other Named Executive Officers (including performance metrics and goals for performance-based long-term and short-term incentive compensation); and

•  Approves all changes to the composition of the executive peer group.

Independent Non- employee Members of the Board of Directors

•  Considers the Committee’s annual evaluation of our Chief Executive Officer’s and Executive Chairman’s performance; and

•  Considers the Committee’s actions regarding the compensation of our Chief Executive Officer and Executive Chairman and, if deemed appropriate, ratifies such actions.

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Responsible Party	Primary Roles and Responsibilities Relating to Compensation Decisions
Independent Consultant to the Compensation Committee* (Frederic W. Cook & Co., Inc.)

•  Provides the Committee with advice regarding the design of all elements of the Company’s executive compensation program;

•  Reviews and provides an assessment of the material economic and reputational risks associated with the Company’s incentive compensation programs;

•  Reviews and provides an independent assessment of materials provided to the Committee by management of the Company;

•  Provides advice and recommendations to the Committee regarding the composition of the compensation peer groups;

•  Provides expert knowledge of regulatory developments, marketplace trends and best practices relating to executive compensation and competitive pay levels;

•  Makes recommendations regarding the compensation of the Named Executive Officers (including our Chief Executive Officer and Executive Chairman); and

•  Regularly attends and actively participates in meetings of the Committee, including executive sessions.

Chief Executive Officer (Assisted by our Senior Vice President, Human Resources, and other Company employees)

•  Approves annual performance goals and objectives for the Named Executive Officers (other than himself and our Executive Chairman);

•  Conducts an annual performance evaluation for each of the Named Executive Officers (other than himself and our Executive Chairman) and presents the results to the Committee; and

•  Makes recommendations to the Committee with respect to the compensation of the Named Executive Officers (other than himself and our Executive Chairman) based on the final assessment of their performance.

*	During 2019, the Committee was assisted by its independent compensation consultant, George B. Paulin of FW Cook. Other than the support that it provided to the Committee, FW Cook provided no other services to the Company or 3M management, with the exception of independent advisory support to the Nominating and Governance Committee on the compensation of 3M’s non-employee directors so that valuation methodologies and peer groups are consistent with those used for executives and other employees. During the year, the Committee considered an evaluation of the independence of Mr. Paulin and his firm based on the relevant regulations of the Securities and Exchange Commission and the NYSE listing standards. The Committee concluded that the services performed by Mr. Paulin and his firm did not raise any noteworthy conflicts of interest.

Elements of target 2019 total direct compensation

The illustration below and the discussion that follows show how the target Total Direct Compensation of the Named Executive Officers (excluding our former Executive Chairman) was apportioned among base salary, annual incentives, performance share awards and stock options for 2019, and how these elements relate to the strategic business goals of the Company.

Abbreviations: AIP = Annual incentive pay; PSAs = Performance share awards.

*	Numbers do not add to 100 percent due to rounding.
**	Amounts shown reflect the average apportionment for all Named Executive Officers other than Mr. Roman and Mr. Thulin. Including Mr. Thulin, the average apportionment for the other Named Executive Officers would be as follows: base salary — 18 percent; AIP — 18 percent; stock options — 29 percent; performance shares — 35 percent; and performance-based pay — 82 percent.

58	3M Company

BASE SALARY

Percentage of Target 2019 Total Direct Compensation:
CEO – 10%
Other NEOs – 19%

3M pays each of its executives a base salary in cash on a monthly basis. The amount of this base salary is reviewed at least annually and does not vary with the performance of the Company. Base salaries are designed to compensate the executives for their normal day-to-day responsibilities, and it is the only component of their compensation that is considered to be fixed rather than variable in nature.

ANNUAL INCENTIVE

Percentage of Target 2019 Total Direct Compensation:	Performance Metrics and Weighting:
CEO – 15% Other NEOs – 17%	• 50% Local Currency Sales (of 3M or a business unit, as applicable) vs. Plan
• 20% Economic Profit (of 3M or a business unit, as applicable) vs. Plan
• 30% Economic Profit of 3M vs. Prior Year

3M provides its executives with annual incentive compensation through plans that are intended to align a significant portion of their Total Cash Compensation with the financial performance of the Company and its business units. Each executive is assigned a target amount of annual incentive compensation as part of his or her target Total Cash Compensation, but the amount of annual incentive compensation actually paid depends on the performance of 3M and its relevant business units as well as each executive’s individual performance.

3M’s AIP offers eligible employees an opportunity to earn short-term incentive compensation based on three performance metrics, which were weighted for 2019 as indicated above. All 2019 performance targets for our Corporate AIP plan were set at or above 2018 results.

The actual amount paid to an eligible employee for a particular year may range from 0 percent to 200 percent of the employee’s target amount for that year, depending on the performance of the Company and its business units compared to the performance goals approved by the Compensation Committee. The amount of annual incentive compensation paid to an eligible employee also may be increased (up to 30 percent), reduced or eliminated entirely based on the employee’s individual performance during that year. Individual performance takes into account both quantitative (financial results, for example) and qualitative (market and economic circumstances, for example) factors. In no event, however, may the total amount paid to an eligible employee exceed 200 percent of the employee’s target amount for the year.

In determining the amount of annual incentive compensation paid to a Named Executive Officer, the Named Executive Officer’s individual performance is considered based upon the annual performance evaluation that Mr. Roman, assisted by 3M’s Senior Vice President, Human Resources, and other Company employees, completed for each Named Executive Officer (other than himself and Mr. Thulin) and the annual performance evaluation that the Compensation Committee (acting through its Chairman) completed for each of Mr. Roman and Mr. Thulin. These performance evaluations are done according to 3M’s overall performance assessment and management processes, which involve setting annual financial and non-financial goals and objectives for each individual and then assessing the individual’s overall performance against these goals and objectives at the end of the year. While the annual incentive compensation earned by eligible 3M employees generally is determined under the AIP, the annual incentive compensation earned during 2019 by the senior executives whose compensation is decided by the Committee (including all of the Named Executive Officers) was determined under the Executive Plan approved by 3M’s shareholders at the 2007 Annual Meeting. A total of 20 senior executives participated in this Executive Plan during 2019. The Company utilized the Executive Plan in 2019 to provide performance-based compensation that, at the time action was taken to designate the plan participants for 2019, was intended to be exempt from the $1 million annual deduction limit of state tax laws that are similar to Section 162(m) of the Internal Revenue Code, as in effect prior to the Tax Cuts and Jobs Act of 2017. Given the number of states that have eliminated the performance-based compensation exception to the annual deduction limit since the enactment of the Tax Cuts and Jobs Act of 2017, the Committee decided to include the Company’s senior executives in the broad-based AIP beginning in 2020.

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Assuming the Company meets the Adjusted Net Income goal, the Executive Plan provides the Committee with discretion to determine the amount of annual incentive compensation paid to 3M’s Named Executive Officers and its other senior executives. The Executive Plan establishes a maximum amount of annual incentive compensation that may be earned by each covered executive for a year (a percentage of the Company’s Adjusted Net Income for such year) and then the Committee utilizes this discretion to pay each covered executive less than this maximum amount based on such factors as it deems relevant. Since the Executive Plan was first adopted in 2007, the Committee has rarely used this discretion to pay a covered executive (other than our Chief Executive Officer) anything other than the same amount such executive would have received had he or she been participating in the broad-based AIP (including the individual performance multiplier).

LONG-TERM INCENTIVES

Percentage of Target 2019 Total Direct Compensation:	Performance Metrics and Weighting:
CEO – 38% Stock Options	• 20% Earnings per Share Growth
38% Performance Shares	• 40% Relative Organic Volume Growth
Other NEOs – 32% Stock Options	• 20% Return on Invested Capital
32% Performance Shares	• 20% Free Cash Flow Conversion

3M provides long-term incentive compensation to its executives through an incentive plan approved by the Company’s shareholders. This is a typical omnibus-type plan that authorizes the Committee to grant stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, and other stock awards to employees of the Company and its subsidiaries. The Company provides its executives with this long-term incentive compensation based on 3M common stock in order to effectively motivate such executives to build long-term shareholder value.

In determining the performance-adjusted target grant value of the stock options and performance shares provided to our Named Executive Officers, the Compensation Committee considers the individual performance of our Named Executive Officers using the performance evaluations described under “Annual Incentive” on page 59.

Our Named Executive Officers also may receive special equity awards on an ad hoc basis as new hires or for recognition and retention, promotions, or other purposes.

Adjustments for certain special items

In determining the level of achievement of the performance goals established under the AIP and the performance share awards for any given period, the costs, sales and impact on assets and liabilities from acquisitions are excluded in the year that the acquisition is completed. The Committee also makes other adjustments from time to time for special items that it believes are unrelated to the operational performance of the Company for the relevant measurement period (e.g., changes in tax laws or accounting principles, asset write-downs, the impact of restructurings, divestitures or asset sales in which net gains or losses exceed certain thresholds, unusual tax transactions, litigation or claim judgments and settlements, and other special items described in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual/quarterly report to shareholders for the applicable period). These adjustments can have either a positive or negative impact on award payouts.

See Appendix A to this Proxy Statement for additional details concerning the adjustments made to certain metrics under the AIP and the outstanding performance share awards.

Benefits and perquisites

The Company’s Named Executive Officers participate in the same health care, disability, life insurance, pension, and 401(k) benefit plans available to most of the Company’s U.S. employees. They also are eligible to receive certain additional benefits and perquisites that are provided for the convenience (financial planning assistance and meals when attending to 3M business, for example), financial security (nonqualified deferred compensation plans and premiums for additional life insurance coverage, for example), personal security (home security equipment/monitoring, for example) or personal health (on-site exercise facilities and physical exams, for example) of the executives. Our Named Executive Officers and other employees also may receive Company tickets for sporting or other events. The Company believes that the benefits and perquisites offered generally are similar to those of our peers and assist in attracting and retaining executives. In some cases, there is no incremental cost to the Company associated with providing these additional benefits and perquisites (physical exams and certain tickets to events, for example) or the executives pay all or a substantial portion of the incremental costs incurred by the Company (on-site exercise facilities, for example).

60	3M Company

These additional benefits and perquisites generally are provided on a consistent basis only to a limited group of our most senior U.S. employees (including all of the Named Executive Officers), although enhanced personal security equipment and monitoring is provided only to our Chief Executive Officer and the type of additional life insurance coverage provided varies based on the date the employee was first appointed to an executive position. Individuals first appointed to an executive position on or before August 31, 2003, receive additional life insurance coverage that is provided through a universal life insurance policy. Individuals first appointed on or after September 1, 2003, including our Chief Executive Officer, receive group term life insurance coverage.

The Company also operates aircraft that are used by our senior officers and other employees to conduct company business. For personal security reasons, the Board of Directors requires our Chief Executive Officer to use the Company’s aircraft for all air travel, both business and personal. Our Chief Executive Officer’s spouse and other guests also may accompany him on flights.

The incremental cost to the Company of providing these additional benefits to the Named Executive Officers is reflected in the All Other Compensation Table. No tax gross-ups are provided on any of these additional benefits and perquisites.

New severance plan

In the first half of 2019, the Committee’s independent compensation consultant, FW Cook, conducted an analysis of the benefits and perquisites offered to executives at companies in the executive peer group. Following completion of its work, FW Cook informed the Compensation Committee that maintenance of formal severance arrangements for some or all of their executives was a common practice among executive peer group members. Based upon the results of its analysis, FW Cook recommended that the Committee consider implementing a new executive severance plan in order to support talent recruitment and retention objectives (especially at times when there are uncertainties around restructurings and reductions in force) and to provide a consistent approach to executive departures. With FW Cook’s assistance, the Committee then discussed the pros and cons associated with adoption of a formal severance plan and other related issues over the course of the next nine months, including the benefits that a formal plan would provide the Company, the scope of eligible employees, the various termination scenarios that would be covered, and the compensation and benefits that would be offered. After considering the issues, the Committee recommended that the Board adopt a new 3M Executive Severance Plan to provide separation pay and benefits to certain U.S. employees (including each of the Named Executive Officers) in the event of a qualifying termination of employment. Upon the Committee’s recommendation, the independent members of the Board of Directors unanimously approved the 3M Executive Severance Plan, which became effective on February 3, 2020. Additional details concerning the benefits made available under the plan and the circumstances under which benefits will be made available can be found under “Rights and payments upon a qualifying termination under the severance plan” beginning on page 85.

Separation pay

In 2019, we entered into an agreement with Dr. Delgado under which he received $1,750,000 upon the Company’s separation of his employment without cause and his execution of a release of all claims against the Company and its affiliates. In accordance with the terms of the applicable plans and award agreements, Dr. Delgado remained eligible to receive a prorated annual incentive payment for 2019 based upon 3M’s actual performance and continues to vest in his outstanding stock options and performance shares, except that his 2019 performance shares were prorated based on the portion of the year worked. Dr. Delgado remains subject to existing non-competition, non-solicitation, and confidentiality obligations.

Competitive pay

We compete for executive talent in a global market. In order to ensure that we are providing Total Direct Compensation that is competitive, the Committee annually conducts a rigorous benchmarking process with the help of its independent compensation consultant, FW Cook. During this process, the Committee generally considers available pay data for two peer groups: an executive peer group and a survey peer group.

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Executive peer group

For 2019, the executive peer group consisted of the companies identified below (which remained the same as in the previous year), as recommended by the Committee’s independent compensation consultant and approved by the Committee. The companies in this executive peer group were selected because (1) their performance was monitored regularly by the same market analysts who monitor the performance of 3M (investment peers), and/or (2) they met criteria based on similarity of their business and pay models, market capitalization (based on an eight-quarter rolling average), and annual revenues and compete with 3M for talent or capital.

(Dollars in millions)		Trailing Eight-Quarter
Latest Four Quarters Revenues		Average Market Capitalization
General Electric Company	$95,214	Johnson & Johnson	$357,993
Johnson & Johnson	$82,059	The Procter & Gamble Company	$258,771
United Technologies	$77,046	Medtronic plc	$132,027
The Procter & Gamble Company	$69,594	Honeywell International, Inc.	$116,945
Caterpillar Inc.	$53,800	United Technologies Corporation	$109,629
Deere & Company	$38,880	3M Company	$106,606
Honeywell International, Inc.	$36,709	General Electric Company	$ 91,417
3M Company	$32,136	Danaher Corporation	$ 91,106
Medtronic plc	$31,062	Caterpillar Inc.	$ 77,953
Johnson Controls International plc	$24,080	Deere & Company	$ 50,140
Eaton Corporation plc	$21,390	Illinois Tool Works Inc.	$ 49,275
Kimberly-Clark Corporation	$18,450	Kimberly-Clark Corporation	$ 43,137
Emerson Electric Co.	$18,376	Emerson Electric Co.	$ 42,392
Danaher Corporation	$17,911	Eaton Corporation plc	$ 35,127
Illinois Tool Works Inc.	$14,109	Johnson Controls International plc	$ 31,431
TE Connectivity Ltd.	$13,269	TE Connectivity Ltd.	$ 29,847
Corning Incorporated	$11,503	Corning Incorporated	$ 23,820
75th Percentile	$57,749	75th Percentile	$111,458
Mean	$38,966	Mean	$ 96,313
Median	$27,571	Median	$ 64,047
25th Percentile	$18,260	25th Percentile	$ 40,576
3M Percentile Rank	55%	3M Percentile Rank	72%

All data shown was obtained from Standard & Poor’s Capital IQ. Revenues are stated in millions for the latest four quarters disclosed as of February 28, 2020. Market Capitalizations are stated in millions as of February 28, 2020. Given the significant impact that the spinoffs of two independent public companies (Dow Inc. and Corteva, Inc.) had on the revenues and market capitalization of DuPont de Nemours, Inc. (formerly DowDuPont Inc.), the table above does not include information for such entity.

The Committee, with assistance from its independent compensation consultant, periodically reviews the composition of the executive peer group to determine whether any changes are appropriate. Following its review in August 2019, the Committee determined that no changes were needed at that time.

The Company receives pay data and information on the executive compensation practices at the companies in 3M’s executive peer group from Aon and FW Cook.

62	3M Company

Survey peer group

For 2019, there were approximately 250 comparator companies in the survey peer group. Although the number and identity of the companies varies from year to year and from survey to survey, each of the companies included in the survey peer group had annual revenue exceeding $10 billion. All of the companies in the survey peer group also participate in one or more executive compensation surveys obtained from three consulting firms (Aon, FW Cook, and Willis Towers Watson). Pay data for the survey peer group is statistically regressed to recognize the different sizes of the comparator companies (based on annual revenues) as compared to the size of 3M. The Committee does not review the identity of the companies in the survey peer group.

How the Committee establishes target compensation levels using competitive pay data

The Committee considers the pay data from the Peer Groups as a reference point when establishing the target Total Cash Compensation and the initial target value of long-term incentive compensation to be provided to our executives in any given year before consideration of individual circumstances. For each Named Executive Officer, the Committee’s general approach is to set such amounts at or very near the median for the corresponding items of compensation provided to similarly situated executives in the executive peer group. In situations where the Committee believes that there is insufficient market data for one or more positions, the Committee starts with the median amount for a similar position and adjusts that amount up or down (generally not more than 15 percent) to arrive at a number that it uses as the “median” for that position. The final amounts of target Total Cash Compensation established by the Committee for each executive may vary based on individual circumstances, but generally are set between 80 and 120 percent of the applicable median. When setting the target amounts for any individual executive, the Committee may consider the breadth and complexity of the executive’s duties and responsibilities, the scores assigned to the executive for his or her leadership behaviors (e.g., customer focus, strategic mindset, operational leadership), the financial and operational performance of the business activities for which the executive is responsible, experience and time in their current position, internal pay equity, individual performance, and such other factors as the Committee determines to be appropriate. The pay data for the survey peer group is used by the Committee to assess the reasonableness of the benchmarking results for each executive position benchmarked, helping to ensure that the Company’s compensation objectives are being met.

The Committee also uses information on the executive compensation practices at companies in the executive peer group when considering design changes to the Company’s executive compensation program. Overall, the Company believes that use of this information from the Peer Groups enables the Committee to create better alignment between executive pay and performance and to help ensure that 3M can attract and retain high-performing executive leaders.

Tally sheets

The Committee periodically reviews a report comparing the amounts of compensation actually received by the Company’s Named Executive Officers to the amounts reported in its annual proxy statement and summarizing the compensation that would be owed to such individuals in the event of the termination of their employment under various circumstances. Reviewing this report helps the Committee better understand the Company’s potential obligations to the Named Executive Officers following the termination of their employment. It also helps the Committee better assess the risk of any of the Named Executive Officers leaving the Company prematurely because the Company is not providing sufficient retention incentives.

Tax considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation paid per year in excess of $1 million to certain current and former executive officers of the Company (although there historically was an exception to this $1 million annual limitation for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met and for a company’s chief financial officer and former executive officers). As a result, we expect that compensation paid per year to our Named Executive Officers and certain other current and former executive officers in excess of $1 million generally will not be deductible, subject to limited exceptions. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers will be tax deductible. The Committee has in prior years considered the tax implications (including the potential lack of deductibility under Section 162(m)) when making compensation decisions but reserves the right to make future compensation decisions based on other factors. The Committee also reserves the right to make changes or amendments to existing compensation programs and arrangements, including changes or amendments that may result in the loss of tax deductions, if the Committee believes it is in the best interests of the Company and its shareholders to do so.

2020 Proxy Statement	63

Meaning of certain terms

Except as otherwise noted, capitalized terms used in this Compensation Discussion and Analysis have the meaning specified below.

Adjusted Net Income	means the net income of 3M as reported in its Consolidated Statement of Income, as adjusted to exclude special items.
AIP	means the broad-based Annual Incentive Plan by which the Company provides annual incentive compensation to approximately 35,000 eligible employees.
Committee	means the Compensation Committee of the Board of Directors of 3M Company.
Economic Profit	means the adjusted net income of 3M (net income including non-controlling interest plus after-tax interest expense, as reported in its Consolidated Statement of Income) or a business unit operating income, plus interest income and minus income taxes, adjusted to exclude certain special items and the impact of acquisitions or divestitures in the year each acquisition or divestiture is completed (unless such acquisition or divestiture is included in the operating plan for the business unit), less a charge (10 percent in 2019) for the capital used to generate such operating income. The Economic Profit metric measured versus 3M’s prior year results is calculated using total Company average invested capital (equity plus debt, as reported in its Consolidated Balance Sheet), while the Economic Profit metric measured versus plan is calculated using only accounts receivable and inventories of such business unit as capital.
Earnings per Share (EPS) Growth	means the percentage increase or decrease in 3M’s diluted earnings per share attributable to 3M common shareholders (as reported in its Consolidated Statement of Income) for a year as compared to the previous year, in each case, as adjusted to exclude certain special items.
Executive Plan	means the Executive Annual Incentive Plan by which the Company provides annual incentive compensation to the Named Executive Officers as well as certain other executives.
Free Cash Flow Conversion	means the sum of 3M’s operating cash flows minus capital expenditures, divided by net income, as adjusted to exclude certain special items.
GAAP	means generally accepted accounting principles in the United States.
Local Currency Sales	means the net sales of 3M (as reported in its Consolidated Statement of Income) or a business unit, in local currency, adjusted to exclude the impact of acquisitions or divestitures in the year each acquisition or divestiture is completed (unless such acquisition or divestiture is included in the operating plan for the business unit).
Organic Local Currency Sales Growth	means the percentage amount by which 3M’s net sales (as reported in its Consolidated Statement of Income) for a year increase or decrease as compared to the previous year, in each case, adjusted to neutralize the sales attributable to acquisitions or divestitures for the 12-month period following the date each acquisition or divestiture is completed and to exclude currency effects.
Peer Groups	means both 3M’s executive peer group and the survey peer group, each as described in the “Competitive pay” section of this Compensation Discussion and Analysis.
Relative Organic Volume Growth	means the amount by which the percentage increase or decrease in 3M’s net sales (as reported in its Consolidated Statement of Income) for a year as compared to the previous year exceeds the percentage increase or decrease in worldwide real sales growth over the same period, as reflected in the Worldwide Industrial Production Index published by Global Insight. For this purpose, 3M’s net sales are adjusted to neutralize price and currency effects and, during the 12-month period following the date of each acquisition or divestiture, the sales attributable to such acquired or divested business or products.
Return on Invested Capital	means the operating income of 3M (as reported in its Consolidated Statement of Income), plus interest income and minus income taxes, adjusted to exclude certain special items and the impact of acquisitions in the year each acquisition is completed, divided by the average invested capital (equity plus debt, as reported in its Consolidated Balance Sheet).
Total Cash Compensation	means the total of an individual’s base salary and annual incentive compensation.
Total Direct Compensation	means the total of an individual’s Total Cash Compensation plus the compensation value of their annual long-term incentive compensation awards (which is based on their grant date fair value as measured under accounting standards).

64	3M Company

Section III: How we paid our named executive officers in 2019

2019 base salary and target total cash compensation

The Committee considers changes in the base salaries and target Total Cash Compensation of the Named Executive Officers at least annually. As part of its normal process to progress senior executives to a level of compensation that is commensurate with their responsibilities, the Committee also periodically considers adjustments to the base salaries and target Total Cash Compensation of senior executives whose rate of pay is set below the market median. All adjustments are made only after considering the most recent compensation data available to the Committee for executives with similar responsibilities at companies in the Peer Groups, each individual’s place in the target total cash compensation range for his or her position, and the individual’s job performance.

In February 2019, the Committee approved (and, in the case of Mr. Roman, the independent members of the Board ratified) the increases in the base salaries and target Total Cash Compensation shown below for the Named Executive Officers following completion of their annual performance evaluations. No changes were made to Mr. Thulin’s, Ms. Bushman’s, Dr. Delgado’s or Mr. Vale’s base salary or target Total Cash Compensation at that time. The adjustments to Mr. Roman’s compensation primarily were intended to progress his compensation closer to the market median.

Name	Previous Base Salary ($)	New Base Salary Effective 4/1/19 ($)	% Increase	Previous Target Total Cash Compensation ($)	New Target Total Cash Compensation Effective 4/1/19 ($)	% Increase
Michael F. Roman	1,199,952	1,299,948	8%	3,120,000	3,380,000	8%
Nicholas C. Gangestad	841,495	870,105	3%	1,682,989	1,740,211	3%
Ashish K. Khandpur	614,386	638,962	4%	1,136,700	1,182,168	4%

As a result of these increases, Mr. Roman’s target Total Cash Compensation represented 90 percent of the median value of the corresponding compensation provided to chief executive officers at companies in the executive peer group, and the target Total Cash Compensation of Mr. Gangestad and Mr. Khandpur represented 102 percent and 94 percent, respectively, of the median value of the corresponding compensation provided to executives with similar responsibilities at companies in the executive peer group.

In March 2019, the Committee approved the adjustments in base salaries and target Total Cash Compensation shown below in connection with Mr. Khandpur’s appointment to Executive Vice President, Transportation and Electronics Business Group, and Mr. Vale’s appointment to Executive Vice President, Safety and Industrial Business Group. The adjustments were intended to better align the target Total Cash Compensation of each executive with the breadth of responsibilities accompanying their expanded roles after the realignment of the Company from five to four business groups.

Name	Previous Base Salary ($)	New Base Salary Effective 7/1/19 ($)	% Increase	Previous Target Total Cash Compensation ($)	New Target Total Cash Compensation Effective 7/1/19 ($)	% Increase
Ashish K. Khandpur	638,962	706,434	11%	1,182,168	1,307,000	11%
Michael G. Vale	710,703	745,890	5%	1,314,899	1,380,000	5%

As a result of these increases, the target Total Cash Compensation of these Named Executive Officers represented 90 percent and 95 percent, respectively, of the median value of the corresponding compensation provided to executives with similar responsibilities at companies in the executive peer group.

2020 Proxy Statement	65

2019 annual incentive

During 2019, the Committee provided the Named Executive Officers with the opportunity to earn short-term incentive compensation under the Executive Plan. Each Named Executive Officer’s target annual incentive for the year was equal to the difference between his or her target Total Cash Compensation and annual base salary. Each of the Named Executive Officers was assigned to an appropriate business unit (the entire Company, in some cases) established under the AIP for the purpose of measuring business performance during 2019 and converting that performance into a payout determined in accordance with the terms of the AIP. While none of the Named Executive Officers were covered by the AIP during 2019, the Committee rarely uses its discretion under the Executive Plan to pay the covered executives (other than our Chief Executive Officer) anything other than the same amount such executive would have received had he or she been participating in the AIP (including the individual performance multiplier).

The amounts payable under the AIP for 2019 were based on the following performance results for the Company and, as applicable, the respective business units to which the Named Executive Officers were assigned for all or part of the year:

	Local Currency Sales (50%)			Economic Profit (20%)			Total 3M Economic Profit vs. Prior Year (30%)			Weighted Average Payout %
(Dollar Amounts in Millions) Business Unit	Plan	Actual	Actual vs. Plan	Plan	Actual	Actual vs. Plan	Prior Year	Actual	Actual vs. Prior Year	Based On Payout Curve
Total Company	33,402	32,114	96%	5,693	4,808	84%	3,752	3,229	86%	62%
International Operations	20,293	19,468	96%	3,751	3,208	86%	3,752	3,229	86%	75%
Transportation and Electronics Business Group	10,351	9,754	94%	2,063	1,573	76%	3,752	3,229	86%	57%
Safety and Industrial Business Group	12,653	11,910	94%	2,166	1,791	83%	3,752	3,229	86%	57%
Health Care Business Group	7,100	6,927	98%	1,481	1,421	96%	3,752	3,229	86%	85%
Consumer Business Group	5,189	5,512	99%	750	721	96%	3,752	3,229	86%	87%

Since the Company satisfied the Executive Plan’s performance objective by earning Adjusted Net Income of $5.3 billion for 2019, the plan authorized the Committee to approve payments of annual incentive compensation to each Named Executive Officer equal to a maximum of one-quarter of one percent of such Adjusted Net Income ($13 million), subject to the Committee’s negative discretion to pay each covered executive any amount less than this maximum based on such factors as it deems relevant, including the goals set forth under the AIP. At its meeting in February 2020 and consistent with its past practice, the Committee approved (and with respect to Mr. Roman and Mr. Thulin, the independent members of the Board of Directors ratified) a payment to each executive equal to the amount such executive would have received had he or she been participating in the broad-based AIP (including the individual performance multiplier).

Name	Target 2019 Annual Incentive* ($)	Actual 2019 Annual Incentive ($)	Payout as a % of Target
Michael F. Roman	2,040,051	1,256,671	62%
Inge G. Thulin	620,548	382,259	62%
Nicholas C. Gangestad	862,953	531,579	62%
Ashish K. Khandpur	581,003	325,583	56%
Julie L. Bushman	680,538	507,681	75%
Joaquin Delgado	294,066	256,137	87%
Michael G. Vale	626,632	396,967	63%

*	These amounts are prorated to reflect the increases in Total Cash Compensation described above that resulted in corresponding increases (if any) in each individual’s target annual incentive compensation. The amounts shown for Mr. Thulin and Dr. Delgado have been prorated to reflect their separation from the Company, effective as of June 1, 2019, and July 1, 2019, respectively.

66	3M Company

Long-term incentives — 2019 annual grants

After considering the most recent long-term incentive compensation data available from companies in the Peer Groups and after taking into account its evaluation of their individual performance during 2018 and Mr. Thulin’s anticipated retirement in 2019, the Committee approved (and in the case of Mr. Roman and Mr. Thulin, the independent members of the Board of Directors ratified) the following performance-adjusted target compensation values for the Named Executive Officers’ 2019 long-term incentive compensation awards. For ease of comparison, the table below also shows the performance-adjusted target compensation values of the Named Executive Officers’ 2018 long-term incentive compensation awards.

Name	Performance- Adjusted Target Grant Value of 2018 Annual Awards ($)	Performance- Adjusted Target Grant Value of 2019 Annual Awards ($)
Michael F. Roman	4,720,000*	10,000,000
Inge G. Thulin	9,000,000*	4,687,000
Nicholas C. Gangestad	4,673,500	3,640,000
Ashish K. Khandpur	2,268,290	3,496,080
Julie L. Bushman	2,913,400	2,330,720
Joaquin Delgado	2,268,290	1,165,360
Michael G. Vale	2,268,290	2,268,290

*	Excludes the target grant value of special grants made in 2018 in connection with the changes in Mr. Roman’s and Mr. Thulin’s roles and responsibilities. If such values had been included, the performance-adjusted target grant value of Mr. Roman’s and Mr. Thulin’s 2018 annual awards would have been $7,220,000 and $9,750,000, respectively.

Consistent with market practices at companies in the Peer Groups, during 2019, the Committee chose to deliver one-half of the performance-adjusted target grant value of the annual long-term incentive compensation awards provided to 3M’s Named Executive Officers (other than Mr. Thulin) in the form of stock options and the remaining one-half in the form of performance shares. Mr. Thulin’s awards were delivered approximately 33 percent in the form of stock options and 67 percent in the form of performance shares given the anticipated forfeiture of one half of such performance shares upon his anticipated retirement pursuant to the terms of the original grant agreements.

2019 stock options

Stock options granted to the Named Executive Officers in 2019 as part of their long-term incentive compensation have the following features:

•	an exercise price equal to the closing price of a share of 3M common stock on the NYSE for the date of grant;
•	a ratable three-year vesting schedule; and
•	a maximum term of 10 years.

2019 performance share awards

Performance shares awarded in 2019 will result in the issuance of actual shares of 3M common stock to 3M’s Named Executive Officers if the Company achieves certain financial goals over the years 2019, 2020, and 2021. The number of shares of 3M common stock that will be issued for each 2019 performance share is linked to the Company’s performance as measured by the criteria of Earnings per Share Growth (20 percent weighting), Relative Organic Volume Growth (40 percent weighting), Return on Invested Capital (20 percent weighting), and Free Cash Flow Conversion (20 percent weighting). These performance criteria were selected because they are aligned with 3M’s operating plan and the financial objectives communicated to shareholders, and the Committee believes that they are important drivers of long-term shareholder value. Attainment of these four independent performance criteria is measured separately for each calendar year during the three-year measurement period, with each year weighted as follows: 2019 — 50 percent; 2020 — 30 percent; and 2021 — 20 percent. However, the targets by which the Company’s performance is measured do not change over the three-year performance period.

2020 Proxy Statement	67

Excluding shares issued pursuant to dividend equivalent rights, the actual number of shares of 3M common stock that will be delivered at the end of the three-year performance period ending on December 31, 2021, may be anywhere from 0 percent to 200 percent of the target number of performance shares awarded, depending on the performance of the Company during the performance period. However, an executive may forfeit all or a portion of such shares if he or she does not remain employed by the Company throughout the three-year performance period.

For awards tied to the achievement of performance goals over the years 2019, 2020, and 2021, the Committee approved the following targets for determining the number of shares of 3M common stock to be delivered for each performance share awarded, with the total number of shares actually delivered being the sum of the number of shares earned as a result of the Company’s achievement of each of the four financial goals, plus the number of shares issued pursuant to dividend equivalent rights granted with respect to the shares earned. In the event that the Company’s performance as measured by any of these performance criteria falls between any of the percentages listed below, the number of shares of 3M common stock earned will be determined by linear interpolation.

		Relative
	% of	Organic	% of	Return on	% of		% of	Total % of
EPS	Performance	Volume	Performance	Invested	Performance	FCF	Performance	Performance
Growth	Shares	Growth	Shares	Capital	Shares	Conversion	Shares	Shares
below 4.0%	0%	below -1.0%	0%	below 20.0%	0%	below 95.0%	0%	0%
4.0%	4%	-1.0%	8%	20.0%	4%	95.0%	4%	20%
8.0%	20%	0.5%	40%	22.0%	20%	100.0%	20%	100%
12.0% or higher	40%	2.0% or higher	80%	25.0% or higher	40%	105.0% or higher	40%	200%

The above targets are not a prediction of how 3M will perform during the years 2019 through 2021 or any other period in the future. The sole purpose of these formulas, which were approved by the Committee in February 2019, is to establish a method for determining the number of shares of 3M common stock to be delivered for the performance share awards described above. 3M is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these formulas, and you are cautioned not to rely on these formulas as a prediction of 3M’s future performance.

Long-term incentives — all outstanding performance share awards

The Company’s annual award cycle and three-year performance periods result in an overlap of awards. For example, the performance goals for 2019 performance share awards relate to the years 2019, 2020, and 2021. Similarly, the performance goals for 2018 performance share awards relate to the years 2018, 2019, and 2020, and so on, as shown below. Performance against the goals established for each award are measured separately for each calendar year during the measurement period, with each year weighted as shown below in parenthesis. The Committee believes this structure reduces motivation to maximize performance in any one period by providing the highest-level rewards only by building sustainable long-term results.

Award	2017	2018	2019	2020	2021
2017 PSA	Year 1 (50%)	Year 2 (30%)	Year 3 (20%)
2018 PSA		Year 1 (50%)	Year 2 (30%)	Year 3 (20%)
2019 PSA			Year 1 (50%)	Year 2 (30%)	Year 3 (20%)

Status of outstanding performance share awards

The Committee periodically reviews the Company’s performance against the goals established for each performance share award throughout the duration of its applicable measurement period. The table below summarizes the status of the different performance share awards held by the Named Executive Officers as of December 31, 2019.

68	3M Company

Award and Measurement Period	Performance Measures and Weighting	Performance Levels			% of Shares Accrued per Performance Share at Specified Performance Levels			Actual Performance Level Achieved*, **	Shares Accrued per Performance Share Based on Actual Performance***
		Threshold	Target	Maximum	Threshold	Target	Maximum
2019 PSA	Earnings per	4.0%	8.0%	12.0%	4%	20%	40%	-6.9% (2019)	0.000 (2019)
	Share Growth
2019-2021	Relative Organic	-1.0%	0.5%	2.0%	8%	40%	80%	-2.9% (2019)	0.000 (2019)
Measurement	Volume Growth
Period	Return on	20.0%	22.0%	25.0%	4%	20%	40%	22.9% (2019)	0.130 (2019)
	Invested Capital
	Free Cash Flow	95.0%	100.0%	105.0%	4%	20%	40%	106.0% (2019)	0.200 (2019)
	Conversion
	2019 PSA Total (as of December 31, 2019)								0.330 shares
2018 PSA	Earnings per	4.0%	8.0%	12.0%	4%	20%	40%	-6.9% (2019)	0.000 (2019)
	Share Growth							8.6% (2018)	0.115 (2018)
2018-2020	Relative Organic	-1.0%	0.5%	2.0%	8%	40%	80%	-2.9% (2019)	0.000 (2019)
Measurement	Volume Growth							-1.0% (2018)	0.040 (2018)
Period	Return on	18.0%	20.0%	23.0%	4%	20%	40%	22.9% (2019)	0.118 (2019)
	Invested Capital							24.6% (2018)	0.200 (2018)
	Free Cash Flow	95.0%	100.0%	105.0%	4%	20%	40%	106.0% (2019)	0.120 (2019)
	Conversion							92.8% (2018)	0.000 (2018)
	2018 PSA Total (as of December 31, 2019)								0.593 shares
2017 PSA	Earnings per	4.0%	8.0%	12.0%	4%	20%	40%	-6.9% (2019)	0.000 (2019)
	Share Growth							8.6% (2018)	0.069 (2018)
								12.4% (2017)	0.200 (2017)
2017-2019	Relative Organic	-1.0%	0.5%	2.0%	8%	40%	80%	-2.9% (2019)	0.000 (2019)
Measurement	Volume Growth							-1.0% (2018)	0.024 (2018)
Period								1.7% (2017)	0.360 (2017)
	Return on	18.0%	20.0%	23.0%	4%	20%	40%	22.9% (2019)	0.079 (2019)
	Invested Capital							24.6% (2018)	0.120 (2018)
								25.2% (2017)	0.200 (2017)
	Free Cash Flow	95.0%	100%	105.0%	4%	20%	40%	106.0% (2019)	0.080 (2019)
	Conversion							92.8% (2018)	0.000 (2018)
								97.3% (2017)	0.057 (2017)
	2017 PSA Total (as of December 31, 2019)								1.189 shares

*	The reported level of performance achieved for Relative Organic Volume Growth has been determined, in part, using Worldwide IPI for each relevant period, as reported by Global Insights on January 15, 2020. The final performance level achieved may vary based on changes in reported Worldwide IPI for the relevant period.
**	For purposes of calculating Earnings per Share Growth for any given fiscal year, the baseline earnings per share figure is set equal to the final adjusted earnings per share figure used to calculate the Earnings per Share Growth attainment for the preceding year. As a result, any increase in earnings per share attributable to adjustments in one fiscal year necessarily will make it more difficult for the Company to achieve its Earnings per Share Growth target in the following year.
***	The number of shares of 3M common stock accrued with respect to each performance share subject to a performance share award is determined based on the Company’s performance, as adjusted for certain special items, against the specified goals established for each performance measure taking into account the weighting for the applicable performance year and measure. In the event that the Company’s performance for any given performance measure falls between any two performance levels, the number of shares of 3M common stock accrued is determined by linear interpolation. See Appendix A to this Proxy Statement for details concerning the adjustments made to certain metrics under the AIP and the outstanding performance share awards.

2020 Proxy Statement	69

Performance share accruals based on 2019 performance

The table below shows the number of shares of 3M common stock that were accrued (excluding dividend equivalents) for the outstanding performance share awards held by each Named Executive Officer based on the Company’s performance during 2019.

Name	Performance Share Award	Target Number of Performance Shares	Shares Accrued Per Target Performance Share Based on 2019 Performance	Total Shares Accrued Based on 2019 Performance*	Market Value of Shares Accrued Based on 2019 Performance** ($)
Michael F. Roman	2019 PSA	24,098	0.330	7,952	1,402,952
	2018 PSA	16,596	0.238	3,948	696,427
	2017 PSA	6,467	0.159	1,026	181,032
				Total	2,280,411
Inge G. Thulin	2019 PSA	7,531***	0.330	2,485	438,386
	2018 PSA	16,804	0.238	3,997	705,101
	2017 PSA	31,603	0.159	5,013	884,455
				Total	2,027,942
Nicholas C. Gangestad	2019 PSA	8,772	0.330	2,895	510,694
	2018 PSA	10,101	0.238	2,403	423,900
	2017 PSA	9,686	0.159	1,537	271,128
				Total	1,205,722
Ashish K. Khandpur	2019 PSA	8,425	0.330	2,780	490,433
	2018 PSA	4,903	0.238	1,166	205,655
	2017 PSA	3,689	0.159	586	103,387
				Total	799,475
Julie L. Bushman	2019 PSA	5,617	0.330	1,853	326,956
	2018 PSA	6,297	0.238	1,498	264,273
	2017 PSA	4,867	0.159	772	136,264
				Total	727,493
Joaquin Delgado	2019 PSA	1,405	0.330	463	81,739
	2018 PSA	4,903	0.238	1,166	205,655
	2017 PSA	5,974	0.159	948	167,182
				Total	454,576
Michael G. Vale	2019 PSA	5,467	0.330	1,804	318,223
	2018 PSA	4,903	0.238	1,166	205,655
	2017 PSA	6,138	0.159	974	171,799
				Total	695,677

*	The amounts in this column reflect the number of shares accrued (excluding dividend equivalents) based on, among other things, Worldwide IPI for the 2019 calendar year, as reported by Global Insights on January 15, 2020. The final number of shares accrued may vary in the event of changes in Worldwide IPI reported by Global Insights. Due to rounding, the numbers shown in this column may not equal the result obtained by multiplying the Target Number of Performance Shares by the Shares Accrued Per Target Performance Share Based on 2019 Performance. See Appendix A to this Proxy Statement for a reconciliation of the adjusted earnings per share figures used to calculate the amounts shown above to the earnings per share figures determined in accordance with GAAP.
**	Represents the closing price of a share of 3M common stock on the NYSE for December 31, 2019 ($176.42), multiplied by the total number of shares accrued (before rounding and excluding dividend equivalents) based on the Company’s 2019 performance.
***	In accordance with the terms of the award, the target number of performance shares subject to Mr. Thulin’s 2019 performance share award was reduced based on his June 1, 2019, retirement. Prior to this reduction, the target number of performance shares subject to Mr. Thulin’s 2019 performance share award was 15,061.

70	3M Company

Although shares of 3M common stock are accrued annually for each outstanding performance share award, an executive may forfeit all or a portion of the shares otherwise issuable pursuant to his or her award if he or she does not remain employed by the Company throughout the entire three-year performance period.

For additional information concerning the manner in which the compensation of the Named Executive Officers is determined and the role of the Compensation Committee and its advisors, see Section II of this Compensation Discussion and Analysis beginning on page 57.

Section IV: Ways in which we address risk and governance

Stock ownership guidelines

The Company maintains robust stock ownership guidelines that apply to all Section 16 officers of the Company and are designed to increase an executive’s equity stake in 3M and more closely align his or her financial interests with those of 3M’s shareholders. The table below shows the stock ownership guideline for each Named Executive Officer (other than Mr. Thulin and Dr. Delgado) and their compliance status as of December 31, 2019. As former employees, Mr. Thulin and Dr. Delgado are no longer subject to the Company’s stock ownership guidelines.

Percentage of Named Executive Officers in compliance with the Company’s stock ownership guidelines as of December 31, 2019: 100%
Multiple of
	Measurement Date	Compliance Status
Name	Base Salary Required	as of December 31, 2019*
Michael F. Roman	6x	In compliance
Nicholas C. Gangestad	3x	In compliance
Ashish K. Khandpur	3x	In compliance
Julie L. Bushman	3x	In compliance
Michael G. Vale	3x	In compliance

*	In accordance with the terms of the stock ownership guidelines, the number of shares required to be beneficially owned by each Named Executive Officer in order to maintain compliance was most recently recalculated as of December 31, 2019, using the closing price of a share of 3M common stock on the NYSE for December 31, 2019. Although each such Named Executive Officer (other than Mr. Roman) has until December 31, 2022, to acquire beneficial ownership of any additional shares required as a result of the recalculation, each such individual beneficially owned a sufficient number of shares on December 31, 2019, to comply with the new ownership levels required.
**	As a result of Mr. Roman’s appointment to the position of Chief Executive Officer and the resulting increase in his required level of ownership, effective July 1, 2018, from a multiple of three times his annual base salary to a multiple of six times his annual base salary, Mr. Roman has until June 30, 2023, to acquire beneficial ownership of any additional shares required as a result of the December 31, 2019, recalculation. Mr. Roman beneficially owned a sufficient number of shares on December 31, 2019, to comply with the new ownership level required.

The stock ownership guidelines provide that the number of shares required to be beneficially owned by each covered executive will be calculated using such executive’s annual base salary at the time of his or her initial appointment to a Section 16 position and again at the time of a position change from one multiple level to another multiple level, and the fair market value of 3M common stock at that time. The guidelines also provide that the number of shares required to be beneficially owned by each executive will be recalculated every three years using his or her annual base salary and the fair market value of 3M common stock at the recalculation date. Pursuant to the terms of the guidelines, the next periodic recalculation date is scheduled to occur on December 30, 2022.

Each covered executive is expected to attain beneficial ownership of the number of shares of 3M stock determined by the guidelines within five years of his or her initial appointment to a position covered by the guidelines or a position change from one multiple level to another multiple level. The guidelines also provide that each covered executive whose required level of ownership increases as a result of a periodic recalculation will have three years from the recalculation date (or the balance of the five-year period since the date of their initial appointment or latest position change, if longer) to acquire beneficial ownership of any additional shares required as a result of the recalculation. However, if a covered executive is not making adequate progress to meet the required level of ownership within the applicable time period, the guidelines provide that he or she will be required to hold and not sell a sufficient number of the after-tax 3M shares received upon the next payout of performance shares to be on track to satisfy the required ownership level.

2020 Proxy Statement	71

For purposes of these guidelines, shares owned directly by a covered executive or by members of the covered executive’s immediate family, shares owned indirectly through a covered executive’s account in the Company’s 401(k) plan or another deferred compensation plan, outstanding shares of restricted stock owned by a covered executive, and shares represented by outstanding restricted stock units granted to a covered executive are all considered to be beneficially owned by the covered executive and are counted in determining attainment of the required beneficial ownership level.

For more information concerning the 3M stock ownership of the Named Executive Officers, see the section entitled “Security ownership of management” beginning on page 92 of this Proxy Statement.

Prohibition of hedging and pledging

The Company’s stock trading policies prohibits the Company’s directors and executive officers from (1) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds; (2) engaging in short sales related to the Company’s common stock; (3) placing standing orders; (4) maintaining margin accounts; and (5) pledging 3M securities as collateral for a loan. All transactions in 3M securities by directors and executive officers must be pre-cleared with the Company’s General Counsel.

Clawback policy

The Company’s Board of Directors has adopted a policy under which it is authorized to require reimbursement of certain cash and equity compensation provided to an executive if (1) 3M is required to make a material restatement of its financial statements, whether or not the result of misconduct by the executive or any other individual, (2) the executive commits an act of misconduct that causes, or might reasonably be expected to cause, significant financial or reputational harm to the Company, or (3) the executive fails to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks material to the Company, which cause, or might reasonably be expected to cause, significant financial or reputational harm to the Company. The policy also authorizes the Company to require reimbursement of any profits the executive realizes on the sale of Company securities during the 12-month period following the issuance by the Company of a financial report that, due to the misconduct of the executive, is materially noncompliant with Federal securities laws. This policy applies to all senior executives of the Company, including all of the Named Executive Officers.

The Board of Directors continues to monitor regulatory developments relating to recoupment of incentive-based compensation and intends to further amend this policy, if necessary, to comply with any final regulations issued for the purpose of implementing the requirements of the Dodd-Frank Act.

Assessment of risk related to compensation programs

Following completion of a recent compensation risk assessment, the Company concluded that none of its compensation policies and practices is reasonably likely to have a material adverse effect on the Company. In connection with this assessment, the Company completed an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans or programs. The scope of the fiscal 2019 risk assessment generally was consistent with that conducted in recent years, including heightened attention on plan design, and whether the design, oversight, and controls in place have potential to create not only financial risk, but reputational risk as well. Based on this assessment, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk.

The Company believes that our overall cash versus equity pay mix, balance of shorter-term versus longer-term performance focus, balance of revenue versus profit focused performance measures, stock ownership guidelines, and “clawback” policy all work together to provide our employees and executives with incentives to deliver outstanding performance to build long-term shareholder value, while taking only necessary and prudent risks. In this regard, the Company’s strong ethics and its corporate compliance systems, which are overseen by the Audit Committee, further mitigate against excessive or inappropriate risk taking. In addition, our employee sales plans are designed under global guidelines, where oversight of plan terms, administration, and operation is stronger and governance roles are segregated.

72	3M Company

The Compensation Committee, with assistance from its independent compensation consultant, George B. Paulin of FW Cook, reviewed a risk assessment that Mr. Paulin conducted for the Committee on the Company’s executive compensation policies and practices. Based on its consideration of these assessments, the Committee concurred with the Company’s determination that none of its compensation policies and practices is reasonably likely to have a material adverse effect on the Company.

Compensation Committee report

In accordance with the Securities and Exchange Commission’s disclosure requirements for executive compensation, the Compensation Committee of the Board of Directors of 3M Company (the “Committee”) has reviewed and discussed with 3M management the Compensation Discussion and Analysis. Based on this review and these discussions with 3M management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2020 Proxy Statement of 3M Company and 3M Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the Compensation Committee

Herbert L. Henkel, Chair

Amy E. Hood

Muhtar Kent

Edward M. Liddy

Patricia A. Woertz

Compensation Committee interlocks and insider participation

The members of the Compensation Committee are named in the section titled “Compensation Committee” on page 39 of this Proxy Statement. No members of the Compensation Committee were officers or employees of 3M or any of its subsidiaries during the year, were formerly 3M officers, or had any relationship otherwise requiring disclosure.

2020 Proxy Statement	73

Executive compensation tables

2019 summary compensation table

The following table shows the compensation earned or received during 2019, 2018, and 2017 by each of 3M’s named executive officers (as determined pursuant to the Securities and Exchange Commission’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael F. Roman(6) Chairman of the Board, President and Chief Executive Officer	2019	1,249,568	5,000,094	4,999,946	1,256,671	5,642,262	173,025	18,321,566
	2018	1,049,976	3,610,286	3,610,217	1,431,503	3,020,986	141,771	12,864,739
	2017	839,575	1,227,825	1,228,374	1,090,797	2,347,859	70,788	6,805,218
Inge G. Thulin(7) Former Executive Chairman of the Board	2019	416,667	3,125,007	1,562,023	382,259	2,689,641	31,476	8,207,073
	2018	1,269,200	3,750,032	6,000,564	1,877,798	—	632,492	13,530,086
	2017	1,526,595	6,000,146	6,002,785	4,121,830	2,175,108	708,729	20,535,193
Nicholas C. Gangestad Senior Vice President and Chief Financial Officer	2019	862,953	1,820,102	1,820,002	531,579	2,488,003	60,357	7,582,996
	2018	830,995	2,336,765	2,336,984	787,783	1,384,479	62,458	7,739,464
	2017	778,103	3,339,178	1,839,705	1,110,975	2,110,908	68,372	9,247,241
Ashish K. Khandpur(8) Executive Vice President, Transportation and Electronics Business Group	2019	683,422	1,748,103	1,748,032	325,583	1,342,856	46,535	5,894,531
Julie L. Bushman(8) Executive Vice President, International Operations	2019	800,502	1,165,471	1,165,366	507,681	1,982,778	29,170	5,650,968
	2018	792,795	1,456,748	1,456,856	649,048	945,379	38,525	5,339,351
Joaquin Delgado Former Executive Vice President, Consumer Business Group	2019	368,892	582,839	582,700	256,137	1,155,625	1,788,819	4,735,012
	2018	694,090	1,134,260	1,134,284	532,836	700,842	101,075	4,297,387
	2017	680,383	1,134,224	1,134,687	561,067	1,174,715	99,466	4,784,542
Michael G. Vale Executive Vice President, Safety and Industrial Business Group	2019	737,093	1,134,348	1,134,151	396,967	1,619,621	60,282	5,082,462
	2018	707,186	1,134,260	1,134,284	533,871	127,703	65,850	3,703,154
	2017	693,221	1,165,361	1,165,908	629,703	980,555	61,498	4,696,246

(1)	The amounts in the Stock Awards column reflect the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 6, 2020. The amounts included in this column for the performance share awards made during 2019 are calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for these performance share awards, the maximum value of these awards at the grant date would be as follows: Mr. Roman — $10,000,188; Mr. Thulin — $6,250,014; Mr. Gangestad — $3,640,204; Mr. Khandpur — $3,496,206; Ms. Bushman — $2,330,942; Dr. Delgado — $1,165,678; and Mr. Vale — $2,268,696.
(2)	The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 6, 2020.
(3)	The amounts in the Non-Equity Incentive Plan Compensation column reflect the annual incentive compensation earned by each individual during the year specified pursuant to the Company’s Executive Annual Incentive Plan.
(4)	Except with respect to Mr. Thulin, the amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the actuarial increase in the present value (if any) of each individual’s pension benefits under all defined benefit pension plans of the Company, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. See Note 13 to the Company’s audited financial statements for the fiscal year ended December 31,

74	3M Company

2019, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 6, 2020. Mr. Thulin commenced his pension benefits and as such, the December 31, 2019, value of his benefit under the Nonqualified Pension Plan was set equal to the gross amount of the payment he received in 2019 and the present value of his benefit under the Employee Retirement Income Plan was determined based on his final benefit amount and payment form selected. There were no above-market earnings on deferred compensation under the Company’s nonqualified deferred compensation programs.
(5)	See the All Other Compensation table below for details of the amounts reported for 2019.
(6)	Mr. Roman was appointed Chief Executive Officer, effective July 1, 2018. Prior to that, Mr. Roman served as the Company’s Executive Vice President and Chief Operating Officer from 2017 to his appointment as Chief Executive Officer.
(7)	Mr. Thulin served as the Company’s Executive Chairman from July 1, 2018, until his retirement on June 1, 2019. Prior to that, Mr. Thulin served as 3M’s Chairman of the Board, President and Chief Executive Officer from 2012 to his appointment as Executive Chairman in 2018.
(8)	No amounts are reported for Mr. Khandpur for the years 2017 and 2018, or for Ms. Bushman for the year 2017, since they first became Named Executive Officers after those years.

2019 all other compensation table

Name	401(k) Company Contributions ($)(1)	VIP Excess Company Contributions ($)(2)	Executive Life Insurance ($)(3)	Financial Planning ($)(4)	Personal Aircraft Use ($)(5)	Security Systems/ Services ($)(6)	Other ($)(7)	Total ($)
Michael F. Roman	4,500	52,462	23,760	15,132	76,557	614	—	173,025
Inge G. Thulin	4,800	13,176	—	13,500	—	—	—	31,476
Nicholas C. Gangestad	5,394	25,983	15,480	13,500	—	—	—	60,357
Ashish K. Khandpur	6,246	16,457	11,832	12,000	—	—	—	46,535
Julie L. Bushman	6,300	—	8,194	14,676	—	—	—	29,170
Joaquin Delgado	5,934	7,676	11,709	13,500	—	—	1,750,000	1,788,819
Michael G. Vale	7,846	26,175	12,761	13,500	—	—	—	60,282

(1)	The amounts shown reflect 3M matching and additional automatic contributions under the tax-qualified 3M Voluntary Investment Plan and Employee Stock Ownership Plan. All eligible employees under this plan may receive 3M matching contributions on their pre-tax or Roth 401(k) contributions to the plan on up to five percent of their eligible pay. Eligible employees hired on or after January 1, 2009, also receive additional automatic 3M retirement income contributions equal to three percent of their eligible pay.
(2)	The amounts shown reflect 3M matching contributions under the VIP Excess Plan, a nonqualified defined contribution plan. Eligibility for this plan and its matching contributions is limited to employees whose compensation exceeds a limit established by Federal income tax laws for tax-qualified defined contribution plans. The plan permits eligible employees to save additional amounts from their current cash compensation beyond the contribution limits established by Federal tax laws, and to receive Company matching contributions similar to the matching contributions provided under the tax-qualified 3M Voluntary Investment Plan and Employee Stock Ownership Plan.
(3)	The amounts shown reflect the amount of premiums paid by the Company on behalf of each individual with respect to their respective universal life or term life insurance policies obtained for them under the Executive Life Insurance Plan.
(4)	These amounts reflect fees for personal financial planning and tax return preparation services paid by the Company on behalf of each individual.
(5)	This amount reflects the aggregate incremental cost to the Company for Mr. Roman’s personal use of corporate aircraft during 2019. This aggregate incremental cost was calculated by combining the variable operating costs of such travel, including the cost of fuel, landing fees, parking fees, trip preparation fees, en route communication charges, en route navigation charges, on-board catering, and crew travel expenses. The Compensation Committee required Mr. Roman to use the corporate aircraft for all business and personal travel.
(6)	This amount reflects the expenses incurred by 3M during 2019 for home security equipment and monitoring services at the personal residence of Mr. Roman.
(7)	The amount shown reflects the payment made to Dr. Delgado under the terms of a separation agreement. For more information concerning the arrangement with Dr. Delgado, see the section entitled “Separation pay” on page 61 of this Proxy Statement.

Grants of plan-based awards

The following table reflects the various equity and non-equity plan awards granted to the Named Executive Officers during 2019. With the exception of the annual incentive compensation earned by such Named Executive Officers under the Executive Annual Incentive Plan, all of the awards referred to in this table were granted under the 2016 Long-Term Incentive Plan.

2020 Proxy Statement	75

2019 GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Type of Grant(1)	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)
Michael F. Roman	19PS	03/01/19			4,820	24,098	48,196				5,000,094
	Option	02/05/19							146,240	201.12	4,999,946
	AIP	n/a	2,040,051	13,277,243
Inge G. Thulin	19PS	03/01/19			3,012	15,061	30,122				3,125,007
	Option	02/05/19							45,686	201.12	1,562,023
	AIP	n/a	1,500,000	13,277,243
Nicholas C. Gangestad	19PS	03/01/19			1,754	8,772	17,544				1,820,102
	Option	02/05/19							53,232	201.12	1,820,002
	AIP	n/a	862,953	13,277,243
Ashish K. Khandpur	19PS	03/01/19			1,685	8,425	16,850				1,748,103
	Option	02/05/19							51,127	201.12	1,748,032
	AIP	n/a	581,003	13,277,243
Julie L. Bushman	19PS	03/01/19			1,123	5,617	11,234				1,165,471
	Option	02/05/19							34,085	201.12	1,165,366
	AIP	n/a	680,538	13,277,243
Joaquin Delgado	19PS	03/01/19			562	2,809	5,618				582,839
	Option	02/05/19							17,043	201.12	582,700
	AIP	n/a	593,007	13,277,243
Michael G. Vale	19PS	03/01/19			1,093	5,467	10,934				1,134,348
	Option	02/05/19							33,172	201.12	1,134,151
	AIP	n/a	626,632	13,277,243

(1)	Abbreviations: 19PS = 2019 performance shares; Option = stock options; AIP = annual incentive pay.
(2)	The amounts shown as the Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflect the target and maximum amounts that may be earned by each individual during 2019 under the Executive Annual Incentive Plan. This plan establishes a maximum amount of annual incentive compensation that may be earned by each covered executive during a plan year (initially established with the intent of complying with performance-based compensation exception of Section 162(m) of the Internal Revenue Code and similar state laws), which for each of the Named Executive Officers was one-quarter of one percent of the Company’s Adjusted Net Income for 2019, and then permits the Compensation Committee to pay each covered executive less than this maximum amount based on such factors as it deems relevant. Since the Executive Annual Incentive Plan was first adopted in 2007, the Compensation Committee has rarely used this discretion to pay a covered executive (other than our Chief Executive Officer) anything other than the same amount such executive would have received had he or she been participating in the Company’s broad-based Annual Incentive Plan. (For additional information, see “Annual Incentive” beginning on page 59 of this Proxy Statement).
(3)	The amounts shown as the Estimated Future Payouts Under Equity Incentive Plan Awards with respect to 2019 performance shares reflect the threshold, target, and maximum number of shares of 3M common stock (disregarding dividend equivalents) that may be earned by each individual as a result of the 2019 performance shares granted under the 2016 Long-Term Incentive Plan. The actual number of shares of 3M common stock to be delivered as a result of these performance shares will be determined by the performance of the Company during the three-year performance period of 2019, 2020, and 2021, as measured against four performance criteria selected by the Compensation Committee (Relative Organic Volume Growth, Return on Invested Capital, Earnings per Share Growth and Free Cash Flow Conversion). For more information on these performance criteria and the formulas for determining the number of shares of 3M common stock payable as a result of these performance shares, please refer to the “Long-term incentives — 2019 annual grants” beginning on page 67 of this Proxy Statement.
(4)	The amounts shown as the All Other Option Awards reflect the number of shares of 3M common stock subject to nonqualified stock options granted to each individual during 2019 under the 2016 Long-Term Incentive Plan. The options granted on February 5, 2019, were part of the Company’s annual equity grants made to approximately 6,000 employees, and they vest in installments of one-third on each of the first three anniversaries of the grant date.

76	3M Company

(5)	The exercise price for all stock options granted under the Company’s 2016 Long-Term Incentive Plan is set at the closing price at which 3M common stock traded on the NYSE on the option grant date.
(6)	The amounts in the Grant Date Fair Value of Stock and Option Awards column were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, excluding the effect of estimated forfeitures, and, in the case of performance share awards, are based upon the probable outcome of the applicable performance conditions at the time of grant. Assumptions made in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 6, 2020.

2019 outstanding equity awards at fiscal year-end table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael F. Roman							10,202(7)	1,799,837
							6,394(7)	1,128,029
							24,098(8)	4,251,369
	8,906		78.72	02/07/20
	10,067		89.47	02/08/21
	9,747		87.89	02/07/22
	10,610		101.49	02/03/23
	25,867		126.72	02/02/24
	39,846		165.94	02/03/25
	48,206		147.87	02/02/26
	34,832	17,417(2)	175.76	02/06/27
	18,916	37,834(3)	233.63	02/04/28
	12,094	24,190(4)	195.52	07/01/28
		146,240(5)	201.12	02/04/29
Inge G. Thulin							12,968(7)	2,287,815
							3,836(7)	676,747
							7,531(8)	1,328,619
	204,950		101.49	02/03/23
	206,168		126.72	02/02/24
	229,364		165.94	02/03/25
	245,116		147.87	02/02/26
	170,219	85,110(2)	175.76	02/06/27
	48,092	96,187(3)	233.63	02/04/28
	—	45,686(5)	201.12	02/04/29

2020 Proxy Statement	77

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Nicholas C. Gangestad							10,101(7)	1,782,018
							8,772(8)	1,547,556
	3,092		89.47	02/08/21
	6,219		87.89	02/07/22
	6,505		101.49	02/03/23
	9,592		126.72	02/02/24
	61,512		165.94	02/03/25
	69,611		147.87	02/02/26
	52,167	26,085(2)	175.76	02/06/27
	18,730	37,461(3)	233.63	02/04/28
		53,232(5)	201.12	02/04/29
					6,221(6)	1,097,509
Ashish K. Khandpur							4,903(7)	864,987
							8,425(8)	1,486,339
	3,605		89.47	02/08/21
	5,760		87.89	02/07/22
	6,505		101.49	02/03/23
	7,838		126.72	02/02/24
	25,445		165.94	02/03/25
	29,392		147.87	02/02/26
	19,868	9,935(2)	175.76	02/06/27
	9,090	18,183(3)	233.63	02/04/28
		51,127(5)	201.12	02/04/29
Julie L. Bushman							6,297(7)	1,110,917
							5,617(8)	990,951
	9,000		89.47	02/08/21
	30,875		87.89	02/07/22
	24,650		101.49	02/03/23
	40,535		126.72	02/02/24
	37,514		165.94	02/03/25
	41,181		147.87	02/02/26
	26,211	13,107(2)	175.76	02/06/27
	11,676	23,353(3)	233.63	02/04/28
		34,085(5)	201.12	02/04/29

78	3M Company

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Joaquin Delgado							4,903(7)	864,987
							1,405(8)	247,870
	36,126		87.89	02/07/22
	35,490		101.49	02/03/23
	32,428		126.72	02/02/24
	48,489		165.94	02/03/25
	57,136		147.87	02/02/26
	32,175	16,089(2)	175.76	02/06/27
	9,090	18,183(3)	233.63	02/04/28
		17,043(5)	201.12	02/04/29
Michael G. Vale							4,903(7)	864,987
							5,467(8)	964,488
	7,812		89.47	02/08/21
	30,875		87.89	02/07/22
	43,705		101.49	02/03/23
	31,559		126.72	02/02/24
	49,804		165.94	02/03/25
	58,684		147.87	02/02/26
	33,061	16,531(2)	175.76	02/06/27
	9,090	18,183(3)	233.63	02/04/28
		33,172(5)	201.12	02/04/29

FOOTNOTES TO 2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

(1)	The market value of performance shares or RSUs that have not vested was determined by multiplying the closing price of a share of 3M common stock on the NYSE for December 31, 2019 ($176.42), by the number of performance shares or RSUs shown, respectively.
(2)	These stock options vested in full on February 7, 2020.
(3)	These stock options vested or will vest in installments of one-half on February 6, 2020, and February 6, 2021.
(4)	These stock options will vest in installments of one-half on July 1, 2020, and July 1, 2021.
(5)	These stock options vested or will vest in installments of one-third on each of February 5, 2020, February 5, 2021, and February 5, 2022.
(6)	These restricted stock units will vest in installments of one-half on December 1, 2020, and December 1, 2022, provided that the holder remains in employment with 3M through such date.
(7)	The shares of 3M common stock to be delivered as a result of the Company’s performance over the three-year performance period ending December 31, 2020, will not vest until December 31, 2020. Under the terms of the awards, these shares of 3M common stock will be delivered no later than March 15, 2021, unless deferred by the executive. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance shares reflect the target payout under the formula for this grant since the Company’s performance during the first two years of the three-year performance period exceeded the threshold levels for this grant.
(8)	The shares of 3M common stock to be delivered as a result of the Company’s performance over the three-year performance period ending December 31, 2021, will not vest until December 31, 2021. Under the terms of the awards, these shares of 3M common stock will be delivered no later than March 15, 2022, unless deferred by the executive. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance shares reflect the target payout under the formula for this grant since the Company’s performance during the first year of the three-year performance period has exceeded the threshold levels for this grant.

2020 Proxy Statement	79

2019 option exercises and stock vested table

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael F. Roman	4,944(3)	719,550	21,052(10)	3,629,898
Inge G. Thulin	298,530(4)	26,270,916	41,081(11)	7,247,510
Nicholas C. Gangestad	1,681(5)	205,819	12,591(12)	2,221,304
Ashish K. Khandpur	3,362(6)	320,995	4,795(13)	845,934
Julie L. Bushman	13,172(7)	1,592,596	18,972(14)	3,262,944
Joaquin Delgado	63,560(8)	6,241,164	7,766(15)	1,370,078
Michael G. Vale	8,906(9)	1,073,838	20,625(16)	3,554,566

FOOTNOTES TO 2019 OPTION EXERCISES AND STOCK VESTED TABLE

(1)	The amounts shown as Value Realized on Exercise were determined by multiplying the number of shares acquired on exercise by the difference between the closing price of a share of 3M common stock on the NYSE for the exercise date and the per share exercise price of the options.

(2)	The amounts shown as Value Realized on Vesting were determined by multiplying the number of shares acquired on vesting by the closing price of a share of 3M common stock on the NYSE for the vesting date.

(3)	The stock options exercised by Mr. Roman were granted on February 9, 2009, and had an exercise price of $54.11 per share.

(4)	The stock options exercised by Mr. Thulin were granted on February 9, 2010, February 8, 2011 and February 7, 2012, and had an exercise price between $78.72 and $89.47 per share.

(5)	The stock options exercised by Mr. Gangestad were granted on February 9, 2010, and had an exercise price of $78.72 per share.

(6)	The stock options exercised by Mr. Khandpur were granted on February 9, 2010, and had an exercise price of $78.72 per share.

(7)	The stock options exercised by Ms. Bushman were granted on February 9, 2010, and had an exercise price of $78.72 per share.

(8)	The stock options exercised by Dr. Delgado were granted on February 9, 2010, and February 8, 2011, and had an exercise price between $78.72 and $89.47 per share.

(9)	The stock options exercised by Mr. Vale were granted on February 9, 2010, and had an exercise price of $78.72 per share.

(10)	Reflects the number of shares earned by Mr. Roman upon the vesting of restricted stock units and performance shares granted to him under the 2008 Long-Term Incentive Plan and 2016 Long-Term Incentive Plan. Of this total number of shares, 12,646 were attributable to restricted stock units granted on December 1, 2014, and 8,406 of these shares were attributable to his 2017 performance shares (including dividend equivalent rights) for which the three-year performance period was completed on December 31, 2019. Mr. Roman previously elected to defer receipt of all of the shares issuable pursuant to his 2017 performance shares until following his termination of employment.

(11)	Reflects the number of shares earned by Mr. Thulin upon the vesting of performance shares granted to him under the 2016 Long-Term Incentive Plan. All 41,081 of these shares were attributable to his 2017 performance shares (including dividend equivalent rights) for which the three-year performance period was completed on December 31, 2019. Mr. Thulin previously elected to defer receipt of all of these shares until following his termination of employment.

(12)	Reflects the number of shares earned by Mr. Gangestad upon the vesting of performance shares granted to him under the 2016 Long-Term Incentive Plan. All 12,591 of these shares were attributable to his 2017 performance shares (including dividend equivalent rights) for which the three-year performance period was completed on December 31, 2019.

(13)	Reflects the number of shares earned by Mr. Khandpur upon the vesting of performance shares granted to him under the 2016 Long-Term Incentive Plan. All 4,795 of these shares were attributable to his 2017 performance shares (including dividend equivalent rights) for which the three-year performance period was completed on December 31, 2019. Mr. Khandpur previously elected to defer receipt of all of these shares until following his termination of employment.

(14)	Reflects the number of shares earned by Ms. Bushman upon the vesting of restricted stock units and performance shares granted to her under the 2008 Long-Term Incentive Plan and 2016 Long-Term Incentive Plan. Of this total number of shares, 12,646 were attributable to restricted stock units granted on December 1, 2014, and 6,326 of these shares were attributable to her 2017 performance shares (including dividend equivalent rights) for which the three-year performance period was completed on December 31, 2019.

(15)	Reflects the number of shares earned by Dr. Delgado upon the vesting of performance shares granted to him under the 2016 Long-Term Incentive Plan. All 7,766 of these shares were attributable to his 2017 performance shares (including dividend equivalent rights) for which the three-year performance period was completed on December 31, 2019.

(16)	Reflects the number of shares earned by Mr. Vale upon the vesting of restricted stock units and performance shares granted to him under the 2008 Long-Term Incentive Plan and 2016 Long-Term Incentive Plan. Of this total number of shares, 12,646

80	3M Company

were attributable to restricted stock units granted on December 1, 2014, and 7,979 of these shares were attributable to his 2017 performance shares (including dividend equivalent rights) for which the three-year performance period was completed on December 31, 2019. Mr. Vale previously elected to defer receipt of all of the shares issuable pursuant to his 2017 performance shares until following his termination of employment.

Pension benefits

The following table shows the present value of the accumulated benefits payable to each of the Named Executive Officers, as well as the number of years of service credited to each individual, under each of the Company’s defined benefit pension plans determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. See Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 6, 2020.

2019 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Michael F. Roman	Employee Retirement Income Plan	31	1,839,130	—
	Nonqualified Pension Plan	31	14,282,279	—
Inge G. Thulin	Employee Retirement Income Plan	40	2,019,001*	71,293
	Nonqualified Pension Plan	40	—	28,680,254
Nicholas C. Gangestad	Employee Retirement Income Plan	35	1,683,480	—
	Nonqualified Pension Plan	35	8,390,844	—
Ashish K. Khandpur	Employee Retirement Income Plan	25	1,095,946	—
	Nonqualified Pension Plan	25	3,427,582	—
Julie L. Bushman	Employee Retirement Income Plan	36	1,942,755	—
	Nonqualified Pension Plan	36	8,231,838	—
Joaquin Delgado	Employee Retirement Income Plan	32	1,710,547**	51,145
	Nonqualified Pension Plan	32	6,676,594	—
Michael G. Vale	Employee Retirement Income Plan	27	1,234,502	—
	Nonqualified Pension Plan	27	4,683,307	—

*	Mr. Thulin commenced payment of his benefits under the specified plan during 2019. As a result, the amounts shown were determined based on his final benefit amount (after adjustment to reflect the pension benefits he earned during his employment in Sweden before his transfer to the United States) and the payment form selected.

**	Dr. Delgado commenced payment of his benefits under the specified plan during 2019. As a result, the amounts shown were determined based on his final benefit amount and the payment form selected.

The Employee Retirement Income Plan (“ERIP”) is a tax-qualified defined benefit pension plan maintained by 3M for its eligible employees in the United States. Effective January 1, 2001, the Company amended the ERIP to include a pension equity formula for (1) employees hired or rehired on or after January 1, 2001, and (2) employees who voluntarily elected the pension equity formula during the one-time choice election period in 2001. The ERIP was closed to new participants effective January 1, 2009, meaning that employees hired or rehired on or after January 1, 2009, do not participate in the plan. Of the Named Executive Officers, Mr. Roman, Mr. Thulin, Mr. Gangestad, Mr. Khandpur, Ms. Bushman and Dr. Delgado participate under the non-pension equity formula of the ERIP (the Portfolio I Plan), while Mr. Vale participates under the pension equity formula of the ERIP (the Portfolio II Plan). Retirement benefits under the ERIP are based on an employee’s years of service and average annual earnings during the employee’s four highest-paid consecutive years of service. As applied to the Named Executive Officers, earnings for purposes of the ERIP include base salary and target annual incentive compensation. All benefits earned under the ERIP by the Named Executive Officers will be payable in the form of life annuities, unless an individual elects at the time their employment ends to receive the entire amount of his or her earned pension benefits in the form of a single lump-sum cash payment.

2020 Proxy Statement	81

Under the Portfolio I Plan, employees earn annual benefits payable at retirement generally equal to 1.15 percent of their high-four average annual earnings multiplied by their years of service plus 0.35 percent of their high-four average annual earnings in excess of a Social Security breakpoint multiplied by their years of service (up to a maximum of 35 years). The Social Security breakpoint is an average of the Social Security taxable wage bases for each of the 35 years ending with the year each employee qualifies for receiving unreduced Social Security retirement benefits. Under the Portfolio I Plan, an employee may retire with an unreduced pension at age 60 (61 or 62 for employees born after 1942 and 1959, respectively). If the employee’s age and service at the time of retirement total at least 90 (91 or 92 for employees born after 1942 and 1959, respectively) the employee also would receive a Social Security bridge payment until age 62. Mr. Thulin currently receives unreduced retirement benefits, and Dr. Delgado currently receives reduced retirement benefits. As of March 13, 2020, each of Mr. Roman, Mr. Gangestad, and Ms. Bushman is eligible to retire with reduced early retirement benefits, with the reduction being equal to 5 percent of the pension otherwise payable for each year that such executive retires prior to age 61 (age 62 for Mr. Gangestad and Ms. Bushman).

Under the Portfolio II Plan, employees earn pension credits (from 3 percent to 12 percent) for each year of employment based on their age and accumulated years of service under the plan. Once their employment ends, these accumulated pension credits are multiplied by their high-four average annual earnings and added to an amount determined by multiplying one-half of these accumulated pension credits by their high-four average annual earnings in excess of a Social Security integration level (70 percent of the Social Security taxable wage base in the year employment ends). The sum of these two amounts is then converted into an annuity payable over the lifetime of the employee using fixed conversion factors. The Portfolio II Plan does not provide any subsidies for early retirement.

As a tax-qualified plan, the ERIP is subject to a variety of limits that apply to both the amount of any employee’s earnings that may be considered when determining the benefits earned under the plan as well as the maximum amount of benefits that any employee may earn. The Nonqualified Pension Plan is designed to provide additional benefits to employees, including the Named Executive Officers, affected by these limits. The amount of benefits earned under this Nonqualified Pension Plan generally equals the amount of benefits an employee was not able to earn under the ERIP as a result of the limits imposed by Federal tax laws. The benefits earned under this Nonqualified Pension Plan are generally paid in the form of a single lump-sum cash payment following the termination of their employment (subject to any applicable delay under Federal tax laws). Current employees were given a one-time opportunity during 2008 to elect to receive their benefits earned under this Nonqualified Pension Plan in the form of a life annuity following their retirement, and none of the Named Executive Officers elected to receive their benefits in the form of a life annuity.

Nonqualified deferred compensation

The following table reflects the participation during 2019 by the Named Executive Officers in three nonqualified deferred compensation plans offered by the Company. The Deferred Compensation Excess Plan allows eligible employees to defer for a number of years or until retirement from the Company the receipt of a portion of their base salary and annual incentive compensation. The Performance Awards Deferred Compensation Plan allows eligible employees to defer for a number of years or until retirement from the Company the payout of their performance share awards under the 2016 Long-Term Incentive Plan. The VIP Excess Plan allows eligible employees to defer until retirement from the Company the receipt of a portion of their base salary and annual incentive compensation. All three plans generally allow the eligible employees to elect to receive payment of their account balances in the form of either a single lump sum payment or in up to ten annual installments. With the exception of deferrals of performance shares under the Performance Awards Deferred Compensation Plan, earnings are credited to the amounts deferred under all three plans based on the returns paid on the investment funds available to participants in 3M’s qualified 401(k) plan or a fixed rate of return based on corporate bond yields (as selected by each participant). Earnings are credited to the deferrals of performance shares under the Performance Awards Deferred Compensation Plan based on the return on shares of 3M common stock, including reinvested dividends.

82	3M Company

2019 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Michael F. Roman
VIP Excess Plan	251,645	56,395	41,029	—	1,235,898
Deferred Compensation Excess Plan	—	—	8,458	—	231,049
Performance Awards Deferred Compensation Plan	1,484,748	—	(241,480)	—	3,672,315
Inge G. Thulin
VIP Excess Plan	210,447	46,825	133,424	—	3,692,807
Deferred Compensation Excess Plan	938,899	—	326,793	—	9,083,916
Performance Awards Deferred Compensation Plan	7,569,122	—	(2,144,679)	—	39,257,779
Nicholas C. Gangestad
VIP Excess Plan	146,074	31,747	173,732	—	1,058,950
Deferred Compensation Excess Plan	—	—	—	—	—
Performance Awards Deferred Compensation Plan	1,072,070	—	(216,321)	—	3,594,778
Ashish K. Khandpur
VIP Excess Plan	131,636	27,647	130,840	—	735,378
Deferred Compensation Excess Plan	—	—	—	—	—
Performance Awards Deferred Compensation Plan	900,125	—	(114,202)	—	1,502,658
Julie L. Bushman
VIP Excess Plan	35,773	10,256	36,698	—	249,702
Deferred Compensation Excess Plan	—	—	—	—	—
Performance Awards Deferred Compensation Plan	—	—	—	—	—
Joaquin Delgado
VIP Excess Plan	53,176	10,305	257,599	—	1,468,136
Deferred Compensation Excess Plan	—	—	35,594	—	193,048
Performance Awards Deferred Compensation Plan	—	—	—	—	—
Michael G. Vale
VIP Excess Plan	108,096	30,283	109,741	—	1,295,387
Deferred Compensation Excess Plan	—	—	2,157	—	23,205
Performance Awards Deferred Compensation Plan	1,807,439	—	(296,693)	—	4,531,829

FOOTNOTES TO 2019 NONQUALIFIED DEFERRED COMPENSATION TABLE

(1)	With the exception of the amounts contributed by Mr. Roman, Mr. Thulin, Mr. Gangestad, Mr. Khandpur, and Mr. Vale from the payout of their performance share awards for the 2016-2018 performance period and by Mr. Khandpur from the payout of his annual incentive earned in 2018, all amounts contributed by these individuals during 2019 have been included in the Summary Compensation Table as Salary, Stock Awards, or Non-Equity Incentive Plan Compensation earned in 2017, 2018, or 2019. The Summary Compensation Table does not reflect any portion of the contributions from the payout of Mr. Roman’s, Mr. Thulin’s, Mr. Gangestad’s, Mr. Khandpur’s and Mr. Vale’s performance share awards for the 2016-2018 performance period because those awards were granted in 2016 and does not reflect any portion of the contributions from Mr. Khandpur’s 2018 annual incentive payment because those amounts were earned prior to the first year he became a Named Executive Officer.

(2)	The amounts shown reflect 3M matching contributions under the VIP Excess Plan, a nonqualified defined contribution plan. Eligibility for this plan and its matching contributions is limited to employees whose compensation exceeds a limit established by Federal income tax laws for tax-qualified defined contribution plans. The plan permits eligible employees to save additional amounts from their current cash compensation beyond the contribution limits established by Federal tax laws, and to receive

2020 Proxy Statement	83

Company matching contributions similar to the matching contributions provided under the tax-qualified 3M Voluntary Investment Plan and Employee Stock Ownership Plan. With the exception of 3M matching contributions to Mr. Khandpur’s VIP Excess Plan account in respect of his 2018 annual incentive payment (paid in 2019), all amounts contributed by the Company on behalf of these individuals during 2019 are included in the “All Other Compensation” column of the Summary Compensation Table. The Summary Compensation Table does not reflect any portion of the 3M matching contributions made to Mr. Khandpur’s VIP Excess Plan account in respect of his 2018 annual incentive payment because those amounts were earned prior to the first year he became a Named Executive Officer.

(3)	None of these amounts are included in the Summary Compensation Table as compensation earned in 2019, since none of the Company’s nonqualified deferred compensation plans provide above-market or preferential earnings.

(4)	Includes the following amounts that were reported as compensation for 2017 and 2018 in the Summary Compensation Table: Mr. Roman — $501,252; Mr. Thulin — $5,554,184; Mr. Gangestad — $384,096; Mr. Khandpur — $0; Ms. Bushman — $107,497; Dr. Delgado — $1,144,068; and Mr. Vale — $280,955.

Potential payments upon termination or change in control

As reflected in the Compensation Discussion and Analysis portion of this Proxy Statement, 3M has no employment agreements with any of the Named Executive Officers nor does it have any change in control plans or arrangements that would provide benefits to any of the Named Executive Officers solely in the event of a change in control of the Company. We also do not have any agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any of our Named Executive Officers in the event of a change in control of the Company.

Effective February 3, 2020, 3M adopted a new severance plan to provide separation benefits to eligible U.S. employees (including the Named Executive Officers) who incur a qualifying termination. In addition, certain of the Company’s executive compensation and benefit plans provide all participants (including the Named Executive Officers) with certain rights or the right to receive payments in the event of the termination of their employment or upon a change in control of the Company. The terms applicable to these potential rights or payments in various situations are described below. Payments or benefits under other plans and arrangements that are generally provided on a non-discriminatory basis to all similarly situated employees of the Company upon the termination of their employment are not described, including (a) accrued base salary; (b) annual incentive earned with respect to completed performance periods; (c) retiree welfare benefits provided to substantially all of the Company’s U.S. employees, including retiree medical benefits; (d) distribution of vested account balances under the Company’s qualified 401(k) plan; (e) accrued pension benefits under the Company’s defined benefit pension plans payable following an employee’s retirement or other termination of employment (the amounts of these benefits earned by the Named Executive Officers are reported in the 2019 Pension Benefits Table); (f) life insurance benefits generally available to all salaried employees; and (g) distribution of account balances under the Company’s nonqualified deferred compensation plans (the account balances of the Named Executive Officers are reported in the 2019 Nonqualified Deferred Compensation Table).

Rights and payments upon retirement

Following retirement (as described below), the Named Executive Officers are entitled to receive:

•	continued vesting of stock options previously granted under the Company’s stock plans, and the opportunity to exercise vested stock options previously granted under such plans during the remainder of the original term (up to 10 years) of such options;

•	an annual incentive plan payment for the year of retirement, prorated based on the number of days worked prior to the date of separation;

•	for those Named Executive Officers initially appointed to a 3M executive position before January 1, 2006, or after December 31, 2017, payment for all previously granted performance shares upon completion of the respective three-year performance period (prorated to reflect the portion of the year worked only with respect to the performance shares granted in the year of retirement) and based on actual performance; and

•	for those Named Executive Officers initially appointed to a 3M executive position on or after January 1, 2006, and on or before December 31, 2017, payment for all previously granted performance shares upon completion of the respective three-year performance period (prorated to reflect the portion of the three-year performance period that occurred prior to the date of the Named Executive Officer’s retirement) and based on actual performance.

For this purpose, the term “Retirement” means a termination of employment with the Company after attaining age 55 with at least 10 years of service (age 55 with at least five years of service for awards granted before January 1, 2016).

84	3M Company

Rights and payments upon termination due to death

In the event of the termination of their employment due to death, the Named Executive Officers are entitled to receive:

•	immediate vesting of all unvested stock options and restricted stock units previously granted under the Company’s stock plans, and the opportunity for the Named Executive Officer’s estate or beneficiaries to exercise all vested stock options during the two-year period following the date of death (but not beyond the original expiration date of any such stock option);

•	payment to the Named Executive Officer’s estate or beneficiaries, no later than March 15 of the year following the year in which the Named Executive Officer died, for all previously granted performance shares (in the same amount as paid for the performance shares granted to other Named Executive Officers if the date of death occurs after the end of the three-year performance period for such shares, and at the lesser of the target value or such other amount as determined by the Committee in its discretion if the date of death occurs before the end of the three-year performance period for such shares); and

•	payment to the Named Executive Officer’s beneficiaries of the proceeds from the life insurance policies provided for such Named Executive Officer pursuant to the Company’s Executive Life Insurance Plan.

Rights and payments upon termination due to disability

In the event of the termination of their employment due to disability, the Named Executive Officers are entitled to receive:

•	continued vesting of stock options previously granted under the Company’s stock plans, and the opportunity to exercise vested stock options previously granted under such plans during the remainder of the original term (up to 10 years) of such options;

•	immediate vesting of all restricted stock units previously granted under the Company’s stock plans; and

•	payment for all previously granted performance shares upon completion of the respective three-year performance period, based on actual performance.

Rights and payments upon a qualifying termination under the severance plan

Effective February 3, 2020, the Company adopted the 3M Executive Severance Plan (which we refer to as the “Severance Plan”) for certain U.S. executives, including our Named Executive Officers, to provide separation benefits in the event an eligible employee’s employment is terminated by 3M other than for Misconduct or an eligible employee resigns for Good Reason. An eligible employee who becomes entitled to benefits under the Severance Plan receives the following:

•	continued payment of his or her annual base salary for a number of months (24 months for the Chief Executive Officer, and 18 months for all other Named Executive Officers);

•	continued payment of annual incentive payments that would have been paid if the participant remained employed through the end of the severance payment period, calculated based on actual results for the relevant year, using the participant’s final performance rating as of the end of the applicable year (or if none, a performance rating of “fully meets expectations” or equivalent), and prorated based on the number of days in the year preceding the end of the severance period (if the severance payment period ends prior to the end of a year);

•	an opportunity to exercise all vested stock options and stock appreciation rights following the participant’s termination and prior to the expiration date of such award;

•	accelerated vesting and payment of a prorated portion of the participant’s outstanding “annual” restricted stock units, with proration based on the number of full years of the participant’s completed service over the number of years required to vest under the original vesting schedule;

•	outstanding performance share awards will not be forfeited solely as a result of the participant’s termination, and the target number of shares under each award will be prorated based on the number of months the participant worked during the applicable performance period;

•	full vesting of the participant’s VIP company contribution account; and

•	outplacement services in accordance with 3M’s policy.

2020 Proxy Statement	85

Any severance payments under the Severance Plan will be reduced on a dollar-for-dollar basis (but not below $0) by any payments the participant may receive under his or her non-competition agreement with 3M. In addition, severance payments will cease in the event the participant becomes reemployed by 3M.

The Severance Plan does not provide severance benefits to employees who terminate pursuant to a mandatory retirement policy adopted by the Board. Employees who terminate in connection with a spinoff, divestiture or similar transaction involving the employee’s business unit may be eligible to participate at the discretion of the Company. To be eligible to receive benefits under the Severance Plan, an employee must execute and not revoke a general release of claims in favor of the Company in form approved by the Company.

In addition, in the event a Named Executive Officer’s payments under the Severance Plan would be subject to an excise tax on “parachute payments” in connection with a change in control of the Company due to the application of Section 280G of the Internal Revenue Code, the Named Executive Officer will not be entitled to a “gross-up.” Instead, the Named Executive Officer’s “parachute payments” may be reduced if such reduction would provide the Named Executive Officer with a greater post-tax benefit than he or she would receive if the excise taxes were to apply.

For purposes of the Severance Plan, the terms “Misconduct” and “Good Reason” mean the following:

“Misconduct” means (i) the employee’s willful failure to substantially perform his or her duties (other than a failure resulting from his or her disability); (ii) the employee’s willful failure to carry out, or comply with any lawful and reasonable directive of the Board or his or her immediate supervisor; (iii) the occurrence of any act or omission by the employee that could reasonably be expected to result in (or has resulted in) his or her conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the employee’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) the employee’s material breach of any material provision of any written agreement with the Company or any subsidiary; (vi) any action (or inaction) by the employee that 3M reasonably determines constitutes gross negligence or misconduct in the performance of his or her duties and responsibilities; or (vii) any other intentional misconduct by the Named Executive Officer that significantly affects the business or affairs of the Company or any subsidiary in an adverse manner.

“Good Reason” means, with respect to a voluntary termination occurring within 18 months following a change in control of the Company, (i) a material diminution in the employee’s position, authority, duties or responsibilities as in effect immediately prior to the change in control, (ii) a material diminution in the employee’s base salary or annual planned cash compensation, or (iii) a material change in the geographic location at which the employee is required to perform services for his or her employer. If the voluntary termination does not occur within 18 months following a change in control, “Good Reason” means (i) a material diminution in the employee’s base salary or annual planned cash compensation, other than an across-the-board reduction that applies to all comparable positions, or (ii) a change in excess of 100 miles in the primary work location at which the employee is required to perform services for his or her employer. For terminations that do not occur within 18 months following a change in control, the employee will be required to provide written notice to the Company of the grounds for a Good Reason termination within 30 days of the initial existence of such grounds, and the Company has 30 days from the date of such notice to cure such circumstances. An employee must terminate employment for Good Reason within 60 days after the first occurrence of the applicable grounds.

Rights and payments upon a qualifying termination in connection with a change in control

If the Company terminates a Named Executive Officer’s employment for reasons other than Misconduct (or for awards granted prior to May 10, 2016, reasons other than Cause) or if a Named Executive Officer resigns for Good Reason, in any such case within 18 months following a “change in control event” of the Company (as defined for purposes of Section 409A of the Internal Revenue Code), then in addition to any benefits provided under the Severance Plan described above, all of the Named Executive Officer’s outstanding unvested stock options and restricted stock units granted under the Company’s stock plans will be immediately vested and all of such Named Executive Officer’s outstanding performance shares will be prorated and settled in accordance with the terms of the plan.

86	3M Company

For purposes of our outstanding long-term incentive awards, the terms “Misconduct,” “Cause,” and “Good Reason” mean the following:

“Misconduct” means (i) the Named Executive Officer’s willful failure to substantially perform his or her duties (other than a failure resulting from his or her disability); (ii) the Named Executive Officer’s willful failure to carry out, or comply with any lawful and reasonable directive of the Board or his or her immediate supervisor; (iii) the occurrence of any act or omission by the Named Executive Officer that could reasonably be expected to result in (or has resulted in) his or her conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the Named Executive Officer’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) the Named Executive Officer’s material breach of any material provision of any written agreement with the Company or any subsidiary; or (vi) any other intentional misconduct by the Named Executive Officer that significantly affects the business or affairs of the Company or any subsidiary in an adverse manner.

“Cause” means a material violation of any policy of the Company, or embezzlement or theft of property belonging to the Company.

“Good Reason” means (i) a material diminution in the Named Executive Officer’s position, authority, duties, or responsibilities as in effect immediately prior to the change in control; (ii) a material diminution in the Named Executive Officer’s base salary or annual planned cash compensation; or (iii) a material change in the geographic location at which the Named Executive Officer is required to perform services for the Company.

Rights and payments upon termination for any other reason

In the event of the termination of their employment for any reason that does not qualify for Severance Plan benefits other than retirement, death, or disability (and other than in connection with a change in control, as described further below):

•	the Named Executive Officers will have the opportunity to exercise vested stock options granted under the Company’s stock plans within the first 90 days following the termination date (but not beyond the original expiration date of any such stock option), at which time any remaining vested stock options are forfeited; and

•	all unvested stock options, restricted stock units, and performance shares granted to the Named Executive Officers are forfeited immediately.

The amounts payable to or on behalf of each of the Named Executive Officers in each of the above situations (other than amounts relating to payments or benefits generally provided on a non-discriminatory basis to all similarly situated employees) is reflected in the table below, assuming that each individual’s employment had terminated and/or a change in control of the Company had occurred on December 31, 2019. As of December 31, 2019, Mr. Roman, Mr. Gangestad, and Ms. Bushman were eligible to retire (as that term is defined for purposes of 3M’s stock plans). Mr. Thulin retired from employment with the Company effective as of June 1, 2019, and Dr. Delgado’s employment with the Company ended on July 1, 2019. The amounts shown below do not reflect payments and benefits available under the Severance Plan, as it was not in effect on December 31, 2019.

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2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Termination of Employment Due to…	Cash Severance ($)	Outstanding Performance Share Awards ($)(1)	Unvested RSUs ($)(2)	Unvested Options ($)(3)	Life Insurance Proceeds ($)(4)	Total ($)
Michael F. Roman	Retirement	—	—	—	—	—	—
	Death	—	7,179,235	—	11,495	3,000,000	10,190,730
	Disability	—	—	—	—	—	—
	Qualifying Termination in connection with a Change in Control	—	3,566,845	—	11,495	—	3,578,340
	Other Reason	—	—	—	—	—	—
Inge G. Thulin	Retirement	—	—	—	—	—	—
Nicholas C. Gangestad	Retirement	—	—	—	—	—	—
	Death	—	3,329,574	1,097,509	17,216	3,000,000	7,444,299
	Disability	—	—	1,097,509	—	—	1,097,509
	Qualifying Termination in connection with a Change in Control	—	1,818,367	1,097,509	17,216	—	2,933,092
	Other Reason	—	—	—	—	—	—
Ashish K. Khandpur	Retirement	—	—	—	—	—	—
	Death	—	2,351,326	—	6,557	2,614,000	4,971,883
	Disability	—	—	—	—	—	—
	Qualifying Termination in connection with a Change in Control	—	1,131,850	—	6,557	—	1,138,407
	Other Reason	—	—	—	—	—	—
Julie L. Bushman	Retirement	—	—	—	—	—	—
	Death	—	2,101,868	—	8,651	2,900,846	5,011,365
	Disability	—	—	—	—	—	—
	Qualifying Termination in connection with a Change in Control	—	1,142,458	—	8,651	—	1,151,109
	Other Reason	—	—	—	—	—	—
Joaquin Delgado	Other Reason(5)	1,750,000	—	—	—	—	1,750,000
Michael G. Vale	Retirement	—	—	—	—	—	—
	Death	—	1,829,475	—	10,910	2,760,000	4,600,385
	Disability	—	—	—	—	—	—
	Qualifying Termination in connection with a Change in Control	—	954,942	—	10,910	—	965,852
	Other Reason	—	—	—	—	—	—

FOOTNOTES TO 2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

(1)	The amounts in this column reflect the value of performance share awards under the 2016 Long-Term Incentive Plan for which the three-year performance period has not been completed (adjusted to reflect the closing price of a share of 3M common stock on the NYSE for December 31, 2019 ($176.42)), and which would be paid upon the occurrence of the respective triggering events in accordance with the terms of the awards.

(2)	The amounts in this column reflect the value of the shares underlying the unvested 3M restricted stock units that would vest upon the occurrence of the respective triggering events in accordance with the terms of the awards. Share values are based on the closing price of a share of 3M common stock on the NYSE for December 31, 2019 ($176.42).

(3)	The amounts in this column reflect the intrinsic value on December 31, 2019, of unvested, in-the-money 3M stock options that will vest upon the occurrence of the respective triggering events in accordance with the existing contractual terms of the stock options. Intrinsic values are based on the closing price of a share of 3M common stock on the NYSE for December 31, 2019 ($176.42).

88	3M Company

(4)	The amounts in this column reflect the life insurance proceeds that would be payable to each individual’s beneficiary or beneficiaries pursuant to the policies obtained for them under the Executive Life Insurance Plan. Under such plan, individuals first appointed to an executive position on or before August 31, 2003, receive additional life insurance coverage that is provided through a universal life insurance policy and individuals first appointed on or after September 1, 2003, receive additional group term life insurance coverage.

(5)	The amount shown reflects the payment made to Dr. Delgado under the terms of a separation agreement. For more information concerning the arrangement with Dr. Delgado, see the section entitled “Separation pay” on page 61 of this Proxy Statement.

Pay ratio

Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO) for 2019. The ratio reflects a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

In determining the ratio below, we began by using the same median employee (a full-time production employee in the Midwestern United States) identified for purposes of calculating the ratio included in our 2018 and 2019 proxy statement because there have not been changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. The median employee initially was identified based on target annual total cash compensation for each employee as of December 31, 2017. For these purposes, annual total cash compensation included base salary or hourly wages, cash incentives, commissions, and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records. All amounts were annualized for permanent employees who did not work for the entire year, such as new hires, employees on paid or unpaid leave of absence and employees called for active military duty. We did not apply any cost-of-living adjustments as part of the calculation.

The median employee was selected from among 90,823 full-time, part-time, temporary, and seasonal workers who were employed as of December 31, 2017. As permitted by Item 402(u) of Regulation S-K, we excluded 1,575 employees (including 966 non-U.S. employees) who joined the Company during 2017 as part of our acquisition of Scott Safety when making this determination. Except for the employees excluded on the basis of the Scott Safety acquisition completed in 2017, we did not exclude any other employees (whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion).

As determined in accordance with Item 402 of Regulation S-K, the 2019 annual total compensation was $18,321,566 for our CEO and $57,494 for our median employee. Among other things, these amounts include base salary, overtime, incentive payments, stock-based compensation (based on the grant date fair value of awards granted during 2019), changes in pension values and retirement plan contributions. As calculated in this manner, the ratio of our CEO’s total compensation to our median employee’s total compensation for fiscal year 2019 is 319 to 1.

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Shareholder proposal

PROPOSAL 4

Shareholder Proposal on Setting Target Amounts for CEO Compensation

•   Shareholder proposal on setting target amounts for CEO compensation, if properly presented at the meeting.

•   See the Board’s opposition statement.

3M has received a shareholder proposal from the United Steelworkers, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, 60 Boulevard of the Allies, Pittsburgh, PA 15222, the owner of 68 shares of 3M common stock (the “Proponent”). The Proponent has requested that the Company include the following proposal and supporting statement (in italics) in its proxy statement for the Annual Meeting of Shareholders. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative. For the reasons set forth following the Proponent’s statement, your Board of Directors recommends that you vote “AGAINST” this proposal.

RESOLVED: Shareholders of 3M Corporation (the “Company’’) request that the Compensation Committee of the Board of Directors take into consideration the pay grades and/or salary ranges of all classifications of Company employees when setting target amounts for CEO compensation. The Compensation Committee should describe in the Company’s proxy statements for annual shareholder meetings how it complies with this requested policy. Compliance with this policy is excused if it will result in the violation of any existing contractual obligation or the terms of any existing compensation plan.

SUPPORTING STATEMENT

Like at many companies, our Company’s Compensation Committee uses peer group benchmarks of what other companies pay their CEOs to set its target CEO compensation. These target pay amounts are then subject to performance adjustments. To ensure that our Company’s CEO compensation is reasonable relative to our Company’s overall employee pay philosophy and structure, we believe that the Compensation Committee should also consider the pay grades and/or salary ranges of Company employees when setting CEO compensation target amounts.

This proposal does not require the Compensation Committee to use other employee pay data in a specific way to set CEO compensation targets. Under this proposal, the Compensation Committee will have discretion to determine how other employee pay should impact CEO compensation targets. The Compensation Committee also will retain authority to use peer group benchmarks and/or any other metric to set CEO compensation target amounts. Over time, using peer group benchmarks to set CEO compensation can lead to pay inflation. Although many companies target CEO compensation at the median of their peer group, certain companies have targeted their CEO’s pay above median. In addition, peer groups can be cherry-picked to include larger or more successful companies where CEO compensation is higher. (Charles Elson and Craig Ferrere, “Executive Superstars, Peer Groups and Overcompensation,” Journal of Corporation Law, Spring 2013).

90	3M Company

The current system of using peer group benchmarks, without taking into account the pay grades or salary ranges of all company employees, when determining CEO compensation has had the effect of CEO pay far outpacing that of average employees. In 2018, the average S&P 500 CEO made 287 times that of their median employee. For our Company, the CEO/median employee ratio calculated in 2018 was 302 to 1. According to the 2006 report The State of Working America the ratio of CEO pay to average worker pay has risen from 35 to 1 in 1979, to 71 to 1 in 1989, to 248 to 1 in 1998. The current system of determining CEO compensation without taking into account the pay of average company employees has led to glaring inequality between the workers who make our company what it is and the man or woman who sits at the top.

For those reasons, we urge you to vote in favor of this proposal.

Board’s statement opposing the proposal

After careful consideration, and for the reasons set forth below, the Board believes that it is not in the best interests of 3M or its shareholders to approve the proposed resolution.

1.	The Company already maintains global compensation principles that are intended to ensure that its compensation practices are fair and reasonable as applied to both executive and non-executive employees. These principles align with the Company’s vision and strategies, balance both individual and enterprise-wide performance and seek to provide competitive wages and benefits with consistent positioning in the median range of the markets that are most relevant to employees based on roles, responsibilities, skills, and performance. To monitor and support the effectiveness of this program, the Company also periodically compares its pay components to those of other premier companies, and adjusts them as necessary to stay competitive and attract, retain, and motivate a highly qualified, diverse workforce at all levels throughout the organization, not just for its executives.

2.	The Board of Directors believes that the overwhelming majority of our shareholders support the Company’s current executive compensation program. As described in more detail in the Compensation Discussion and Analysis portion of this Proxy Statement, the current program emphasizes a strong pay-for-performance philosophy and seeks to align the compensation of the Company’s Chief Executive Officer and other executive officers with the interests of long-term 3M shareholders. In 2019, approximately 95 percent of the votes cast on the Company’s say-on-pay proposal approved the compensation of the named executive officers as disclosed in last year’s Proxy Statement.

3.	The Compensation Committee already reviews and considers the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer), as reported in the proxy statement, which the Company believes provides a similar perspective to the Compensation Committee at no incremental cost to the Company. 3M has operations and different compensation programs in about 70 countries around the world. Compliance with the proposal would require substantial coordination with local employees in foreign countries to collect and transmit the necessary data on “all classifications” of the Company’s approximately 96,000 employees worldwide, all of which would need to be carefully analyzed and summarized. The Company believes that the time, cost, and resource burden associated with implementing the proposal is not warranted by any incremental benefit that the resulting information may be able to offer.

    RECOMMENDATION OF THE BOARD

The Board of Directors unanimously recommends a vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder indicates otherwise in voting the proxy.

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Stock ownership information

Security ownership of management

The following table includes all 3M stock-based holdings, as of February 29, 2020, of the directors and the Named Executive Officers set forth in the Summary Compensation Table, and the directors and executive officers as a group.

COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS

Name and principal position	Stock(1)	Restricted Stock Units(2)	Deferred Stock(3)	Total(4)	Percent of Class
Thomas “Tony” K. Brown, Director	—	—	6,753	6,753	(5)
Pamela J. Craig, Director	—	—	1,002	1,002	(5)
David B. Dillon, Director	1,200	—	4,255	5,455	(5)
Michael L. Eskew, Director	—	—	42,659	42,659	(5)
Herbert L. Henkel, Director	—	—	36,988	36,988	(5)
Amy E. Hood, Director	24	—	2,139	2,163	(5)
Muhtar Kent, Director	—	—	13,458	13,458	(5)
Edward M. Liddy, Director	—	—	58,999	58,999	(5)
Dambisa F. Moyo, Director	1,430	—	104	1,534	(5)
Gregory R. Page, Director	4,000	—	5,159	9,159	(5)
Patricia A. Woertz, Director	2,580	—	1,002	3,582	(5)
Michael F. Roman, Chairman of the Board, President and Chief Executive Officer	313,845	—	29,221	343,066	(5)
Inge G. Thulin, Former Executive Chairman of the Board	1,344,758	—	201,328	1,546,086	(5)
Nicholas C. Gangestad, Senior Vice President and Chief Financial Officer	307,927	6,221	20,564	334,712	(5)
Ashish K. Khandpur, Executive Vice President, Transportation and Electronics Business Group	147,408	—	13,250	160,658	(5)
Julie L. Bushman, Executive Vice President, International Operations	296,714	—	—	296,714	(5)
Joaquin Delgado, Former Executive Vice President, Consumer Business Group	272,269	—	—	272,269	(5)
Michael G. Vale, Executive Vice President, Safety and Industrial Business Group	320,435	—	33,690	354,125	(5)
All Directors and Executive Officers as a Group (25 persons)	2,139,990	11,666	304,103	2,455,759	(5)

FOOTNOTES TO COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS TABLE

(1)	This column lists beneficial ownership of 3M common stock as calculated under Securities and Exchange Commission rules. Unless otherwise noted, voting power and investment power in the shares are exercisable solely by the named person, and none of the shares are pledged as security by the named person. In accordance with Securities and Exchange Commission rules, this column also includes shares that may be acquired pursuant to stock options that are or will be exercisable within 60 days of February 29, 2020, as follows: Mr. Roman — 295,265 shares, Mr. Thulin — 1,252,340 shares, Mr. Gangestad — 289,986 shares, Mr. Khandpur — 143,571 shares, Ms. Bushman — 257,786 shares, Mr. Delgado — 248,092 shares and Mr. Vale — 301,269 shares. This column includes the following shares over which the named person shares voting and/or investment power: Mr. Khandpur — 1,573 shares held by a family member.

92	3M Company

(2)	This column reflects restricted stock units that generally vest over a three- to five-year period, assuming continued employment until each vesting date (or until the individual retires from the Company, in some cases). The executive officers do not have voting power with respect to the shares listed in this column.
(3)	This column reflects shares earned by the directors as a result of their service on the Board of Directors, the payout of which has been deferred until following the termination of their membership on the Board of Directors. This column also includes shares of the Company’s common stock which the executive officers are entitled to receive following their retirement from the Company as a result of their election to defer all or a portion of the payout of their performance share awards granted under the Company’s long-term incentive plan. Neither the directors nor the executive officers have voting power with respect to the shares listed in this column.
(4)	This column shows the individual’s total 3M stock-based holdings, including the securities shown in the “Stock” column (as described in note 1), in the “Restricted Stock Units” column (as described in note 2), and in the “Deferred Stock” column (as described in note 3).
(5)	Each director and executive officer individually, and All Directors and Executive Officers as a Group, beneficially owned less than one percent of the outstanding common stock of the Company.

Security ownership of certain beneficial owners

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of 3M common stock.

Name/address	Common Stock Beneficially Owned	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	50,504,075	8.78
State Street Corporation(2) State Street Financial Center One Lincoln Street Boston, MA 02111	42,320,337	7.36
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	41,713,628	7.30

(1)	In a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020, The Vanguard Group reported that, as of December 31, 2019, it had sole voting power with respect to 869,956 shares, shared voting power with respect to 153,602 shares, sole dispositive power with respect to 49,524,158 shares, and shared dispositive power with respect to 979,917 shares. It also reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 674,130 shares or 0.11 percent of 3M common stock outstanding as a result of its serving as investment manager of collective trust accounts. It further reported that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 491,319 shares or 0.08 percent of 3M common stock outstanding as a result of its serving as investment manager of Australian investment offerings. Vanguard provides investment management services to the Company’s defined contribution plans in the U.S. through a co-mingled mutual fund vehicle. The 3M Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan use this investment in their defined contribution investment choices. Fees paid for investment management of the fund are incorporated into the fund NAV on a daily basis and fully disclosed as an expense ratio for the fund. As a result, these fees are paid by participants in the Company’s defined contribution plans and are not paid by the Company. The total amount of the fees will fluctuate based on the plan participant allocation decisions. The fees paid are reviewed by the fiduciaries of the retirement plans and are determined to be reasonable for the services provided.
(2)	In a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2020, State Street Corporation reported that, as of December 31, 2019, it had shared voting power with respect to 34,053,004 shares of 3M common stock and shared dispositive power with respect to 42,314,931 shares of 3M common stock. Of these shares, 11,668,839 shares were held as trustee or investment manager for certain 3M savings plans, including the Company’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan, which are 401(k) retirement savings plans. State Street Bank and Trust Company provides custody, investment management, and corporate finance services to the Company and a number of employee benefit plans sponsored by the Company and its affiliates. The 3M Voluntary Investment Plan and Employee Stock Ownership Plan, the 3M Savings Plan, and the 3M Retiree Welfare Benefit Plan utilize State Street Global Advisors, an affiliate of State Street Bank and Trust Company, as an investment manager. State Street Bank and Trust Company also provides custody services for the Company’s defined contribution plans in the U.S. Further, State Street Bank and Trust Company is a participant of 3M Company’s $3 billion five-year credit agreement dated November 15, 2019. In total, the Company and the various employee benefit plans paid fees of $1.6 million in 2019 to State Street Bank and Trust Company and its affiliates, a majority of which was paid by the participants in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan. In addition, the Trustee will charge the funds held by the 3M Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan an annual administration fee and transaction fees which are incorporated into the funds’ NAV. The fees paid are reviewed by the Company (with respect to the credit agreement) and the fiduciaries of the employee benefit plans and are determined to be reasonable for the services provided.

2020 Proxy Statement	93

(3)	In a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2020, BlackRock, Inc. reported that, as of December 31, 2019, it had sole voting power with respect to 35,673,569 shares and sole dispositive power with respect to 41,713,628 shares, of which 30,795 shares were held as investment manager for the 3M Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan. BlackRock, Inc. and its affiliates provide investment management services to several employee benefit plans sponsored by the Company and its Canadian affiliate. The 3M Voluntary Investment Plan and Employee Stock Ownership Plan, the 3M Savings Plan and the 3M Canada Company Master Trust utilize these investment management services. In total, the various employee benefit plans paid fees of $2.7 million in 2019 to BlackRock, Inc. and its affiliates, a majority of which was paid by the participants in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan. In addition, the Trustee will charge the funds held by the 3M Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan an annual administration fee and transaction fees which are incorporated into the funds’ NAV. The fees paid are reviewed by the fiduciaries of the employee benefit plans and are determined to be reasonable for the services provided.

94	3M Company

Other information

Proxy statement

The Board of Directors (the “Board”) of 3M Company, a Delaware corporation (“3M” or the “Company”) is soliciting proxies for the Company’s Annual Meeting of Shareholders. You are receiving a Proxy Statement because you own shares of 3M common stock that entitle you to vote at the meeting. By use of a proxy you can vote, whether or not you attend the meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

The information included in this Proxy Statement relates to proposals to be voted on at the meeting (if properly presented), the voting process, 3M’s Board and Board committees, the compensation of directors and certain executive officers, and other required information.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect the directors identified in this Proxy Statement and to conduct the business described in the Notice of Annual Meeting.

Annual Meeting Admission

How do I attend the 2020 Annual Meeting? What do I need to bring?

Only shareholders who held shares of 3M common stock as of the close of business on March 17, 2020, the record date, are invited to attend the Annual Meeting. To attend the meeting, you will need to pre-register and bring an admission ticket and a valid government issued photo identification. You will need to RSVP and print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there. You will need the 16-digit control number to access www.proxyvote.com. You can find your control number on:

•	your proxy card included in this Proxy Statement if it was mailed to you;
•	your Notice of Internet Availability of Proxy Materials if you received proxy materials via electronic delivery; or
•	your voting instruction card if you hold your shares in street name through a broker or other nominee.

If you are not a record date shareholder, you may be admitted to the meeting only if you have a valid legal proxy from a record date shareholder who has pre-registered and obtained an admission ticket. You must present that proxy and admission ticket, as well as a valid government issued photo identification, at the entrance to the meeting.

On the day of the meeting, an admission ticket, along with a valid government issued photo identification such as a driver’s license or passport, must be presented in order to be admitted to the Annual Meeting. Please note that seating is limited, and admission is on a first-come, first-served basis.

For questions about admission to the Annual Meeting, please contact us at 1-800-3M HELPS (1-800-364-3577).

If you do not provide photo identification or comply with the other procedures outlined here, you will not be admitted to the Annual Meeting.

Use of cameras, recording devices, computers and other electronic devices, such as smartphones and tablets, will not be permitted at the meeting. For security reasons, you will be required to pass through metal detection screening before being granted access to the meeting. No large bags or packages are allowed at the meeting.

2020 Proxy Statement	95

How do I listen to the live webcast?

If you are unable to attend the Annual Meeting, you can listen to the live webcast of the business portion of the meeting by visiting http://investors.3M.com, or www.3M.com under Investor Relations — Annual Meeting Live Webcast.

Could emerging developments regarding the coronavirus affect our ability to hold an in-person Annual Meeting?

We are actively monitoring the coronavirus (COVID-19) situation. In the event it is not possible or advisable to hold our Annual Meeting in person, we will publicly announce, as soon as practicable before the meeting, a determination to hold the meeting solely by means of remote communication online. In that event, you or your proxyholder could participate, vote and examine the list of shareholders of record by accessing a designated website using your 16-digit control number. Please monitor our investor relations website at https://investors.3m.com for updated information.

Information about the Notice of Internet Availability of Proxy Materials

Why did I receive a Notice of Internet Availability of the Proxy Materials and not the printed proxy materials?

The Securities and Exchange Commission allows companies to furnish their proxy materials to shareholders over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. In addition, we are providing the notice and proxy materials by e-mail to some of our shareholders who previously consented to electronic delivery of proxy materials. Those shareholders should have received an e-mail containing a link to the website where the proxy materials are available, as well as a link to the proxy voting website. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to receive proxy materials in printed form by mail or to access them electronically in connection with future distributions of proxy materials. Distributing proxy materials electronically conserves natural resources and reduces the costs of printing and distributing our proxy materials.

Why did I receive a printed copy of the proxy materials and not the Notice of Internet Availability of Proxy Materials?

We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability of Proxy Materials.

How do I view the proxy materials online?

Go to www.proxyvote.com and follow the instructions to view the materials. You will need to provide the control number printed in the box marked by the arrow located on your Notice of Internet Availability of Proxy Materials (see example below — the information in the box is an example only — your number will be different and is unique to you).

1234 5678 9012 3456

96	3M Company

What if I prefer to receive a paper copy of the proxy materials?

You can easily request a paper copy of the proxy materials (including the Notice of Annual Meeting, Proxy Statement, and 2019 Annual Report) at no cost by using one of the three methods below. You will need to provide the control number printed in the box marked by the arrow located on your Notice of Internet Availability of Proxy Materials (see example above — the information in the box is an example only — your number will be different and is unique to you).

By Internet Logon at www.proxyvote.com;
By Telephone Call toll-free at 1-800-579-1639; or
By sending an E-mail
Send to sendmaterial@proxyvote.com (simply provide in the subject line the control number printed in the box marked by the arrow from your Notice of Internet Availability of Proxy Materials; no other information is necessary).

Can I request to receive my Notice of Internet Availability of Proxy Materials by e-mail rather than by mail?

You may request to receive proxy materials for future meetings by e-mail via www.proxyvote.com or www.investordelivery.com and follow the electronic delivery enrollment instructions. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Please note that you MAY NOT USE your Notice of Internet Availability of Proxy Materials to vote your shares; it is NOT a form for voting. If you return the Notice of Internet Availability of Proxy Materials in an attempt to vote your shares, that vote will not count.
For more information about the Notice of Internet Availability of Proxy Materials, please visit: www.sec.gov/spotlight/ proxymatters/e-proxy.shtml

Shareholders entitled to vote

Each share of our common stock outstanding as of the close of business on March 17, 2020, the record date, is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting. As of that date, there were 575,260,717 shares of common stock issued and outstanding.

Most 3M shareholders hold their shares through a broker, bank, trustee, or other nominee (which for simplicity we refer to as a “broker or other nominee”) rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record	If your shares are registered directly in your name with 3M’s transfer agent, EQ Shareowner Services, you are considered the shareholder of record of those shares and the Notice of Internet Availability of Proxy Materials, or if you requested paper delivery, a copy of these proxy materials are being sent directly to you by 3M. As the shareholder of record, you have the right to grant your voting proxy directly to 3M or to vote in person at the meeting. You may also vote on the Internet or by telephone, as described in the Notice of Internet Availability of Proxy Materials and below under the heading “Voting methods.”

2020 Proxy Statement	97

Beneficial Owner	If your shares are held by a broker or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a legal proxy from the broker or other nominee. Your broker or other nominee is obligated to provide you with a voting instruction card for you to use. You may also vote on the Internet or by telephone, as described in the Notice of Internet Availability of Proxy Materials and below under the heading “Voting methods.” If you fail to provide voting instructions to your broker or other nominee, it will have discretion to vote your shares with respect to Proposal 2, but not with respect to Proposals 1, 3, or 4, as described below under “Voting requirements to elect directors and approve each of the proposals described in this proxy statement.”
Plan Accounts	If your shares are held in your account in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan, you are considered the beneficial owner of these shares and the trustee of the plans is considered the shareholder of record. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan may direct the trustee on how to vote the shares allocated to their account via the Internet, by telephone, or by signing and submitting the proxy card as described in the Notice of Internet Availability of Proxy Materials and below under the heading “Voting methods.” Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan may also direct the trustee how to vote a proportionate number of allocated shares of common stock for which it has not received direction by following the same voting instructions. If you fail to direct the trustee how to vote your shares by following these instructions, the trustee will vote your shares as described in the proxy card.

Proposals you are asked to vote on and the Board’s voting recommendations

The following proposals are included in this Proxy Statement and are scheduled to be voted on at the meeting. 3M’s Board recommends that you vote your shares as indicated below.

Proposals:		The Board’s Voting Recommendations:	Rationale for Support:	For Further Details:
1.	Elect the eleven directors identified in this Proxy Statement, each for a term of one year.	“FOR” each nominee to the Board	Our nominees are distinguished leaders who bring a mix of skills and qualifications to the Board and can represent the interests of all shareholders.	Page 13
2.	Ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm for 2020.	“FOR”	Based on its assessment of the qualifications and performance of PricewaterhouseCoopers LLP (“PwC”), the Audit Committee believes that it is in the best interests of the Company and its shareholders to retain PwC.	Page 46
3.	Approve, on an advisory basis, the compensation of our named executive officers.	“FOR”	Our executive compensation program appropriately aligns our executives’ compensation with the performance of the Company and its business units as well as their individual performance.	Page 50
4.	Shareholder proposal on setting target amounts for CEO compensation, if properly presented at the meeting.	“AGAINST”	See the Board’s opposition statement.	Page 90

Other than the proposals described in this Proxy Statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy by telephone, Internet, or by signing and returning your proxy card, any of the persons appointed by the Board as proxy holders — Michael F. Roman, Nicholas C. Gangestad, and Ivan K. Fong — will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees is unavailable as a candidate for director, the above-named proxy holders will vote your proxy for another candidate or candidates as may be nominated by the Board of Directors.

98	3M Company

Voting requirements to elect directors and approve each of the proposals described in this proxy statement

Quorum	The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. As discussed below, a “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.
Broker Voting	Under NYSE rules, brokers have discretionary authority to vote their clients’ shares in “routine” matters (including Proposal 2, the ratification of PwC as our independent registered public accounting firm) so long as the beneficial owner of those shares did not provide voting instructions to the broker at least ten days before the shareholder meeting. Director elections, shareholder proposals, and the say-on-pay proposal, are not considered “routine” matters for these purposes. As a result, if you do not provide your broker with instructions as to how to vote your shares, your broker will be prohibited from voting on Proposals 1, 3, and 4, resulting in a “broker non-vote” with respect to those proposals. If you are a beneficial owner (other than as a participant in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan), your broker or other nominee is permitted to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020, even if it does not receive voting instructions from you.
Election of Directors	In accordance with 3M’s Bylaws, each director is elected by the vote of the majority of votes cast (which means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election) with respect to that director’s election at this meeting for the election of directors at which a quorum is present.
The Nominating and Governance Committee has established procedures under which any incumbent director who is not elected shall offer to tender his or her resignation to the Board. In the event an incumbent director fails to receive a majority of the votes cast in the election, the Nominating and Governance Committee, or such other committee designated by the Board of Directors, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the Committee’s recommendation, and publicly disclose (by issuing a press release and filing appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The Nominating and Governance Committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.
An incumbent director who fails to receive a majority of the votes cast in the election and who tenders his or her resignation pursuant to the procedures described above shall remain active and engaged in Board activities while the Nominating and Governance Committee and the Board decide whether to accept or reject such resignation, or whether other action should be taken. However, it is expected that such incumbent director shall not participate in any proceedings by the Nominating and Governance Committee or the Board regarding whether to accept or reject such director’s resignation, or whether to take other action with respect to such director.
If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the Bylaws.
All Other Proposals	The affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve Proposals 2, 3, and 4. In tabulating the voting result for any particular proposal “broker non-votes” (if applicable) are not counted as votes “FOR” or “AGAINST” the proposal. An abstention will, however, be counted as entitled to vote on a proposal and will, therefore, have the effect of a vote “AGAINST.”

2020 Proxy Statement	99

Voting methods

If you hold shares directly as the shareholder of record, you may vote by granting a proxy or by voting in person at the Annual Meeting by requesting a ballot. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker or other nominee or in person at the Annual Meeting by requesting a legal proxy from your broker or other nominee. If you own shares beneficially as a participant in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan, you may vote by submitting voting instructions to the trustee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Please refer to the summary instructions below and those included on your Notice of Internet Availability of Proxy Materials or proxy card or, for shares held in street name, the voting instruction card provided by your broker or other nominee.

The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting for shareholders of record will be available 24 hours a day, up until 10:59 p.m., Central Daylight Time, on May 11, 2020. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan may instruct the trustee how to vote their shares via the Internet, by telephone, or by signing and returning the proxy card by 10:59 p.m., Central Daylight Time, on May 10, 2020.

VOTE BY INTERNET www.proxyvote.com	If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week. Have your proxy card or the Notice of Internet Availability of Proxy Materials in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY TELEPHONE 1-800-690-6903	If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week. Have your proxy card or the Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.
VOTE BY MAIL Sign and mail your proxy card	You may vote by signing and submitting your proxy card to the Company. If you provide specific voting instructions in your proxy card, your shares will be voted as you instruct. If you sign your proxy card, but do not provide voting instructions, your shares will be voted as the Board recommends. Mark, sign, and date your proxy card and return it in the postage-paid envelope provided so that it is received by May 11, 2020 (or by May 10, 2020 for participants in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan), to 3M Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For shares held in street name, you may direct your broker or other nominee on how to vote your shares by following the instructions set forth in the voting instruction card that your broker or other nominee has provided.
VOTE IN PERSON May 12, 2020 8:30 a.m., CDT Archer Hotel 3121 Palm Way Austin, TX 78758	If you are a shareholder of record, you may grant your proxy to 3M or vote in person at the Annual Meeting by requesting a ballot at the meeting. If you are a street name holder, you may vote in person at the Annual Meeting only if you obtain a legal proxy from your broker or other nominee.

ALL SHARES THAT HAVE BEEN PROPERLY VOTED AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING.

100	3M Company

Changing your vote

You may change your proxy voting instructions at any time prior to the vote at the Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions), so long as the new vote is received before the deadlines described above under the heading “Voting methods.” You may also change your vote by granting a new proxy or by voting in person at the Annual Meeting.

Counting the vote

In the election of directors, you may vote “FOR” or “AGAINST” one or more of the nominees or you may “ABSTAIN.” Abstentions will have no effect on the outcome of the election of directors. For Proposals 2, 3, and 4, you may vote “FOR,” “AGAINST,” or “ABSTAIN,” but please note that abstentions will have the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card but provide no voting instructions, your shares will be voted in accordance with the recommendations of the Board. Shares held in your account in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan will be voted by the trustee as described in “Shareholders entitled to vote” beginning on page 97.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspectors of election.

Confidentiality

The Company’s Board of Directors has a policy that all shareholder proxies, ballots, and tabulations that identify shareholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any shareholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the shareholder vote. The policy also provides that inspectors of election for shareholder votes must be independent and cannot be employees of the Company. Occasionally, shareholders provide written comments on their proxy card that may be forwarded to 3M management.

Results of the vote

We will issue a press release announcing the preliminary voting results for items of business properly presented at the meeting and will disclose the results for those items in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days of the Annual Meeting date. The press release with voting results will also be available on our website at www.3M.com/profile/pressbox/index.jhtml.

Delivery of documents to shareholders sharing an address

Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family (a practice called “householding”). We believe that householding benefits both you and the Company by eliminating duplicate mailings to shareholders living at the same address and by reducing our printing and mailing costs. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by calling 1-800-579-1639, by going to www.proxyvote.com, by e-mailing sendmaterial@proxyvote.com, or by writing to 3M Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if your household received multiple sets of proxy materials this year, and members of your household who are entitled to receive proxy materials would all prefer to receive only a single set of proxy materials, you may submit such a request as specified in the preceding sentence.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or other nominee directly to discontinue duplicate mailings to your household.

2020 Proxy Statement	101

List of shareholders

A list of the shareholders of record entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting for any purpose germane to the meeting. The list also will be available for ten days prior to the meeting during normal business hours at 3M Center, St. Paul, MN 55144, by contacting the Secretary of the Company.

Cost of proxy solicitation

3M will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. We have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc. a fee of $20,000 plus expenses for these services. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Transfer agent

Our transfer agent is EQ Shareowner Services. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting EQ Shareowner Services at 1-800-401-1952 (U.S.), 651-450-4064 (outside the U.S.), www.shareowneronline.com, or in writing, P.O. Box 64854, St. Paul, MN 55164-0854.

Requirements for submission of shareholder proposals for next year’s Annual Meeting

In order for a shareholder proposal to be considered for inclusion in 3M’s Proxy Statement for next year’s Annual Meeting, our Corporate Secretary must receive the proposal by November 25, 2020. Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Company) to: Ivan K. Fong, Senior Vice President, General Counsel and Secretary, 3M Company, 3M Center, Building 220-13E-26A, St. Paul, MN 55144-1000. Such proposals must comply with the Securities and Exchange Commission’s regulations regarding the inclusion of shareholder proposals in Company sponsored proxy materials, such as the shareholder continuing to own a minimum number of shares until the Annual Meeting and appearing in person or through an authorized representative at the meeting to present the proposal.

Alternatively, shareholders intending to present a proposal at next year’s Annual Meeting without having it included in the Company’s Proxy Statement must comply with the requirements set forth in the Company’s Bylaws, a copy of which is available at www.3M.com under Investor Relations — Governance. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder no earlier than the close of business on November 25, 2020, and no later than the close of business on December 25, 2020. The notice must contain the information required by our Bylaws.

Proposals received by the Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at next year’s Annual Meeting.

By Order of the Board of Directors.

Ivan K. Fong

Senior Vice President, General Counsel and Secretary

102	3M Company

Appendix A - Supplemental consolidated statement of income information

Reconciliation of GAAP to non-GAAP financial measures (millions, except per-share amounts) (unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the Company’s ongoing operations. The Company uses these non-GAAP measures to evaluate and manage the Company’s operations. The Company believes that discussion of results excluding special items is meaningful to investors as it provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliations provided below reconcile the non-GAAP financial measures with the most directly comparable GAAP financial measures for the twelve months ended December 31, 2019, 2018 and 2017:

ADJUSTED EARNINGS PER SHARE
(non-GAAP measure)

	2019
(Dollars in millions, except per share amounts)	Reported GAAP Measure	Adjustment for Significant Litigation Related Charges(a)	Adjustment for loss on deconsolidation of Venezuelan subsidiary(b)	Adjustment for Gas & Flame Sale Gain(c)	Adjustment for Fourth Quarter Restructuring Items(d)	Adjustment for Acelity and M*Modal Acquisitions(e)	Adjusted Non-GAAP Measure
Net Sales	$32,136						$32,136
Operating Income	6,174	762	—	(112)	134	63	7,022
Operating Income Margin	19.2%						21.9%
Net income attributable to 3M	$4,570	$590	$162	$(128)	$117	$108	$5,419
Earnings per diluted share	$7.81	$1.01	$0.28	$(0.21)	$0.20	$0.18	$9.27
Earnings per diluted share percent change	-12.1%						-6.9%

	2018					2017
(Dollars in millions, except per share amounts)	Reported GAAP Measure	Adjustment for MN NRD Resolution(f)	Adjustment for Measurement Period Accounting of TCJA(g)	CMD Sale Gain, net of Restructuring Items(h)	Adjusted Non-GAAP Measure	Reported GAAP Measure	Adjustment for TCJA(i)	Adjusted Non-GAAP Measure
Net Sales	$32,765				$32,765	$31,657		$31,657
Operating Income	7,207	897	—	(381)	7,723	7,692	—	7,692
Operating Income Margin	22.0%				23.6%	24.3%		24.3%
Net income attributable to 3M	$5,349	$770	$176	$(299)	$5,996	$4,858	$762	$5,620
Earnings per diluted share	$8.89	$1.28	$0.29	$(0.50)	$9.96	$7.93	$1.24	$9.17
Earnings per diluted share percent change	12.1%				8.6%	-2.8%		12.4%

2020 Proxy Statement	103

FREE CASH FLOW
(non-GAAP measure)

	2019
	Reported Measure	Adjustment for Significant Litigation Related Charges(a)	Adjustment for loss on deconsolidation of Venezuelan subsidiary(b)	Adjustment for Gas & Flame Sale Gain(c)	Adjustment for Fourth Quarter Restructuring Items(d)	Adjusted Non-GAAP Measure
Major GAAP Cash Flow Categories
Net cash provided by operating activities	$7,070
Net cash provided by (used in) investing activities	(6,444)
Net cash used in financing activities	(1,124)
FREE CASH FLOW (non-GAAP measure)
Net cash provided by operating activities	$7,070	$274	$—	$(17)	$—	$7,327
Purchases of property, plant and equipment	(1,699)					(1,699)
Free Cash Flow (j)	$5,371	$274	$—	$(17)	$—	$5,628
Net Income Attributable	$4,570	$590	$162	$(128)	$117	$5,311
Free Cash Flow Conversion (j)	117.5%					106.0%

	2018					2017
	Reported Measure	Adjustment for MN NRD Resolution(f)	Adjustment for Measurement Period Accounting of TCJA(g)	CMD Sale Gain, net of Restructuring Items(h)	Adjusted Non-GAAP Measure	Reported Measure	Adjustment for TCJA(i)	Adjusted Non-GAAP Measure
Major GAAP Cash Flow Categories
Net cash provided by operating activities	$6,439					$6,240
Net cash provided by (used in) investing activities	222					(3,086)
Net cash used in financing activities	(6,701)					(2,655)
FREE CASH FLOW (non-GAAP measure)
Net cash provided by operating activities	$6,439	$679		$24	$7,142	$6,240	$600	$6,840
Purchases of property, plant and equipment	(1,577)				(1,577)	(1,373)		(1,373)
Free Cash Flow (j)	$4,862	$679	$—	$24	$5,565	$4,867	$600	$5,467
Net Income Attributable	$5,349	$770	$176	$(299)	$5,996	$4,858	$762	$5,620
Free Cash Flow Conversion (j)	90.9%				92.8%	100.2%		97.3%

104	3M Company

RETURN ON INVESTED CAPITAL
(non-GAAP measure)

	2019
	Reported Measure	Adjustment for Significant Litigation Related Charges(a)	Adjustment for loss on deconsolidation of Venezuelan subsidiary(b)	Adjustment for Gas & Flame Sale Gain(c)	Adjustment for Fourth Quarter Restructuring Items(d)	Adjustment for Acelity and M*Modal Acquisitions(e)	Adjusted Non-GAAP Measure
Net income including non-controlling interest	$4,582	$590	$162	$(128)	$117	$49	$5,372
Interest expense (after-tax) (1)	359						359
Adjusted net income (Return)	$4,941	$590	$162	$(128)	$117	$49	$5,731
Average shareholders’ equity (including non-controlling interest) (2)	$10,198	$327	$—	$(8)	$29	$(3,512)	$7,034
Average short-term and long-term debt (3)	17,982	—	—	—	—	—	17,982
Average invested capital	$28,180	$327	$—	$(8)	$29	$(3,512)	$25,016
Return on Invested Capital (k)	17.5%						22.9%
(1) Effective income tax rate used for interest expense	19.8%						19.8%
(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$9,757	$424	$—	$—	$—	$(947)	$9,234
June 30	10,142	418	—	(31)	—	(935)	9,594
September 30	10,764	149	—	(3)	—	(4,173)	6,737
December 31	10,126	316	—	—	117	(7,990)	2,569
Average total equity	$10,198	$327	$—	$(8)	$29	$(3,512)	$7,034
(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$16,370	$—	$—	$—	$—	$—	$16,370
June 30	15,806	—	—	—	—	—	15,806
September 30	19,439	—	—	—	—	—	19,439
December 31	20,313	—	—	—	—	—	20,313
Average short-term and long-term debt	$17,982	$—	$—	$—	$—	$—	$17,982

2020 Proxy Statement	105

	2018					2017
	Reported Measure	Adjustment for MN NRD Resolution(f)	Adjustment for Measurement Period Accounting of TCJA(g)	CMD Sale Gain, net of Restructuring Items(h)	Adjusted Non-GAAP Measure	Reported Measure	Adjustment for TCJA(i)	Adjusted Non-GAAP Measure
Net income including non-controlling interest	$5,363	$770	$176	$(263)	$6,046	$4,869	$762	$5,631
Interest expense (after-tax) (1)	268				268	208		208
Adjusted net income (Return)	$5,631	$770	$176	$(263)	$6,314	$5,077	$762	$5,839
Average shareholders’ equity (including non-controlling interest) (2)	$10,407	$(136)	$207	$236	$10,714	$11,627	$191	$11,818
Average short-term and long-term debt (3)	14,912	—	—	—	14,912	12,156	(150)	12,006
Average invested capital	$25,318	$(136)	$207	$236	$25,626	$23,783	41	$23,824
Return on Invested Capital (k)	22.2%				24.6%	21.3%		24.5%
(1) Effective income tax rate used for interest expense	23.4%				20.0%	35.5%		35.5%
(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$11,039	$(139)	$217	$—	$11,117	$11,040	$—	$11,040
June 30	10,428	(155)	217	377	10,867	11,644	—	11,644
September 30	10,311	(155)	217	285	10,658	12,202	—	12,202
December 31	9,848	(95)	176	282	10,211	11,622	762	12,384
Average total equity	$10,407	$(136)	$207	$236	$10,714	$11,627	$191	$11,818
(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$15,660	$—	$—	$—	$15,660	$11,711	$—	$11,711
June 30	14,519	—	—	—	14,519	11,301	—	11,301
September 30	14,846	—	—	—	14,846	11,663	—	11,663
December 31	14,622	—	—	—	14,622	13,949	(600)	13,349
Average short-term and long-term debt	$14,912	$—	$—	$—	$14,912	$12,156	$(150)	$12,006

(a)	In 2019, the Company recorded significant litigation-related charges of $762 million ($590 million after tax) related to PFAS (certain perfluorinated compounds) matters and coal mine dust respirator mask lawsuits of which $214 million ($166 million after tax) occurred in the fourth quarter.

(b)	In the second quarter of 2019, 3M recorded a pre-tax charge of $162 million related to the deconsolidation of the Company’s Venezuelan subsidiary.

(c)	In August 2019, 3M closed on the sale of its gas and flame detection business, a leader in fixed and portable gas and flame detection, to Teledyne Technologies Incorporated. 3M’s gas and flame business was part of the overall October 2017 acquisition of underlying legal entities and associated assets of Scott Safety. This business has annual sales of approximately $120 million. The transaction resulted in a pre-tax gain of $112 million that was reported within the Company’s Safety and Industrial business.

(d)	During the fourth quarter of 2019, in light of a slower than expected 2019 and to realign 3M’s organizational structure and operating model to improve growth and operational efficiency, respectively, management approved and committed to undertake certain restructuring actions. The Company recorded a fourth quarter 2019 pre-tax charge of $134 million.

(e)	In February 2019, 3M completed the acquisition of all of the ownership interests of the technology business of M*Modal for $0.7 billion of cash, net of cash acquired, and assumption of $0.3 billion of M*Modal’s debt. In October 2019, 3M completed the acquisition of all of the ownership interests of Acelity Inc. and its KCI subsidiaries for consideration of $4.5 billion net of cash acquired as shown in the table below, and assumption of $2.3 billion of debt.

(f)	In February 2018, 3M reached an agreement with the State of Minnesota that resolved the previously disclosed Natural Resource Damages (NRD) lawsuit filed by the State against the Company related to certain PFCs present in the environment. Under the terms of the settlement, 3M agreed to provide an $850 million grant to the State for a special “3M Water Quality and Sustainability Fund.” This Fund will enable projects that support water sustainability in the Twin Cities East Metro region, such as continued delivery of water to residents and enhancing groundwater recharge to support sustainable growth. The projects will also result in habitat and recreation improvements, such as fishing piers, trails, and open space preservation. 3M recorded a charge of $897 million ($770 million after-tax), inclusive of legal fees and other related obligations, in the first quarter of 2018 associated with the resolution of this matter.

106	3M Company

(g)	During the first quarter of 2018, 3M recorded a tax expense of $217 million related to a measurement period adjustment to the provisional amounts recorded in December 2017 from the enactment of the Tax Cuts and Jobs Act (TCJA). In the fourth quarter 2018, 3M finalized the tax impact related to TCJA with a reversal of previously recorded tax expense in the amount of $41 million.

(h)	In June 2018, 3M completed the sale of substantially all of its Communication Markets Division and reflected a pre-tax gain of $494 million as a result of this divestiture. Additionally, in December 2018, completed the sale of the remaining telecommunications system integration services portion of the business based in Germany and reflected a pre-tax gain of $15 million as a result of this divestiture. Both divestitures were reported within the Company’s Electronics and Energy business. During the second quarter and fourth quarter of 2018, management approved and committed to undertake certain restructuring actions related to addressing corporate functional costs following the Communication Markets Division divestiture. These actions resulted in a second quarter 2018 pre-tax charge of $105 million and a fourth quarter 2018 pre-tax charge of $22 million, net of adjustments for reductions in cost estimates.

(i)	During the fourth quarter of 2017, 3M recorded a net tax expense of $762 million related to the enactment of the Tax Cuts and Jobs Act (the “TCJA”). The expense is primarily related to the TCJA’s transition tax on previously unremitted earnings of non-U.S. subsidiaries and was net of remeasurement of 3M’s deferred tax assets and liabilities considering the TCJA’s newly enacted tax rates and certain other impacts. This provisional amount was subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the TCJA, as provided by recent SEC guidance. In addition to reporting financial results in accordance with GAAP, the Company also provides non-GAAP measures that adjust for the net impact of enactment of the TCJA. This item represents a significant charge that impacted the Company’s financial results. Income, earnings per share, and the effective tax rate are all measures for which 3M provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. Because of the TCJA, the Company made a $600 million pension contribution to its U.S. defined benefit pension plan. This contribution did not impact 2017 net income, but it did impact Free Cash Flow Conversion and ROIC. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for this item is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends.

(j)	Free cash flow and free cash flow conversion are not defined under GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion is meaningful to investors as they are useful measures of performance and the Company uses these measures as an indication of the strength of the Company and its ability to generate cash. In 2017, net cash provided by operating activities was impacted by 3M’s enactment of the TCJA, along with a U.S. pension contribution of $600 million that 3M made following the signing of tax reform. On a combined basis, these items benefited free cash flow conversion by three percentage points. Refer to the proceeding “Cash Flows from Operating Activities” section for discussion of additional items that impacted operating cash flow. Refer to the proceeding “Cash Flows from Investing Activities” section for discussion on capital spending for property, plant and equipment.

(k)	Return on Invested Capital (ROIC) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as adjusted net income (net income including non-controlling interest plus after-tax interest expense) divided by average invested capital (equity plus debt). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

2020 Proxy Statement	107

ADMISSION TICKET AND PHOTO ID REQUIRED FOR THE ANNUAL MEETING

Please note that you must pre-register and bring an admission ticket and a valid photo ID to attend the Annual Meeting. For more details, please read “Annual Meeting Admission” on page 95 of the Proxy Statement.

This Proxy Statement was printed on recycled paper with soy based inks in a facility that uses 100% renewable wind energy.

3M CENTER
BLDG. 220-9E-02
ST. PAUL, MN 55144-1000

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Daylight Time on May 11, 2020*. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Daylight Time on May 11, 2020*. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to 3M Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by May 11, 2020*.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by 3M Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*Up until 10:59 p.m. Central Daylight Time on May 10, 2020, for participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E96940-P32436-Z76245                       KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

3M COMPANY

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

1.	To elect eleven members to the Board of Directors, each for a term of one year.

	Nominees:		For	Against	Abstain

	1a.	Thomas “Tony” K. Brown	☐	☐	☐

	1b.	Pamela J. Craig	☐	☐	☐

	1c.	David B. Dillon	☐	☐	☐

	1d.	Michael L. Eskew	☐	☐	☐

	1e.	Herbert L. Henkel	☐	☐	☐

	1f.	Amy E. Hood	☐	☐	☐

	1g.	Muhtar Kent	☐	☐	☐

	1h.	Dambisa F. Moyo	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

			For	Against	Abstain

	1i.	Gregory R. Page	☐	☐	☐

	1j.	Michael F. Roman	☐	☐	☐

	1k.	Patricia A. Woertz	☐	☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm.		☐	☐	☐

3.	Advisory approval of executive compensation.		☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:			For	Against	Abstain

4.	Shareholder proposal on setting target amounts for CEO compensation.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS*

Tuesday, May 12, 2020, 8:30 a.m. Central Daylight Time

Archer Hotel
3121 Palm Way
Austin, Texas 78758

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you plan to attend the meeting in person, please register and print an admission ticket in advance at www.proxyvote.com, following the instructions set forth in the Proxy Statement. You will need the 16-digit control number printed on the other side of this proxy card.
Questions? Please contact us at 1-800-364-3577

*We are actively monitoring the coronavirus (COVID-19) situation. In the event it is not possible or advisable to hold our Annual Meeting in person, we will publicly announce, as soon as practicable before the meeting, a determination to hold the meeting solely by means of remote communication online. In that event, you or your proxyholder could participate, vote and examine the list of shareholders of record by accessing a designated website using your 16-digit control number. Please monitor our investor relations website at https://investors.3m.com for updated information.

E96941-P32436-Z76245

3M COMPANY

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 12, 2020.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Ivan K. Fong, Nicholas C. Gangestad, and Michael F. Roman or any of them, each with full power of substitution, as proxies, to vote all shares of common stock in 3M Company which the shareholder(s) would be entitled to vote on all matters which may properly come before the 2020 Annual Meeting of Shareholders and any adjournments thereof. THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTION INDICATED ON THE REVERSE SIDE OF THIS CARD. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

FOR PARTICIPANTS IN 3M’S VOLUNTARY INVESTMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN (VIP), AND THE 3M SAVINGS PLAN:

In accordance with the terms of the VIP and Savings Plan, shares allocated to the respective accounts in these plans on the record date will be voted by the trustee, State Street Bank and Trust Company, in accordance with the instructions indicated on the reverse side of this card, and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, participants, as named fiduciaries for voting purposes in the VIP and the Savings Plan, may instruct State Street (as VIP and the Savings Plan trustee) how to vote a proportionate number of the allocated shares for which no instructions are received by following the same instructions. If no instructions are provided or if this card is not received on or before May 10, 2020, shares held in the respective accounts in the VIP and the Savings Plan will be voted by the trustee in the same proportion that the other participants in the VIP and the Savings Plan direct the trustee to vote shares in the respective accounts.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and must be signed and dated on the other side)